As filed with the Securities and Exchange Commission on June 8, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StrikeForce Technologies Inc.

(Exact name of Registrant as specified in its charter

Wyoming (State or other jurisdiction of incorporation or organization)	541511 (Primary Standard Industrial Classification Code Number)	22-3827597 (I.R.S. Employer Identification No.)
1090 King Georges Post Road, Suite 603 Edison, NJ 08837 (732) 661-9641 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark Kay

Chief Executive Officer
1090 King Georges Post Road, Suite 603

Edison, NJ  08837

(732) 661-9641

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Jill Arlene Robbins, P.A. Jill Arlene Robbins 525 93 Street Surfside, FL 33154 Telephone No.: (305) 531-1174 Facsimile No.: (305) 531-1274 Email: jillarlene@jarepa.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   X  .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares to be offered for resale by the selling stockholder, US$0.0001 par value per share	40,000,000	$0.0115 (1)	$460,000	$53.00
Common shares to be offered for resale by the selling stockholder, US$0.0001 par value per share	562,500 (2)	$0.0115 (1)	$6,469	$8.00
Total	40,562,500(3)			$61.00

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share is based on the closing bid price reported on the OTC Bulletin Board for the registrant’s common shares on June 6, 2012.

(2)	Consisting of 562,500 common shares of the Company.

(3)

Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers any additional common shares of the registrant that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 8, 2012

Preliminary Prospectus

StrikeForce Technologies Inc.

40,562,500 Common Shares

This prospectus relates to the issuance from time to time of 40,562,500 shares of common stock of StrikeForce Technologies, Inc., a Wyoming corporation, being offered for sale pursuant to a Drawdown Equity Financing Agreement (the “Agreement”) entered in to between the Company and Auctus Private Equity Fund, LLC (“Auctus” or “Selling Stockholder”).  The total amount of shares of common stock which may be sold pursuant to this Prospectus would constitute less than 33% of our issued and outstanding common stock as of June 6, 2012.

Pursuant to the Agreement, which has a total drawdown amount of six million dollars ($6,000,000), StrikeForce Technologies, Inc. has the right to sell to Auctus at its sole discretion and Auctus has the obligation to purchase through advances to the Company, the Company's common stock through Drawdown Notices issued by the Company.  Subject to the terms, conditions, and limitations of the Agreement, the number of shares of common stock that Auctus shall purchase pursuant to a Drawdown Notice shall be determined by dividing the dollar amount raised, which may or may not equal the entire amount of the advance request specified in the Drawdown Notice, by the purchase price.  No fractional shares will be issued.

Auctus is selling all of the shares of common stock offered by this prospectus.  It is anticipated that Auctus will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of the shares of common stock pursuant to this prospectus.

We will not receive any proceeds from the sale of shares by Auctus.  However, we will receive proceeds from our sale of shares of common stock to Auctus under the Drawdown Equity Financing Facility.

There are no underwriting agreements.

We have agreed to pay all the costs and expenses of this registration.

Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "SFOR."

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 9.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this prospectus is June 8, 2012

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION

The Offering

40,562,500 shares are being registered on behalf of Auctus Private Equity Fund, LLC and Auctus Private Equity Management, Inc. 40,000,000 shares issued pursuant  to a Drawdown Equity Financing Agreement and 562,500 as part of the origination fee to Auctus Private Equity Management, Inc.

Offering Period

Until all the shares are sold or 36 months from the date the registration statement becomes effective, whichever comes first.

Use of Proceeds

We will not receive any of the proceeds from the sale of common stock by Auctus Private Equity Fund, LLC.

Risk Factors

See “Risk Factors” and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy

We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbols

OTCBB: SFOR

Summary of Our Business

StrikeForce Technologies, Inc. is a software development and services company that offers a suite of integrated computer network security products using proprietary technology. StrikeForce Technical Services Corporation was incorporated in August 2001 under the laws of the State of New Jersey. On September 3, 2004, the stockholders approved an amendment to the Certificate of Incorporation to change the name to StrikeForce Technologies, Inc. On November 15, 2010, we redomiciled under the laws of the State of Wyoming. We initially conducted operations as an integrator and reseller of computer hardware and telecommunications equipment and services until December 2002.  In December 2002, and formally memorialized in September 2003, we acquired certain intellectual property rights and patent pending technology from NetLabs.com including the rights to further develop and sell their principal technology. In addition, certain officers of NetLabs.com joined our company as officers and directors of our company. We subsequently changed our name to StrikeForce Technologies, Inc., under which we have conducted our business since August 2003. Our strategy is to develop and market our suite of network security products to the corporate, financial, healthcare, government, insurance, e-commerce and consumer sectors. We plan to grow our business primarily through internally generated sales, rather than by acquisitions. We have no subsidiaries and we conduct our operations from our corporate office in Edison, New Jersey.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information”. Our principal executive offices are located at 1090 King Georges Post Road, Suite 603, Edison, NJ  08837. Our telephone number is (732) 661-9641. We maintain a website at http://www. strikeforcetech.com. Information contained on our website is not part of this prospectus.

Drawdown Equity Financing Agreement

On April 13, 2012, we entered into a Drawdown Equity Financing Agreement (the "Agreement"), together with a Registration Rights Agreement, with Auctus Private Equity Fund, LLC ("Auctus"), the selling stockholder.  In accordance with the Agreement, Auctus has committed, subject to the satisfaction of certain terms, conditions and limitations therein, to purchase up to $6 million of the Company's common stock over a term of up to three years.  Although the Company is not mandated to sell shares under the Agreement, the Agreement gives the Company the option to sell to Auctus shares of common stock at a per share purchase price equal to 90% of the lowest closing bid price during the five consecutive trading days immediately following the date on which the estimated amount of shares have been delivered, deposited and cleared through Auctus’ brokerage account (the “Clearing Date”) in the manner provided by the Agreement (the “Pricing Period”) after a Drawdown Notice has been delivered by the Company.  At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Drawdown Notice, provided however that it is equal to or less than the closing bid price of stock one trading day immediately preceding the drawdown notice date and greater than 75% of the average closing bid price of the stock over the preceding ten days prior to the drawdown notice date.  Otherwise, the floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Drawdown Notice which cannot be waived.  In all circumstances the floor price must be above par.  The maximum amount of Common Stock that the Company can sell pursuant to any one Drawdown Notice is the lesser of: (i) $150,000 or (ii) 200% of the average daily trading volume based on10 days preceding the drawdown notice date.

Auctus is not required to purchase the shares, unless the shares which are subject to the Drawdown Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended, and except for conditions outside of Auctus' control.

At the assumed offering price of $0.0115 per share, we will be able to receive up to $460,000 in gross proceeds, assuming the sale of the entire 40,000,000 shares being registered hereunder pursuant to the Agreement.  We would be required to register additional shares to obtain the balance of $6,000,000 under the Agreement at the assumed offering price of $0.0115.  Management believes the Company will request a maximum up to $500,000 over the next six months through this Agreement.  There is uncertainty as to whether we will ever receive the full $6 million available under the Agreement.  It is unlikely we will be required to register more shares, unless management identifies a major acquisition or growth opportunity for the Company.

The Company is obligated to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-1, of which this prospectus forms is a part, within 45 days from the date of the Agreement and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC.  The Company has agreed to pay Auctus Private Equity Management, Inc. Fifteen Thousand Dollars ($15,000) origination fee with respect to the transaction, which includes: (i) 562,500 shares of common stock valued at $9,000 and have such shares registered along with the shares underlying the Agreement; (ii) $3,000 in cash, which it is hereby acknowledged that such amount was paid by the Company as of the date hereof; and (iii) a remaining $3,000 is due upon the effectiveness of this registration statement on Form S-1, which can be paid in dollars or common stock with the approval of both parties.

Summary Financial Information

The summary financial information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto appearing elsewhere in this prospectus. Our financial statements have been prepared in accordance with United States generally accepted accounting principles and are expressed in United States dollars. The summary financial information as of December 31, 2010 and December 31, 2011 has been derived from our audited financial statements included elsewhere in this prospectus and the summary financial information as of March 31, 2012 has been derived from our audited financial statements included elsewhere in this prospectus.

March 31,	For the Years Ended December 31,	
	2012	2011	2010
	(unaudited)		
Revenues	$ 184,654	$ 448,127	$ 265,990
Cost of Sales	2,986	25,426	39,217
Operating and Other Expenses	479,611	5,909,754	3,101,235
Net (Loss)	$ (297,943)	$ (5,487,053)	$ (2,874,462)

Balance Sheet Data:

	March 31,	December 31,	
	2012	2011	2010
	(unaudited)		
Current Assets	$ 262,915	$ 87,744	$ 80,535
Total Assets	283,010	107,595	98,214
Current Liabilities	10,426,245	9,747,234	8,877,498
Non Current Liabilities	80,000	622,588	1,573,184
Total Liabilities	10,506,245	10,369,822	10,450,682
Working Capital (Deficit)	(10,163,330)	(9,659,490)	(8,796,963)
Shareholders'Equity (Deficit)	$ (10,223,235)	$ (10,262,227)	$ (10,352,468)

RISK FACTORS

You should carefully consider the following risk factors together with the other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such cases, the trading price of our common shares could decline.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE. SHOULD WE CONTINUE TO INCUR LOSSES FOR A SIGNIFICANT AMOUNT OF TIME, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK COULD BE ADVERSELY AFFECTED, AND YOU COULD EVEN LOSE YOUR ENTIRE INVESTMENT.

We have yet to establish any history of profitable operations as shown in our audited financial statements for 2011 and 2010. As of December 31, 2011, we had an accumulated deficit of $28,521,079.  As of March 31, 2012, we had an accumulated deficit of 28,819,022. We incurred annual operating losses of $2,874,462 for the year ended December 31, 2010 and $5,487,053 for the year ended December 31, 2011, respectively. We have financed our operations through loans from our officers, employees, and the issuance of debt and equity securities in private placement transactions.  Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful marketing and sale of our ProtectID® and GuardedID® products and services.

WE WILL NEED TO RAISE ADDITIONAL FUNDS THROUGH THE PUBLIC MARKET, PRIVATE DEBT OR PRIVATE SALES OF EQUITY TO ACHIEVE OUR CURRENT BUSINESS STRATEGY OF COMPLETING AND PROFITING FROM OUR SUITE OF TECHNOLOGY PRODUCTS. OUR NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE WILL LIKELY INVOLVE THE ISSUANCE OF ADDITIONAL SHARES OF STOCK, WHICH COULD DILUTE THE VALUE OF YOUR INVESTMENT. THERE IS NO ASSURANCE, HOWEVER, THAT WE WILL BE ABLE TO RAISE ADDITIONAL MONIES IN THE FUTURE.

We will require additional financing to sustain our operations, without which we may not be able to continue operations. In addition, the terms of the secured convertible debentures issued to certain investors require that we obtain the consent of such investors prior to our entering into subsequent financing arrangements.  Our inability to raise additional working capital or to raise the required financing in a timely manner would negatively impact our ability to fund our operations, our ability to generate revenues and to otherwise execute our business plan.  No assurance can be given that we will be able to obtain additional financing, that we will be able to obtain additional financing on terms that are favorable to us or that the holders of the secured debentures will provide their consent to permit us to enter into subsequent financing arrangements. This can lead to the reduction or suspension of our operations and ultimately our going out of business. Should this occur, the value of your investment in the common stock could be adversely affected, and you could lose your entire investment.

WE HAVE ISSUED SECURED CONVERTIBLE DEBENTURES THAT MAY RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING.

We issued three-year and two-year secured debentures in 2004 and 2005 that are convertible into shares of our common stock to Citco Global Custody, NV (as assigned by YA Global Investments, LP (“YA Global”), formerly Cornell Capital Partners, LP, and Highgate House Funds, Ltd. respectively. Under the terms of the secured debentures, we are restricted in our ability to issue additional securities as long as any portion of the principal or interest on the secured debentures remains outstanding. Specifically, we may not, without the prior consent of the holders of the secured debentures, issue any common stock or preferred stock at a discount to its fair market value or issue any derivative security, such as common stock purchase warrants or options, convertible into common stock at less than fair market value. We are also precluded under the terms of the secured debentures from granting any third party a security interest in our assets. Our inability, without the secured debenture holders’ consent, to provide a discount on our stock or to grant a security interest could make it difficult to find parties willing to make additional investments in us or to loan us money and therefore could adversely affect our ability to raise additional funds.

SECURED CONVERTIBLE DEBENTURES ISSUED TO CITCO GLOBAL CUSTODY, NV (AS ASSIGNED BY YA GLOBAL INVESTMENTS, LP, FORMERLY CORNELL CAPITAL PARTNERS, LP, AND HIGHGATE HOUSE FUNDS, LTD) COULD RESULT IN A CHANGE IN CONTROL.

SUMMARY OF OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES

At March 31, 2012, $542,588 in aggregate principal amount of the Citco Global Custody NV (“Citco Global”) debentures, as assigned by YA Global and Highgate in April 2009, were issued and outstanding.

HISTORY OF OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES

Our outstanding convertible secured notes payable are secured through the note holders’ claim on our intellectual property.

We have issued an aggregate of $1,774,876 in secured convertible debentures, including an aggregate of $1,024,876 principal amount secured debentures issued to YA Global Investments, LP and an aggregate of $750,000 principal amount secured debentures issued to Highgate House Funds, Ltd., which are convertible into shares of our common stock at an amount equal to the lesser of: (i) 120% of the average closing bid price for the 5 trading days immediately preceding the closing date (the “YA Global Fixed Conversion Price” and, together with the Highgate Fixed Conversion Price, the “Fixed Conversion Price”); or (ii) 80% of the lowest  closing bid price of the common stock during the five days preceding the conversion date.  In July, 2006, the YA Global and Highgate Fixed Conversion Price was reduced to $0.085 in connection with an anti-dilution adjustment.

Although the terms of the secured debentures contain a limitation that precludes conversion when the amount of shares already owned by YA Global Investments, LP and Highgate House Funds, Ltd., plus the amount of shares still outstanding to be converted, would exceed 4.99 percent, the limit may be waived by YA Global Investments, LP on 61 days notice to us and by Highgate House Funds, Ltd on 65 days notice to us. In addition, after the third anniversary (at maturity) of the issuance date of the YA Global Investments, LP debenture and second anniversary (at maturity) of the issuance dates of the Highgate House Funds, Ltd. debentures, any outstanding principal or interest owed on the secured debentures may be continued to be converted, at the option of the Holder, into stock with the same limitation. Depending on the price of our stock, if YA Global Investments, LP waived the 4.99 percent limitation, YA Global Investments, LP or Highgate House Funds, Ltd. could acquire enough shares to establish control of our Company.

In January 2008, the Company executed a Forbearance Agreement with YA Global whereby YA Global and Highgate agreed to forbear from exercising their rights under the secured convertible debentures through February 27, 2008. The terms of the Forbearance Agreement record the amount due to YA Global and Highgate House Funds, Ltd by the Company to be $1,214,093, which includes principal, interest and the redemption premium. The terms also include a reduction in the YA Global and Highgate Fixed Conversion Price to $0.065. In connection with this Agreement, the Company issued to YA Global 500,000 contingency common stock purchase warrants with an exercise price of $0.15 per share. The common stock purchase warrants are exercisable for a period of five (5) years from date of issuance. The common stock purchase warrants were held in escrow and will only be released to YA Global if the total amount due by the Company was not paid to YA Global by February 29, 2008. The total amount of our indebtedness to YA Global and Highgate House Funds, Ltd. in the amount of $1,214,093, as agreed to in the Forbearance Agreement, is further broken down as:

•

$427,447 (YA Global secured convertible debenture)

•

$204,775 (YA Global accrued and unpaid interest on debenture)

•

$85,489 (YA Global 20% redemption premium)

•

$244,720 ( Highgate House Funds, Ltd. secured convertible debenture)

•

$86,937 (Highgate House Funds, Ltd. accrued and unpaid interest on debentures)

•

$48,944 (Highgate House Funds, Ltd. 20% redemption premium)

•

$100,000 (YA Global promissory note dated May 1, 2006)

•

$15,781 (YA Global accrued and unpaid interest on note)

In February 2008, the Forbearance Agreement was amended and extended to May 15, 2008, including the terms of the contingency common stock purchase warrants. Per the terms of the amendment, YA Global and Highgate House Funds, Ltd. shall receive an additional 105 days of interest for a total amount of $28,328.84 additional interest. The additional interest plus a security deposit of $171,671.16 were paid to YA Global and Highgate House Funds, Ltd. per the terms of a debt assignment agreement executed with the StrikeForce Investor Group (“SIG”) in February 2008, for a total amount paid to YA Global of $200,000. The security deposit will be applied to the amount due YA Global and Highgate House Funds, Ltd. e if the remaining balance is paid in full by May 15, 2008. Otherwise, the security deposit will be applied to YA Global as liquidated damages.

In May 2008, the Company executed a Forbearance Agreement with YA Global that supersedes the January 2008 agreement and February 2008 amendment, whereby YA Global and Highgate House Funds, Ltd. have agreed to forbear from exercising their rights under the secured convertible debentures through October 15, 2008.  Per the terms of the May 2008 Forbearance Agreement, the Company agreed to use its best efforts to make available sufficient authorized shares of its common stock to effect conversion of the entire amount outstanding, to YA Global and Highgate House Funds, Ltd., by October 15, 2008. The terms of the contingency common stock purchase warrants became applicable to the terms of the May 2008 Forbearance Agreement.  Additionally, per the terms of the agreement, the SIG paid $75,000 to YA Global in May 2008 which is further broken down as:

•

$17,268 (additional prepaid interest to YA Global from May 15, 2008 to October 15, 2008)

•

$7,181 (additional prepaid interest to Highgate House Funds, Ltd. from May 15, 2008 to October 15, 2008)

•

$27,840 (accrued interest due on the Highgate House Funds, Ltd. debenture dated April 26, 2005)

•

$22,711 (non-refundable extension payment that will be applied to the redemption amount if the remaining balance is paid in full by October 15, 2008)

The payment of the accrued interest of $27,840 for the Highgate House Funds, Ltd. April 26, 2005 debenture reduced the total amount of our indebtedness to YA Global and Highgate House Funds, Ltd. to $1,186,253 as agreed to in the May 2008 Forbearance Agreement.

In April 2009, the YA Global and Highgate House Funds, Ltd. secured convertible debentures were extended to December 31, 2010. Per the terms of the extension, the security deposit of $171,671 paid in March 2008 and the extension payment of $22,711 paid in May 2008 were applied to the YA Global debenture resulting in a remaining note balance of $233,065. The balance of the Highgate House Funds, Ltd. debenture remained $244,720.

In April 2009, the Company executed a secured convertible debenture with YA Global for $277,920, maturing on December 31, 2010. The debenture, which is not interest bearing, represents accrued interest owed on the existing YA Global and Highgate House Funds, Ltd. secured convertible debentures through April 23, 2009.

In April 2009, YA Global notified the Company that the April 2005 YA Global and May 2005 Highgate House Funds, Ltd. secured convertible debentures, related documents and the subsequent forbearance agreements had been assigned to Citco Global Custody NV (“Citco Global”) as of April 24, 2009.

In December 2010, the balance of the YA Global April 2009 secured convertible debenture, after conversions, of $231,320, the principal balance due of the YA Global May 2006 promissory note of $100,000 and the accrued interest owed on the promissory note of $32,806.15 was transferred to PMI Technologies, Inc. (“PMI”). The total amount transferred to PMI was $364,126. In connection with the transfer, the Company paid a  related fee to YA Global of $200,000and recorded as financing expense in December 2010. Therefore, as of December 2010, YA Global is no longer a secured lender to StrikeForce.

In December 2010, the Company executed an amendment to the PMI transfer agreement whereby the secured convertible balance owed to PMI was distributed among five unrelated parties, one of whom was PMI. The due dates of the notes were extended to December 31, 2012 and the conversion price was modified to a fixed price of $0.004551576875 per share. Additionally, the amendment called for the Company to make available to the note holders the opportunity to offer financing to the Company via the sale of a total of 120,000,000 five year warrants exercisable into shares of the Company’s common stock at $0.03 per share.

In April 2011, we exercised our right of redemption by retiring the PMI Technologies, Inc. portion of the debenture for a payment of $93,248.48 in April 2011.

In April 2011, we executed an amendment to the PMI transfer agreement whereby we consented to the assignment of the remaining balance due to PMI in the amount of $85,805 to Steeltown and its assignees. Additionally, the conversion price was modified to a fixed price of $0.0007603 per share. The amendment also called for us to make available to the note holders the opportunity to offer financing to our company through the sale of a total of 50,000,000 three year warrants exercisable into shares of our common stock as a ladder at $0.02, $0.04, $0.08, $0.12, $0.15 each per share for each ten million warrants equally distributed among the warrant holders.

In September 2011, we notified the Steeltown note holders of our intention to redeem the balance due of the debentures in full and, on September 12, 2011, we redeemed the balance due on the debentures of $35,793, thereby eliminating the right for additional conversions.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR SECURED CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH COULD CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

Our obligation to issue a combination of shares or deliver shares through the escrow agent upon conversion of our $542,588 principal amount secured convertible debentures owed to Citco Global is essentially limitless. Citco Global has not processed any conversions through fiscal 2011 or the first quarter of 2012. The following is an example of the amount of shares of our common stock that are issuable upon conversion of the Citco secured convertible debentures based on various market prices:

Price Per Share	With 20% Discount	Number of Shares	Percentage of Stock Issuable
$0.060	$0.048	11,303,917	5.11% (1)
$0.040	$0.032	16,955,875	7.66% (1)
$0.020	$0.016	33,911,750	15.32% (1)
$0.018	$0.014	38,756,286	17.51% (1)
$0.015	$0.012	45,215,667	18.52% (2)

(1) Based on 221,388,354 shares of common stock outstanding as of December 31, 2011. As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. The closing price of our common stock on December 31, 2011 was $0.018.

(2) Based on 244,194,973 shares of common stock outstanding as of June 6, 2012. As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. The closing price of our common stock on June 6, 2012 was $0.0115.

THE SALES OF COMMON STOCK BY INVESTORS AFTER DELIVERY OF A CONVERSION NOTICE COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK. IN ADDITION, WE DO NOT INTEND TO DISCLOSE THE TIMING OF ANY CONVERSION NOTICES WHICH WE MAY RECEIVE FROM THE INVESTORS, UNTIL WE FILE OUR FORM 10-Q AND FORM 10-K, AND AS A RESULT, YOU WILL HAVE NO KNOWLEDGE OF WHEN THE INVESTORS ARE CONVERTING INTO SHARES OF OUR COMMON STOCK UNTIL WE FILE OUR FORM 10-Q AND FORM 10-K.

While the securities purchase agreements with Citco Global contain provisions prohibiting them from engaging in short sales, the investors may, nevertheless, engage in the sale of escrowed shares after delivering a conversion notice to us but before actual delivery of the shares. In the event that Citco Global was to engage in any such sales, this may create downward pressure on the price of our common stock and could result in higher levels of volatility. Further, any resulting decline in the price of our stock could result in increased dilution due to the fact that we could be required to issue greater numbers of shares upon receiving future conversion notices. In addition, not only the sale of shares issued upon conversion of secured debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock. In addition, we do not intend to disclose the timing of conversion notices which we may receive from Citco Global until we file our Form 10-Q and 10-K. As a result, you will have no knowledge of when the investors are converting until we file our Form 10-Q and 10-K. Further, you will not know that the investors have shares of our common stock that they may be imminently selling, or that the investors have sold such shares, all of which may have a depressive effect on the price of our common stock until we file our Form 10-Q and 10-K.

THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE SECURED CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares of our common stock upon conversion of the secured convertible debentures may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS, CURRENTLY PLEDGED UNDER A UNIFORM COMMERICAL CODE (UCC) FILING IN THE STATE OF NEW JERSEY.

Any event of default in our obligations to the holders of the secured convertible debentures such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the securities purchase agreements for such secured convertible debentures or in the secured convertible debentures, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the secured convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the secured convertible debentures. If we were required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such actions would require us to severely limit operations or to file for protection under United States Bankruptcy laws.

OUR SECURITY AGREEMENTS WITH CITCO GLOBAL CUSTODY NV CONTAIN NEGATIVE COVENANTS WHICH RESTRICT OUR ABILITY TO CREATE SECURITY INTERESTS, CHANGE MANAGEMENT, DECLARE DIVIDENDS, MAKE LOANS AND INCUR ADDITIONAL INDEBTEDNESS, WITHOUT CITCO GLOBAL’S AND PMI’S PRIOR WRITTEN CONSENT. SUCH RESTRICTIONS COULD IMPEDE OUR ABILITY TO OBTAIN ADDITIONAL FUNDING TO FINANCE OUR ONGOING OPERATIONS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

In connection with the securities purchase agreements for our secured convertible debentures with Citco Global Custody NV (as assigned by YA Global Investments, LP, dated December 20, 2004, January 18, 2005 and amended on April 27, 2005 into one debenture with interest to April 27, 2005, and Highgate House Funds Ltd., dated April 27, 2005 and May 6, 2005), we granted Citco Global a secured interest in all of our assets. In accordance with such agreement, we may not, without Citco Global’s written consent, directly or indirectly:

•

permit to exist any assignment, transfer, pledge, mortgage, security interest or other lien or encumbrance in or against any part of the pledged property;

•

materially change our ownership, executive staff or management, including Mark L. Kay;

•

declare or pay any dividend of any kind, in cash or in property, on any class of our capital stock, or make any distribution of any kind in respect thereof;

•

make any loan, advance or extension of credit to any person other than in the normal course of our business; or to create, incur, or assume any additional indebtedness of any description whatsoever in an aggregate amount in excess of $25,000.

These restrictions could impede our ability to obtain additional funding to finance our ongoing operations, which would have a negative impact on our business and the value of your investment.

THE PATENT APPLICATION FOR THE GUARDEDID® TECHNOLOGY IS PENDING AND THERE IS NO ASSURANCE THAT THIS APPLICATION WILL BE GRANTED. FAILURE TO OBTAIN THE PATENT FOR THE APPLICATION COULD PREVENT US FROM SECURING REVENUES IN THE FUTURE. THE PATENT APPLICATION FOR THE PROTECTID® TECHNOLOGY HAS BEEN GRANTED.

In November 2010, we received notice that the United States Patent Office (“USTPO”) has issued an official Notice of Allowance for the patent application for the technology relating to our ProtectID® product, titled "Multi-Channel Device Utilizing a Centralized Out-of-Band Authentication System". In January 2011, we received notice that the United States Patent Office issued the Company Patent No. 7,870,599.  The “Out-of-Band Patent” went through a USTPO Re-Examination process starting on August 16, 2011 and concluded on December 27, 2011, with all of our patent claims remaining in-tact and seven additional Company patent claims being added. In 2011, we submitted an additional continuation patent on the “Out-of-Band” Patent, with another sixty-six additional Company claims now pending. The technology we developed and use in our GuardedID® product is the subject of a pending patent application.  In December 2011, we executed an exclusive agreement with an agent to represent us in enforcing the patent. Our firewall product, which was in the research and design phase is no longer being developed, therefore the pending provisional patent (acquired from NetLabs.com) application was allowed to expire. A fourth patent application relating to our ProtectID® product was combined into the first ProtectID® patent application and the fourth application was allowed to lapse. To date the GuardedID® patent application has not been granted. We cannot be certain that this patent will be granted nor can we be certain that other companies have not filed for patent protection for this technology. In the event the patent was granted for the GuardedID® technology, there is no assurance that we will be in a position to enforce the patent rights. Failure to be granted patent protection for the technology could result in greater competition or in limited payments. This could result in inadequate revenue and cause us to cease operations.

WE WILL FACE INTENSE COMPETITION FROM COMPETITORS THAT HAVE GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES. THESE COMPETITIVE FORCES MAY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We likely will face competition from alternate security software programs and services. As is typical of a new industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. In addition, the software industry is characterized by frequent innovation. As the market for computer security products evolves, it will be necessary for us to continually modify and enhance our existing products and develop new products. We believe that our competitors will enhance existing product lines and introduce new products. If we are unable to update our software to compete or to meet announced schedules for improvements and enhancements, it is likely that our sales will suffer and that potential customers will be lost to a competing company’s product.

Because the market for our services is new and evolving, it is difficult to predict the future growth rate, if any, and the size of this market. Substantial marketing activities have been implemented and will continue to be required to meet our revenue and profit goals. There can be no assurance we will be successful in such marketing efforts. There can be no assurance either that the market for our services will develop or become sustainable. Further, other companies may decide to provide services similar to ours. These companies may be better capitalized than us and we could face significant competition in pricing and services offered.

IF WE DO NOT ADEQUATELY PROTECT THE INTELLECTUAL PROPERTY RIGHTS, WE MAY EXPERIENCE A LOSS OF REVENUE AND OUR OPERATIONS MAY BE MATERIALLY IMPAIRED.

We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect the intellectual property. We cannot assure that we can adequately protect the intellectual property or successfully prosecute potential infringement of the intellectual property rights. Also, we cannot assure that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Failure to protect the intellectual property rights would result in a loss of revenue and could adversely affect our operations and financial condition. In December 2011, we executed an exclusive agreement with a firm to defend and protect our “Out-of-Band” Patent No. 7,870,599.

OUR INABILITY TO RETAIN OUR KEY EXECUTIVE OFFICERS WOULD IMPEDE OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

Our success depends, to a critical extent, on the continued efforts and services of our Chief Executive Officer, Mark L. Kay, our Chief Technical Officer and Inventor, Ramarao Pemmaraju, and our Executive Vice President and Head of Marketing, George Waller.  Were we to lose two or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital.  We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our Company.  Only one of our executive officers (CEO) had an employment agreement providing for his continued service to us, which is now expired.  We do not currently carry a key-man life  insurance  policy  on any of  our  employees,  which  would  assist  us in recouping our costs in the event of the loss of those officers.

THE INABILITY TO MANAGE OUR GROWTH COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We plan to grow rapidly, which will place strains on our management team and other Company resources to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to hire, train and manage the personnel necessary to implement those functions. Our staff is currently comprised of seven people and we believe that in order for us to achieve our goals, it will be necessary to further expand our personnel, particularly in the area of sales, support services, technology development and client support. As we grow, we also expect to increase detailed and pertinent internal and administrative controls and procedures, require further product enhancements and customization of our existing products for specific clients, as well as enter new geographic markets. We do not presently have in place the corporate infrastructure common to larger organizations. We do not, for example, have a separate human resources department or purchasing department designed for a larger organization. Some of our key personnel do not have experience managing large numbers of personnel. Substantial expansion of our organization will require the acquisition of additional information systems and equipment, a larger physical space and formal management of human resources. It will require that we expand the number of people within our organization providing additional administrative support (or consider outsourcing) and to develop and implement additional internal controls appropriate for a larger organization. Our experience to date in managing the minimal growth of our Company has been positive, without product failures or breakdowns of internal controls.

The time and costs to effectuate our business development process may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. There can be no assurance that any expenditure incurred during this expansion will ever be recouped. Any failure to implement and maintain such changes could have a material adverse effect on our business, financial condition and results of operations.

OUR RESULTS OF OPERATIONS MAY HIGHLY FLUCTUATE FROM QUARTER TO QUARTER AS WE CONTINUE TO GROW. THEREFORE, THESE RESULTS CANNOT BE USED TO PREDICT HOW WE MAY PERFORM IN THE FUTURE.

As a result of our limited operating history, we have limited historical financial data in which to base our planned operating expenses. Our expense levels are expected to gradually increase as our monthly revenues increase. It is anticipated that as we mature, our sales and operating results will fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among other things:

•

We Will Incur Large Expenses in Marketing Our Product

Our products are not widely recognized or distributed in the marketplace and in order to introduce them effectively, we will have to continue to develop and market them aggressively. We will compete in our marketing efforts with other competitors, many of which are well-established. It is likely that in order to compete effectively, we may need to spend more money on marketing our products relative to our sales volume than do the more established companies. These expenses may make it more difficult for us to become a profitable company and reduce our profitability in the short term and are likely to negatively affect our net income.

•

Product Defects or Service Quality Problems Could Affect Our Sales

Although we consider our principal products ready for commercial production and are actively marketing them to potential customers, we do not have significant experience with the use of our products on a large scale. We have not experienced any product defects that are material to the performance of our products, but there can be no assurance that there will not be product defects in the future. Likewise, we cannot be certain that the security provided by our products cannot be circumvented, now or in the future, although we are unaware of anyone having successfully defeated the technology. Our products are complex and may contain undetected errors or defects or may contain errors or defects in new versions that we attempt to release. Errors and defects that occur in the future could result in adverse product reviews and a loss of, or delay in, market acceptance of our products. We have, however, received a number of independent endorsements of GuardedID® and ProtectID® from recognized, well known third party security product lab testers and reviewers (PCMagazine.com for GuardedID® and SCMagazineUS.com for ProtectID®).

OUR COMPANY’S BUSINESS IS IMPACTED BY ANY INSTABILITY AND FLUCTUATIONS IN GLOBAL FINANCIAL SYSTEMS.

The recent credit crisis and related instability in the global financial system, although somewhat abated, has had, and may continue to have, an impact on our prospective business and our prospective financial condition. We may face significant challenges if conditions in the financial markets do not continue to improve. Our ability to access the capital markets may be severely restricted at a time when we wish or need to access such markets, which could have a materially adverse impact on our flexibility to react to changing economic and business conditions or carry on our operations.

REPORTING REQUIREMENTS MAY UTILIZE A SUBSTANTIAL PORTION OF OUR CASH AND REDUCE THE PERIOD OF TIME WE CAN SURVIVE ON OUR AVAILABLE CASH RESERVES PRIOR TO GENERATING REVENUE.

We will incur ongoing costs and expenses for SEC reporting and compliance. To be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC.  Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.  Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 day grace period if they do not make their required filing during that time. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.

THE REGULATION OF PENNY STOCKS BY SEC AND FINRA (FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC.) MAY DISCOURAGE THE TRADABILITY OF THE COMPANY'S SECURITIES AND THEREBY MAKE IT HARD FOR INVESTORS TO SELL THEIR SHARES AT THE TIME AND PRICES THEY MIGHT OTHERWISE EXPECT.

We are a "penny stock" company.  We are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors.  For  purposes  of the  rule,  the  phrase "accredited  investors"  means, in general terms,  institutions with assets in excess of $5,000,000,  or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000).  For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks.  Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop, because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3,  15g-4,  15g-5, 15g-6, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell their securities in a market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced  sales persons;  (iv)  excessive and  undisclosed bid-ask  differentials  and  markups by selling  broker-dealers;  and  (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, leaving investors with losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON THE COMPANY'S STOCK PRICE AS AN INCREASE IN SUPPLY OF SHARES FOR SALE, WITH NO CORRESPONDING INCREASE IN DEMAND WILL CAUSE PRICES TO FALL.

All of the outstanding shares of common stock held by the present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, these shares may be resold only  pursuant to an effective  registration statement or under the requirements of Rule 144 or other  applicable exemptions from  registration  under  the  Act  and  as  required  under  applicable  state securities laws.  Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a Company's outstanding common stock. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the company is a current reporting company under the 1934 Act. A sale under Rule 144 or under  any  other  exemption  from the Act,  if  available,  or  pursuant  to subsequent  registration of shares of common stock of present stockholders,  may have a  depressive  effect upon the price of the common stock in any market that may develop.

FINRA SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

BECAUSE WE ARE QUOTED ON THE OTCBB INSTEAD OF AN EXCHANGE OR NATIONAL QUOTATION SYSTEM, OUR INVESTORS MAY HAVE A MORE DIFFICULT TIME SELLING THEIR STOCK OR EXPERIENCE NEGATIVE VOLATILITY ON THE MARKET PRICE OF OUR STOCK.

Our common stock is traded on the OTCBB. The OTCBB is often highly illiquid.  There is a greater chance of volatility for securities that trade on the OTCBB as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are rapid, there is no assurance with respect to the amount of any such dividend.

OPERATING HISTORY AND LACK OF PROFITS COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.  THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, INVESTORS MAY FACE A COMPLETE LOSS OF THEIR INVESTMENT.

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES AND POSE CHALLENGES FOR OUR MANAGEMENT TEAM.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

AUCTUS PRIVATE EQUITY FUND, LLC WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Drawdown Equity Facility Agreement will be purchased at 90% of the lowest closing bid price during the five consecutive trading days immediately following the date on which the estimated amount of shares have been delivered, deposited and cleared through Auctus’ brokerage account (the “Clearing Date”) in the manner provided by the Agreement (the “Pricing Period”) regarding our election to exercise our "put" right.  Auctus Private Equity Fund, LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price.  If Auctus Private Equity Fund, LLC sells our shares, the price of our common stock may decrease.  If our stock price decreases, Auctus may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Agreement may cause the price of our common stock to decline.

WE ARE REGISTERING AN AGGREGATE OF 40,562,500 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE DRAWDOWN EQUITY FINANCING FACILITY.  THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 40,562,500 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Drawdown Equity Financing Agreement.  The sale of these shares into the public market by Auctus could depress the market price of our common stock.

RAISING CAPITAL THROUGH THE SALE OF STOCK TO AUCTUS WILL DILUTE STOCKHOLDER VALUE.

On April 13, 2012, we entered into the Drawdown Equity Financing Agreement with Auctus, pursuant to which, and subject to the terms, conditions, and limitations therein, we shall issue and sell to Auctus, from time to time, and Auctus shall purchase, up to $6,000,000 of our common stock at price equal to 90% of the lowest closing bid price during the five consecutive trading days following the date on which the estimated amount of shares have been delivered, deposited and cleared through Auctus’ brokerage account (the “Clearing Date”) in the manner provided by the Agreement (the “Pricing Period”) after a Drawdown Notice is delivered to Auctus.  If we obtain additional funds by selling any of our common stock under the Drawdown Equity Financing Agreement, the percentage ownership of our stockholders will be reduced, or stockholders may experience additional dilution.  If Auctus is unable to fulfill their obligations under the Drawdown Equity Financing Agreement, we may be required to cease operating or otherwise modify our business strategy.

If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, the price of our common stock may decline, or the equity securities issued may have rights, preferences or privileges senior to the common stock.  If our common stock price declines this would have an adverse effect on the number of shares we would need to issue with each drawdown, whereby our stockholders would experience greater dilution for any given dollar amount raised through this offering.

WE MAY NOT HAVE ACCESS TO THE FULL AMOUNT UNDER THE EQUITY LINE.

As of June 6, 2012, the closing price of our common stock was $0.0115.  There is no assurance that the market price of our common stock will increase substantially in the near future.  The entire commitment under the Drawdown Equity Financing Facility is $6,000,000.  The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Drawdown Equity Financing Facility.  At the assumed offering price of $0.0115 per share, we will be able to receive up to $460,000 in gross proceeds, assuming the sale of the entire 40,000,000 shares being registered hereunder pursuant to the Drawdown Equity Financing Facility Agreement.  We would be required to register additional shares to obtain the balance of $6,000,000 under the Drawdown Equity Financing Agreement at the assumed offering price of $0.0115.

THERE MAY NOT BE SUFFICIENT TRADING VOLUME IN OUR COMMON STOCK TO PERMIT US TO GENERATE ADEQUATE FUNDS.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to request from Auctus will be the lesser of: (i) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the Drawdown Notice, or (ii) $150,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to request less than $150,000.  If the price of our common stock falls below the floor or its bid price, or if trading in our common stock is suspended for any reason during a Pricing Period, then the amount of the request will be reduced pursuant to the Agreement, which may not provide adequate funding for our planned operations.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED, OR PLANNED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in the registration statement include or relate to, among other things, acceptance of our proposed services and the products we expect to market, our ability to establish a customer base, managements’ ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in the registration statement generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in the registration statement generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in the registration statement will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions described herein. The assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of the registration statement, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in the registration statement, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Any statement in the registration statement that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risks outlined under “Risk Factors” herein. The reader is cautioned that our company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

USE OF PROCEEDS

Auctus is offering all of the shares of common stock covered by this prospectus.  We will not receive any of the proceeds from the sale of the common stock by the selling security holder.  However, we will receive proceeds as and when we sell shares of common stock to Auctus pursuant to the Agreement, up to the maximum amount of $6 million.  We will use such proceeds for working capital and general corporate purposes, including debt repayment and drilling programs.

We have no obligation to sell any shares under the Agreement and the actual proceeds that we receive could be substantially less than the maximum $6 million under the Agreement.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder may sell its shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of the shares.

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net tangible book value per share of common stock immediately after completion of the offering. "Net Tangible Book Value" is the amount that results from subtracting total liabilities from total assets and intangible assets.  In this offering, the level of dilution is increased as a result of the relatively low net tangible book value of StrikeForce's issued and outstanding stock.

StrikeForce net tangible book value on March 31, 2012 was $(11,214,500) divided by 244,194,973 common shares or $(0.0459) per common share.  Assuming all 40,562,500 common shares offered are sold, and in effect StrikeForce receives the maximum estimated proceeds of this offering from the selling stockholders, our net tangible book value will be $(10,763,031) or $(0.0378) per share.  Therefore, new investors will incur an immediate and substantial dilution of approximately $0.0493 per common share.  This will result in a 429% dilution as a percentage of purchase price for purchasers of stock in this offering, provided that the maximum number of shares are sold.

The following table presents the dilution of the net tangible book value of common stock purchased by Auctus in this offering of 40,562,500 shares compared with those existing shareholders who purchased shares in StrikeForce Technologies, Inc. previously:

Share
Maximum
Offering

Dilution resulting from:
Assumed public offering price per share	$0.0115

Net Tangible Book Value Per Share Before the Offering	$(0.0459)

Net Tangible Book Value Per Share After the Offering	$(0.0378)

Net Increase to New Shareholders	$0.0081

Dilution to New Shareholders	$0.0493
Dilution to New Shareholders (%)	429

SELLING STOCKHOLDER

Drawdown Equity Financing Agreement.

On April 13, 2012 we entered into a Drawdown Equity Financing Agreement with Auctus Private Equity Fund, LLC. In accordance with the Agreements, Auctus has committed, subject to certain terms, conditions and limitations, to purchase up to six million dollars ($6,000,000) of the Company's common stock over a term of up to three years.  Although the Company is not mandated to sell shares under the Agreement, the Agreement give the Company the option to sell to Auctus shares of common stock at a per share purchase price equal to 90% of the lowest closing bid price during the five consecutive trading days following the date on which the estimated amount of shares have been delivered, deposited and cleared through Auctus’ brokerage account (the “Clearing Date”) in the manner provided by the Agreement (the “Pricing Period”) after a Drawdown Notice has been delivered by the Company.  At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Drawdown Notice provided however that it is equal to or less than the bid price of stock one trading day immediately preceding the drawdown notice date and greater than 75% of the average closing bid price of the stock over the preceding ten days prior to the drawdown notice date.  Otherwise, the floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice which cannot be waived.  In all circumstances the floor price must be above par.  The maximum amount of Common Stock that the Company can sell pursuant to any Drawdown Notice is the lesser of: (i) $150,000 or (ii) 200% of the average daily trading volume based on10 days preceding the drawdown notice date.

Auctus is not required to purchase the shares, unless the shares which are subject to the Drawdown Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended, and except for conditions outside of Auctus' control.  The Company is obligated to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-1, of which this prospectus forms a part, within 45 days from the date of the Agreement and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC. The Company has agreed to pay Auctus Private Equity Management, Inc. an aggregate amount of $15,000 as an origination fee with respect to the transaction.

During the Pricing Period we will calculate the amount of shares we will sell to Auctus and the purchase price per share.  The purchase price per share of common stock will be based on a 10% discount to the lowest closing bid of our common stock during the five consecutive trading days immediately following the date on which the estimated amount of shares have been delivered, deposited and cleared through Auctus’ brokerage account (the “Clearing Date”) in the manner provided by the Agreement (the “Pricing Period”) after a Drawdown Notice has been delivered by the Company.  Auctus' obligations under the equity line agreement are not transferrable.

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of the date hereof and the number of share of common stock being offered by each of the Selling Stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.  However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the Selling Stockholders.  The “Percentage of Ownership After the Offering” column assumes the sale of all shares offered.  . Neither the Selling Stockholder nor any of its affiliates have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Ownership Before the Offering (1)	Number of Shares Being Offered	Shares of Common Stock Owned After the Offering (1)	Percentage of Ownership After the Offering (1)

Auctus Private Equity Management, Inc. (2)	562,500	0.002%	562,500	562,500	0.002%

Auctus Private Equity Fund, LLC (2)	0	0%	40,000,000	0	0%

(1) Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days.

(2) Auctus Private Equity Fund, LLC is a limited liability company organized and exiting under the laws of the Commonwealth of Massachusetts.  Auctus Private Equity Management, Inc. is the general partner of Auctus and has voting and investment power over the shares beneficially owned by Auctus.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time ("selling stockholder") sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately-negotiated transactions;

•

broker-dealers may agree with Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•

through the writing of options on the shares;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.  The Selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholder.  In addition, any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholder, but excluding brokerage commissions or underwriter discounts.

Selling Stockholder alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. Auctus has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Stockholder.  The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Auctus Private Equity Fund, LLC, the underwriter herein, may offer for sale up to an estimated 40,000,000 shares of our common stock which it will originally acquire pursuant to the terms of the drawdown equity financing agreement as more fully described under "Selling Stockholder."  Auctus will be offering such shares for their own account.  We do not know for certain how or when Auctus will choose to sell their shares of common stock. However, they can sell such shares at any time or through any manner set forth in this plan of distribution at such time as we have "put" the shares to them.  We may request Auctus to purchase shares by delivering a Drawdown Notice to Auctus.  We have acknowledged that Auctus may sell shares corresponding with a particular Drawdown Notice after the Drawdown Notice is received by Auctus which allows them to short sell the shares.

To permit Auctus to resell the shares of common stock issued to it, we agreed to file a Registration Statement, of which this prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares.  We will bear all costs relating to the registration of the common stock offered by this prospectus.  We will keep the Registration Statement effective until the date after which all of the shares of common stock held by Auctus that are covered by the registration statement have been sold by Auctus pursuant to such registration statement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 500,000,000 common shares, par value $0.0001 per share. In addition, we have   10,000,000 shares of preferred stock authorized, of which 100 shares of preferred stock were designated as Series A Preferred Stock and 100,000,000 shares were designated as Series B Preferred Stock. Our common shares presently outstanding, and any common shares issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common shares is entitled to one vote per share held for each matter submitted to a vote of shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. Our common shares have no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Holders of common shares are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the preferences that may be applicable to any then-outstanding securities with greater rights, if any, and any other restrictions. Our company and its predecessors have not declared any dividends in the past. Further, our company does not presently contemplate that there will be any future payment of any dividends on common shares.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the common shares offered by this prospectus was passed upon for us by Jill Arlene Robbins. Jill Arlene Robbins currently beneficially holds 215,000 shares of our common stock.

EXPERTS

The financial statements as of December 31, 2011 and December 31, 2010 contained herein have been included in reliance on the report of Li & Company, PC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

StrikeForce Technologies, Inc. is a software development and services company that offers a suite of integrated computer network security products using proprietary technology. StrikeForce Technical Services Corporation was incorporated in August 2001 under the laws of the State of New Jersey. On September 3, 2004, the stockholders approved an amendment to the Certificate of Incorporation to change the name to StrikeForce Technologies, Inc. On November 15, 2010, we redomiciled under the laws of the State of Wyoming. We initially conducted operations as an integrator and reseller of computer hardware and telecommunications equipment and services until December 2002.  In December 2002, and formally memorialized in September 2003, we acquired certain intellectual property rights and patent pending technology from NetLabs.com including the rights to further develop and sell their principal technology. In addition, certain officers of NetLabs.com joined our company as officers and directors of our company. We subsequently changed our name to StrikeForce Technologies, Inc., under which we have conducted our business since August 2003. Our strategy is to develop and market our suite of network security products to the corporate, financial, healthcare, government, insurance, e-commerce and consumer sectors. We plan to grow our business primarily through internally generated sales, rather than by acquisitions. We have no subsidiaries and we conduct our operations from our corporate office in Edison, New Jersey.

We own the exclusive right to license and develop various identification protection software products to protect computer networks from unauthorized access and to protect network owners and users from identity theft.  We have developed a suite of products partly based upon this exclusive license that is targeted to the financial services, e-commerce, corporate, government, healthcare and consumer sectors.

We began our operations in 2001 as a reseller and integrator of computer hardware and iris biometric technology. From the time we started our operations through the first half of 2003, we derived the majority of our revenues as an integrator. In December 2002, upon the acquisition of the licensing rights to certain intellectual property and patent pending technology from NetLabs.com, we shifted the focus of our business to developing and marketing our own suite of security products. Based upon the acquired licensing rights and additional research and development, we have developed various identification protection software products to protect computer networks from unauthorized access and to protect network owners and users from identity theft. In November 2010, we received notice that the United States Patent Office (“USTPO”) has issued an official Notice of Allowance for the patent application for the technology relating to our ProtectID® product, titled "Multi-Channel Device Utilizing a Centralized Out-of-Band Authentication System". In January 2011, we received notice that the United States Patent Office issued the Company Patent No. 7,870,599.  The “Out-of-Band Patent” went through a USTPO Re-Examination process starting on August 16, 2011 and concluded on December 27, 2011, with all of our patent claims remaining in-tact and seven additional Company patent claims being added. In 2011, we submitted an additional continuation patent on the “Out-of-Band” Patent, with another sixty-six additional Company claims now pending. The technology we developed and use in our GuardedID® product is the subject of a pending patent application.  In December 2011, we executed an exclusive agreement with an agent to represent us in enforcing the patent.

We completed the development of our ProtectID® platform at the end of June 2006 and we completed the core development of our keyboard encryption and anti-keylogger product, GuardedID®, in December 2006, with continuous enhancements, which is currently being sold and distributed. We seek to locate customers in a variety of ways. These include contracts primarily with value added resellers and distributors (both inside the United States and internationally), direct sales calls initiated by our internal staff, exhibitions at security and technology trade shows, through the media, through consulting agreements, and through our own and agent relationships. Our sales generate revenue either as an Original Equipment Manufacturer (“OEM”) model, through a Hosting/License agreement, bundled with other company’s products or through direct purchase by customers. We price our products for cloud consumer transactions based on the number of transactions in which our software products are utilized. We also price our products for business applications based on the number of users. We believe that these pricing models provide our company with one-time, monthly, quarterly and yearly recurring revenues. We are also generating revenues from annual maintenance contracts, renewal fees and expect, but cannot guarantee, an increase in revenues based upon the execution of various agreements that we have recently closed and are being implemented.

In October 2010, we executed an agreement to pursue a funding opportunity through a consulting company that, through an executed Memorandum of Understanding, purports to provide funding to us over time, necessary to sustain the Company while current contracts for business revenues develop and increase to a sustainable level. Other multiple alternative funding options had not progressed to viable proposals or did not close because of their expressed high risk level associated with our secured lenders, large debt positions and low revenues. A requirement of this funding source, utilizing an equity funding approach, required us to re-domicile in the State of Wyoming in order for this project to move forward in a necessary timeframe and at a necessary low cost to the Company. In November 2010, we received the corporate registration, amended articles of incorporation and by-laws as a result of our re-domiciling in the State of Wyoming.

We generated all of our 2011 and 2010 revenues of $448,127 and $265,990, respectively, from the sales of our security products. We market our products to financial service firms, e-commerce companies, government agencies, the enterprise market in general and with virtual private network companies, as well as technology service companies that service all the above markets. We seek such sales through our own direct efforts and primarily through distributors, resellers and third party agents. We are also seeking to license the technology as original equipment with computer hardware and software manufacturers. We are engaged in production installations and pilot projects with various distributors, resellers and direct customers, as well as having reached additional reseller agreements with strategic vendors internationally, including South America, Europe and Asia. Our GuardedID® product is also being sold directly to consumers, primarily through the Internet as well as distributors, resellers, third party agents and potential OEM agreements by bundling GuardedID® with their products (providing a value-add to their own products and offerings).

We have incurred substantial losses since our inception. Our management believes that our products provide a cost-effective, more secure and technologically competitive solution to address the problems of network security and identity theft in general. However, there can be no assurance that our products will continue to gain increased acceptance and continue to grow in the commercial marketplace or that one of our competitors will not introduce technically superior products.

Our executive office is located at 1090 King Georges Post Road, Suite 603, Edison, NJ 08837. Our telephone number is (732) 661-9641. We have 7 employees. Our Company’s website is www.strikeforcetech.com.  We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10-K.

Our Products

StrikeForce is a software development and services company. We own and are seeking to commercially exploit various identification protection software products that were developed to protect computer networks from unauthorized access, real time, and to protect network owners and users from identity theft and data breaches. Our principal products ProtectID® and GuardedID®, inclusive of our unique CryptoColor® technology, are proprietary authentication and keystroke encryption technologies that are intended to eliminate unauthorized access to computer networks and to prevent unauthorized individuals from copying (logging) keystrokes. We are developing a market for our suite of products in the financial services, e-commerce, corporate, healthcare, government and consumer sectors. Our products are as follows:

•

ProtectID® is an authentication platform that uses “Out-of-Band” two-factor in-house installation, cloud service technology and a hybrid to authenticate computer network users by a variety of methods including traditional passwords combined with a telephone, iPhone, Droid, Blackberry, PDA, or multiple computer secure sessions, biometric identification or encrypted devices such as tokens or smartcards as examples. The authentication procedure separates authentication information such as usernames and passwords or biometric information, which are then provided to or from the network’s host server across separate channels. The platform allows for client choices, per their company’s security policies, which evolves over time with newly available and customer requested technologies.

•

GuardedID® creates a 128-bit encrypted real time separate pathway for information delivery from a keyboard to a targeted application on a local computer, preventing the use of spyware/malware to collect user information.  This product provides keyboard encryption and helps prevent keylogging from occurring in real time, which helps prevent the number one threat to consumers and businesses in today’s market: keylogging software, which is stealth software embedded in web sites, emails, pictures, MP3 files, videos or other software that, once unknowingly launched, secretly monitors and records all of a user's keystrokes on the computer and sends the data to the identity thief without the user’s awareness.  Keylogging has been reported as the #1 cause of major data breaches that occurred in 2010, as reported in the 2010 Verizon Data Breach Report.

Our products sometimes include software and hardware that we contractually license from other vendors. These products include VASCO (an authentication and e-signature solutions company) tokens, as well as additional authentication and telecommunication software devices.

The ProtectID® Cloud Service can be hosted by our service provider (we have a strategic arrangement with a third party SAS70 hosting service) or not hosted and the ProtectID® Platform can be installed internally in a customer’s infrastructure. With the exception of our free redistributable Microsoft software components and our reseller agreement with VASCO, none of our contracts for hardware or software are with a sole supplier of that product.

Factors that are considered important to our success include, but are not limited to, the following:

•

ProtectID® addresses the needs of a broad variety of customers for authentication security. One of the biggest problems facing the world is Identity Theft, the effects of which total an estimated $221 billion per year in business losses.

•

FBI warns of $100 million cyber-threat to small business, reported November 3, 2009 by Computerworld

•

Bank Technology News reported in January 2010, that consumers have been aware of the threats of online crime, yet are still falling prey to scams at increasing rates, according to RSA Security (“RSA”) who found that 70% of users feel their banks should implement stronger security.

•

48% of all data breaches in 2011 were caused by key loggers (malware copying keystrokes), as reported by the Verizon 2012 Data Breach  Report.

•

In 2011, it was reported that RSA Security was breached in late 2011 from which Lockheed Martin and others were affected. This event caused many companies to look to other means of two-factor authentication, such as Out-of-Band. The RSA Data Breach started with a keylogging virus.

•

Heartland Payment Systems Inc. said that cyber criminals compromised its computer network using keyloggers, gaining access to customer information associated with 100 million card transactions it handles each month, as reported by the Wall Street Journal on January 21, 2009.

•

In respect to the latest version of our keyboard encryption and anti-keylogger Product, GuardedID®, a recent report from a government security group known as CERT states that minimally 80% of the malicious keylogging programs are undetected by the major anti-virus software suites. However, the Guarded ID(R) is designed to render the malicious programs useless, in real time.

•

The Effectiveness of Our Products: Our products have been designed to provide, we believe,  a high available level of security for computer networks and individual users. In particular, we believe that the now Patented “Out-of-Band” authentication process is an innovative technology that will greatly prevent unauthorized access to computer networks and will provide effective security products to drastically reduce the incidence of identity fraud for our customers. We have contractually commenced implementation of our products on a large global scale, yet there can be no assurance that they will function in all aspects as intended. Likewise, a high level of innovation characterizes the software industry and there can be no assurance that our competitors will not develop and introduce a superior product. The effective functioning of our products once deployed is an important factor in our future success. To date and our knowledge, all of our clients have reported, per a report by Research 2.0, that our products work as described.

•

Ability to Integrate our Software with Customer Environments: There are numerous operating systems that are used by computer networks. The ability of a software product to integrate with multiple operating systems is likely to be a significant factor in customer acceptance of particular products. StrikeForce’s ProtectID® operates on an independent Cloud Service platform and is also able to integrate with multiple operating systems and user interfaces for an in-house implementation. ProtectID® has been designed to use multiple authentication devices that are currently on the market (including, but not limited to, biometrics, key-fob tokens, iPhones, iPads, Blackberrys, Androids, PDA’s, smart cards and other Mobile devices). Our ability to integrate our products with multiple existing and future technologies is currently a key factor in the growth of our product’s acceptance and is demonstrated by our success with recent clients and installations referred to in a number of our 2011 and 2012 press releases.  Our GuardedID® product currently operates with Windows Internet Explorer (IE) and Firefox web browsers and our upgraded Premium version works with almost all applications running on a Windows desktop platform, inclusive of Microsoft Office. New features and functions for both products continue to be developed via our research and development, as well as the ability to operate on other technology platforms, such as Apple and we expect deployment of our GuardedID® for the MAC OS in the second quarter of 2012.

•

Relative Cost: We have attempted to design our products to provide a cost-effective suite of products for financial services, e-commerce, commercial, healthcare, government and direct-consumer customers. Our ability to offer our products at a competitive price and to add to existing installations is likely in our opinion, to be a key factor in the acceptance of our product as we have seen with many of our clients.

Business Model

We are focusing primarily on developing sales through “channel” relationships in which our products are offered by other manufacturers, distributors, value-added resellers and agents, internationally. In 2010, we added and publicly announced a major channel distributor who provides a presence for us in London, England, representing us in the European Union. We also sell our suite of security products directly from our Edison, NJ office, which also augments our channel partner relationships. It is our strategy that these “channel” relationships will provide the greater percentage of our revenues ongoing, as was the case in 2011. Examples of the channel relationships that we are seeking include already establishing original equipment manufacturer (“OEM”) and bundled relationships with other security technology and software providers that would integrate or bundle the enhanced security capabilities of ProtectID® and or GuardedID® into their own product lines, thereby providing greater value to their clients. These would include providers of networking software and manufacturers of computer and telecommunications hardware and software that provide managed services, as well as all markets interested in increasing the value of their products and packages, such as financial services software, anti-virus, government integrators and identity theft product companies.

Our primary target markets include financial services such as banks, insurance companies, e-commerce based services companies, telecommunications and cellular carriers, technology software companies, healthcare, government agencies and consumers. For the near term, we are focusing our concentration on the identity theft and data breach strategic problem areas, such as where compliance with government regulations are key and stolen passwords are used to acquire private information illegally. We recently executed a multi-year contract with a major US financial lender who will utilize our ProtectID® solution for its over (12,000,000) employees, administrators and consumers.

Because we are now experiencing a growing market demand, we are developing a sizeable global reseller and distribution channel as a strategy to generate, manage and fulfill demand for our products across market segments, minimizing the requirement for an increase in our staff. We have minimized the concentration on our initial direct sales efforts as our distribution and reseller channels continue to grow internationally with a major focus in Europe.

We seek to generate revenue through fees for ProtectID® based on consumer usage in the financial and healthcare services markets, as well as enterprises in general, through our Cloud Service, plus one-time and annual per person fees in the enterprise markets which often are for local installations of our product, and set-up and recurring transaction fees when the product is accessed in our Cloud Service, along with yearly maintenance fees, and other one-time and recurring fees. We also intend to generate revenues through sales of our GuardedID® product. GuardedID® pricing is for an annual license and we discount for volume purchases. GuardedID® pricing models, especially when bundling through OEM contracts, include monthly and quarterly recurring revenues. As more agreements are reached by our distributors, we are experiencing monthly increasing sales growth, through the execution of GuardedID® bundled OEM agreements. We also provide our clients a choice of operating our ProtectID® software internally by licensing it or through our hosted Cloud Service. GuardedID® requires a download on each and every computer it protects, whether for employees or consumers. We have three GuardedID® products, (i) a standard version which protects browser data entry only, (ii) a premium version which protects almost all the applications running under Microsoft Windows on the desktop, including Microsoft Office Suite and (iii) an Enterprise version which provides the Enterprise administrative rights and the use of Microsoft’s Enterprise tools for the product’s deployment.

Marketing

Our multi-channel marketing strategy includes:

•

Direct sales to enterprise and commercial customers. In this effort, we are purchasing marketing programs, a new strategy for us, and we are looking at other inside sales alternatives in order to respond aggressively to inquiries relating to our products.

•

The global addition of resellers, agents & distributors (our strategic sales channel) who distribute and resell our products and services to enterprise and commercial customers (technology and software product distributors, systems integrators, managed service companies, other security technology and software vendors, telecom companies, identity theft related product companies, etc.).

•

Application Service Provider (ASP) Partners: Our certified SAS 70 third party service provides a hosting platform that facilitates faster implementations at competitive prices for our Cloud Service option.

•

Original Equipment Manufacturers (OEM): SFT products are sold to other security technology vendors that integrate ProtectID® and  GuardedID® into their products (bundling) and services providing for monthly increasing recurring revenues.

•

Internet sites that sell GuardedID® to consumers and small enterprises, such as affiliates.

Our hosting service provider is Host My Site and we have been under contract with them since December 2007 when we executed an agreement with a nationwide premier data center and co-location services provider who functions as an Application Service Provider for our ProtectID product, which requires a secondary server used for the “Out-of-Band” two-factor authentication technology. We believe that this relationship improves the implementation time, reduces the cost and training requirements, and allows for ease of scalability on an as needed basis. The hosting site is also SAS 70 (Statement on Auditing Standards (SAS) No. 70,) certified, which is critical to providing a secure compliant service that is required by most of our clients. Our agreement with the services provider was for a one-year (1) term, initially ending in December 2008 and renewing automatically for one-year (1) terms, and is still in effect. The relationship can be terminated by either party on sixty days written notice. The hosting service is compensated by our Company based on a flat monthly fee per the terms of the contract that can increase as we require additional services.

Intellectual Property

In December 2011, we executed an exclusive agreement with an agent to represent us in enforcing the patent. Our firewall product, which was in the research and design phase, is no longer being developed; therefore, the pending provisional patent application was allowed to expire. A fourth patent application relating to our ProtectID® product was combined into the first ProtectID® patent application and the fourth application was allowed to lapse.

We have three trademarks that have been approved and registered: ProtectID®, GuardedID® and CryptoColor®.

A portion of our software is licensed from third parties and the remainder is developed by our own team of developers. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect the intellectual property rights.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We anticipate that we will continue to license technology from third parties in the future. Although we are not substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our suite of products, and therefore any undetected errors in these licensed products could create delays in the implementation of our products, impair the functionality of our products, delay new product introductions, damage our reputation, and/or cause us to provide substitute products.

Business Strategy

We expect to incur significant additional costs before we become profitable. We anticipate that most of the costs that we incur will be related to salaries, professional fees, marketing, sales and research & design. We anticipate that we will increase our sales force by approximately one full-time employee and our technology staff by approximately two employees during the next twelve months. At the present time, our monthly cash expenditure burn rate is approximately $95,000 per month. We expect that our monthly cash usage for operations will increase in the future due to contracted and anticipated increased volumes and the preceding additions. We anticipate that the area in which we will experience the greatest increase in operating expenses is in marketing, selling, advertising, payroll related to sales and product support, technology and global strategic business consulting subject to cash availability.

Our primary strategy over the next 12 months is to focus on the growth and support of our channel partners, including distributors, resellers and original equipment manufacturers (OEMs). Secondly, our internal sales team will target potential direct sales to network customers, and in industries that management believes provides the greatest potential for sales. These include small to medium sized financial institutions, government agencies, e-commerce, healthcare and enterprise businesses. Our management hopes to leverage the  increase in marketing expenses and is looking outside the business for further direct sales expansion. We are also executing agreements with strategic resellers and distributors for marketing, selling and supporting our products internationally. It is our intention to ultimately utilize distributors, resellers and agents to generate the bulk of our sales internationally, realizing that this strategy will take time to nurture. There can be no assurance, however, that we will succeed in implementing our sales strategy. Although management believes that there is an increasingly strong market for our products, we have not generated substantial revenue from the sale of our principal products and there is no assurance we can secure a market sufficient to permit us to achieve profitability in the next twelve months.

Competition

The software development and services market is characterized by innovation and competition. There are several well-established companies within this market that offer network security systems and newer companies with emerging technologies.

We believe that our patented “Out-of-Band” two-factor identity authentication product is an innovative, secure, adaptable, competitively priced, integrated network authentication system. The main features of ProtectID® include: an open architecture “Out-of-Band” platform for user authentication; operating system independence; biometric layering; mobile authentication; secure website logon; Virtual Private Network (“VPN”) access; domain authentication and multi-level authentication. Unlike other techniques for increased network security, ProtectID® does not rely on a specific authentication device or method (e.g., phone, tokens, smart cards, digital certificates or biometrics, such as a retinal or fingerprint scan). Rather ProtectID® has been developed as an “open platform” that incorporates many authentication devices and methods. For example, once a user has been identified to a computer network, a system deploying our ProtectID® authentication system permits the “Out-of-Band” authentication of that user by a telephone, iPhone, iPad, Blackberry, PDA, email, hard token, SSL client software, a biometric device such as a fingerprint scan, or others, before that user is permitted to access the network. By using “Out-of-Band” authentication methods, management believes that ProtectID® provides a competitive product for customers with security requirements greater than typical name and password schemes for virtual private networks and computer systems with multiple users at remote locations, as examples. We also believe that our keystroke encryption product, GuardedID®, offers an additional competitive edge for network security and e-commerce applications that should provide greater levels of security and the ability to evolve over time based on newer technologies when made available. Both products have limited competition based on our product’s ability to protect individual identities and computers/devices.

Although we believe that our suite of products offer competitive advantages, there is no assurance that any of these products will gain acceptance in the marketplace. Our competitors include established software and hardware companies that are likely to be better financed and to have established sales channels. Due to the high level of innovation in the software development industry, it is also possible that a competitor will introduce a product that provides a higher level of security than the ProtectID® products or which can be offered at prices that are more advantageous to the customer.

Employees

As of fiscal year end December 31, 2011, the Company had 7 employees. We believe relations with employees are generally good.

DESCRIPTION OF PROPERTY

We operate from leased offices located at 1090 King Georges Post Road, Suite #603, Edison, New Jersey 08837. We do not hold any material investments in other real or personal property other than office equipment. We anticipate these facilities will be adequate for the immediate future but that if we are successful in introducing our products, we will need to seek larger or additional office quarters. We pay a monthly base rent of $3,807 which commenced on July 1, 2009 through the lease termination date of January 31, 2013. The lease does not contain a renewal option and requires us to pay costs such as maintenance and insurance.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common shares, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(A) MARKET INFORMATION

The Company’s Small Business registration statement on Form SB-2 was declared effective by the SEC in August 2005 and the Company’s shares were approved for listing on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. (“NASD” now referred to as the Financial Industry Regulatory Authority (FINRA)) in December 2005. Prior to December 2005, there was no public market for the common stock. The Company’s common stock is quoted on the OTC Electronic Bulletin Board maintained by the NASD under the symbol “SFOR.OB”. It has been traded in the over-the-counter market on a limited basis. The following sets forth high and low bid price quotations for each calendar quarter during the last fiscal years that trading occurred or quotations were available. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended:	Low:	High:
March 31, 2010 June 30, 2010 September 30, 2010 December 31, 2010	$0.015 $0.006 $0.002 $0.002	$0.080 $0.100 $0.009 $0.070
March 31, 2011	$0.023	$0.072
June 30, 2011	$0.020	$0.038
September 30, 2011	$0.018	$0.048
December 31, 2011	$0.016	$0.018
March 31, 2012	$0.010	$0.020

The closing price for our shares of common stock on June 6, 2012 was $0.0115.

Our common stock is considered a low priced security under the “Penny Stock” rules promulgated by the Securities and Exchange Commission. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

(B) HOLDERS

As of June 8, 2012, there were approximately 416 holders of the common stock on record (several holders of record are brokerage firms, which handle accounts for individual investors).

(C) DIVIDENDS

We have not previously paid any cash dividends on common stock and do not anticipate or contemplate paying dividends on common stock in the foreseeable future. Our present intention is to utilize all available funds to develop and expand our business. The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law and those restrictions imposed under contractual obligation. Under Wyoming corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of liabilities plus the amount needed to satisfy outstanding liquidation preferences.

Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein. Further, this MD&A should be read in conjunction with the Company’s Financial Statements and Notes to Financial Statements included in its Annual Report  on Form 10-K  for the years ended December 31, 2011 and December 31, 2010.

The Company's financial statements have been prepared in accordance with United States generally accepted accounting principles.  We urge you to carefully consider the information set forth in this Prospectus under the heading “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Forward-Looking Statements

The following discussion and analysis should be read in conjunction with the financial statements of StrikeForce Technologies, Inc., included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Background

We are a software development and services company that offers a suite of integrated computer network security products using proprietary technology.

From the sales of our security software products, we generated all of our revenues of $448,127 for the year ended December 31, 2011, compared to $265,990 for the year ended December 31, 2010.  Our revenues for the three months ended March 31, 2012 were $184,654 compared to $100,805 for the three months ended March 31, 2011, an increase of $83,849 or 83.2%. The increase in revenues was primarily due to the increase in sales of our software products as a result of the implementation of several new contracts executed in the first quarter of 2012.

We have incurred substantial losses since our inception. Our management believes that our products provide a cost-effective and technologically competitive solution to address the problems of network security and identity theft in general. Updated guidance for the Federal Financial Institutions Examination Council (“FFIEC”) regulations include the requirement for solutions that have Two-Factor Out-of-Band Authentication and products that stop keylogging malware, real time, which our management believes our proprietary products uniquely and directly address. This new updated guidance went into effect as of January 1, 2012. Based on this new requirement in the latest FFIEC update that was published in June 2011 and being enforced commenced in January 2012, we have recently experienced a growing increase in sales orders and inquiries. However, there can be no assurance that our products will continue to gain acceptance and continue to grow in the commercial marketplace or that one of our competitors will not introduce technically superior products.

Because we are now experiencing a continual growing market demand, we are developing a sizeable global reseller and distribution channel as a strategy to generate, manage and fulfill demand for our products across market segments, minimizing the requirement for an increase in our staff. We have minimized the concentration on our initial direct sales efforts as our distribution and reseller channels continue to grow internationally and require appropriate levels of support.

Results of Operations

FOR THE YEAR ENDED DECEMBER 31, 2011 COMPARED TO THE YEAR ENDED DECEMBER 31, 2010

Revenues for the year ended December 31, 2011 were $448,127 compared to $265,990 for the year ended December 31, 2010, an increase of $182,137 or 68.5%. The increase in revenues was primarily due to the increase in sales of our software products as a result of the implementation of several new contracts executed in 2011.

Revenues generated consisted of hardware and software sales, services and maintenance sales, revenue from sign on fees, and recurring transaction revenues. Hardware sales for the year ended December 31, 2011 were $11,374 compared to $6,570 for the year ended December 31, 2010, an increase of $4,804. The increase in hardware revenues was primarily due to the increase in our sales of our one-time-password token key-fobs.  Software, services and maintenance sales for the year ended December 31, 2011 were $431,153 compared to $229,015 for the year ended December 31, 2010, an increase of $202,138. The increase in software, services and maintenance revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology. Sign on fees for access to our cloud hosted service provider to utilize our Application Service Provider (“ASP”)  transaction model amounted to $5,600 for the year ended December 31, 2011 compared to $2,000 for the year ended December 31, 2010, an increase of $3,600. The increase was primarily due the increase in signing up new client for our cloud hosted service. Transaction revenues from the ASP hosting model were $0 for the year ended December 31, 2011 and $28,405 for the year ended December 31, 2010, a decrease of $28,405. The decrease was caused by the phasing out of our ValidateID® product offering, in order to provide greater focus on our GuardedID® keystroke encryption product.

Cost of revenues for the year ended December 31, 2011 was $25,426 compared to $39,217 for the year ended December 31, 2010, a decrease of $13,791, or 35.2%. The decrease resulted primarily from reduced support costs from the phasing out of our ValidateID® product offering. Cost of revenues as a percentage of total revenues for the year ended December 31, 2011 was 5.7% compared to 14.7% for the year ended December 31, 2010. The decrease reflects lower support costs for GuardedID® as compared to. ValidateID®.

Gross profit for the year ended December 31, 2011 was $422,701 compared to $226,773 for the year ended December 31, 2010, an increase of $195,928, or 86.4%. The increase in gross profit was primarily due to the increase in sales of our software products as a result of the execution of several new contracts executed in 2011.

Research and development expenses for the year ended December 31, 2011 were $352,670 compared to $400,467 for the year ended December 31, 2010, a decrease of $47,797, or 11.9%. The decrease is primarily attributable to the decrease in engineering resources relating to our GuardedID® keyboard encryption and anti-keylogger technology which is now in full production and to attrition. The salaries, benefits and overhead costs of personnel conducting research and development of our software products comprise research and development expenses.

Selling, general and administrative (“SGA”) expenses for the year ended December 31, 2011 were $5,152,834 compared to $1,069,522 for the year ended December 31, 2010, an increase of $4,083,312 or 382%. The increase was due primarily to a one-time $987,000 increase in stock based compensation expense through the issuance of preferred stock in the first fiscal quarter and a $2,468,375 increase in stock based compensation expense through the issuance of employee and non-employee stock options. Selling, general and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, insurance, fees for professional services, including consulting, legal, and accounting fees, plus travel costs and non-cash stock compensation expense for the issuance of stock to non-employees and other general corporate expenses.

Other (income) expense for the year ended December 31, 2011 was $404,250 as compared to $1,629,166 for the year ended December 31, 2010, representing a decrease in other expense of $1,224,916, or 75.2%. The decrease was primarily due to the deferred royalty’s impairment expense that was incurred in the second quarter of 2010 and the change in the fair value of the derivatives relating to a portion of our secured convertible debenture balance.

Our net loss for the year ended December 31, 2011 was $5,487,053 compared to a net loss of $2,874,462 for the year ended December 31, 2010, an increase of $2,612,591, or 90.9%. The increase in our net loss was due primarily to a one-time $987,000 increase in stock based compensation expense through the issuance of preferred stock in the first fiscal quarter and a $2,468,375 increase in stock based compensation expense through the issuance of employee and non-employee stock options, offset by increased gross profit and reduced research & development and SGA expenses in 2011.

FOR THE THREE MONTHS ENDED MARCH 31, 2012 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2011

Our revenues for the three months ended March 31, 2012 were $184,654 compared to $100,805 for the three months ended March 31, 2011, an increase of $83,849 or 83.2%. The increase in revenues was primarily due to the increase in sales of our software products as a result of the implementation of several new contracts executed in the first quarter of 2012.

Our revenues generated consisted of hardware and software sales, services and maintenance sales, revenue from sign on fees, and recurring transaction revenues. Hardware sales for the three months ended March 31, 2012 were $0 compared to $5,094 for the three months ended March 31, 2011, a decrease of $5,094. The decrease in hardware revenues was primarily due to the decrease in the sales of our one-time-password token key-fobs.  Software, services and maintenance sales for the three months ended March 31, 2012 were $184,654 compared to $95,711 for the three months ended March 31, 2011, an increase of $88,943. The increase in software, services and maintenance revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our cost of revenues for the three months ended March 31, 2012 was $2,986 compared to $8,088 for the three months ended March 31, 2011, a decrease of $5,102, or 63.1%. The decrease resulted primarily from the decrease in the sales of our one-time-password token key-fobs, resulting in lower purchases. Cost of revenues as a percentage of total revenues for the three months ended March 31, 2012 was 1.6% compared to 8.0% for the three months ended March 31, 2011. The decrease reflects the lower cost of purchases resulting from the decrease in the sales of our one-time-password token key-fobs.

Our gross profit for the three months ended March 31, 2012 was $181,668 compared to $92,717 for the three months ended March 31, 2011, an increase of $88,951, or 95.9%. The increase in gross profit was primarily due to the increase in sales of our software products as a result of the execution of several new contracts executed in 2011 and the first quarter of 2012, and the decrease in cost of revenues resulting from the decrease in the sales of our one-time-password token key-fobs.

Our research and development expenses for the three months ended March 31, 2012 were $84,500 compared to $83,200 for the three months ended March 31, 2011, an increase of $1,300, or 1.6%.

Our selling, general and administrative (“SGA”) expenses for the three months ended March 31, 2012 were $337,439 compared to $1,735,002 for the three months ended March 31, 2011, a decrease of $1,397,563 or 80.6%. The decrease was due primarily to a one-time expense in stock based compensation through the issuance of preferred stock in the first fiscal quarter of 2011 and expenses in stock based compensation through the issuance of employee and non-employee stock options in the first fiscal quarter of 2011. Selling, general and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, insurance, fees for professional services, including consulting, legal, and accounting fees, plus travel costs and non-cash stock compensation expense for the issuance of stock to non-employees and other general corporate expenses.

Our other (income) expense for the three months ended March 31, 2012 was $57,672 as compared to $204,153 for the three months ended March 31, 2011, representing a decrease in other expense of $146,481, or 71.8%. The decrease was primarily due to the change in the fair value of the derivatives relating to a portion of our secured and unsecured convertible debenture balance.

Our net loss for the three months ended March 31, 2012 was $297,943 compared to a net loss of $1,929,638 for the three months ended March 31, 2011, a decrease of $1,631,695, or 84.6%. The decrease in our net loss was due primarily to a one-time expense in stock based compensation through the issuance of preferred stock in the first fiscal quarter of 2011 and expenses in stock based compensation through the issuance of employee and non-employee stock options in the first fiscal quarter of 2011, in addition to increased gross profit in the first fiscal quarter of 2012.

Liquidity and Capital Resources

Our total current assets at March 31, 2012 were $262,915, which included cash of $85,356, as compared with $87,744 in total current assets at December 31, 2011, which included cash of $0. Additionally, we had a stockholders’ deficit in the amount of $10,223,235 at March 31, 2012 compared to a stockholders’ deficit of $10,262,227 at December 31, 2011.  We have historically incurred recurring losses and have financed our operations through loans, principally from affiliated parties such as our directors, and from the proceeds of debt and equity financing. The liabilities include a computed liability for the fair value of derivatives of $494,231, which will only be realized on the conversion of the derivatives, or settlement of the debentures.

We financed our operations during the three months ended March 31, 2012 primarily through the sale and issuance of debt and debentures, recurring revenues from our ProtectID® hosting platform and license fees, and sales of our GuardedID® keystroke encryption technology. Management anticipates that we will continue to rely on equity and debt financing, at least in the near future, to finance our operations. While management believes that there will be a substantial percentage of our sales generated from our GuardedID® product and there are an increasing number of customers for our ProtectID® product, we will continue to have customer concentrations. Inherently, as time progresses and corporate exposure in the market continues to grow, with increasing marketing efforts, management believes, but cannot guarantee, we will continue to attain greater numbers of customers and the concentrations could decrease over time. Until this is accomplished, management will continue to attempt to secure additional financing through both the public and private market sectors to meet our continuing commitments of expenditures and until our sales revenue can provide greater liquidity.

Our number of common shares outstanding increased from 116,374,591 shares at the three months ended March 31, 2011 to 244,194,973 at the three months ended March 31, 2012, an increase of 110%. The increase in the number of common shares outstanding was due to common shares issued related to the issuance, conversion and settlement of debt, equity financing and consulting obligations, which, consequently, reduced our total debt.

We have historically incurred losses and we anticipate that we will not generate any significant revenues until the fourth quarter of 2012 or later. Our operations presently require funding of approximately $110,000 per month. Management believes, but cannot provide assurances, that we will be cash flow positive by the end of 2012 based on recently executed and announced contracts and potential contracts that we anticipate closing throughout 2012 in the financial industry, technology, insurance, enterprise, healthcare, government, and consumer sectors in the United States, Latin America, Europe and Asia. There can be no assurance, however, that the sales anticipated will materialize or that we will achieve the profitability we have forecasted.  Management also recognizes the consequences of the current world economic developments and the possible volatile effect on currency rates resulting from revenues derived from foreign markets.

SUMMARY OF OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES

At March 31, 2012, $542,588 in aggregate principal amount of the Citco Global Custody NV (“Citco Global”) debentures, as assigned by YA Global and Highgate in April 2009, were issued and outstanding.

During the three months ended March 31, 2012, Citco Global had no conversions.

The Citco Global secured convertible debentures are fully matured. We have been in contact with the note holder who has indicated that it has no present intention of exercising its right to convert the debentures into restricted shares of our common stock. The note holder has advised us that it currently is willing to wait until it receives a buyout offer from us.

During the three months ended March 31, 2012, we issued unsecured convertible notes in an aggregate total of $225,000 to one unrelated party per the terms of a term sheet executed with an investor firm in November 2011.

During the three months ended March 31, 2012, we repaid a total of $3,922 of unsecured notes to one unrelated party and we settled a total of $70,000 of unsecured notes held by one unrelated party in exchange for unrestricted shares of our common stock.

Summary of Funded Debt

As of March 31, 2012, our Company’s open unsecured promissory note balance was $2,371,978, net of discount on promissory notes of $10,865, listed as follows:

•

  $18,750 to an unrelated individual - current portion

•

 $275,000 to an unrelated individual – current portion

•

 $91,593 to an unrelated company - current portion of $45,514 and long term portion of $50,000

•

 $210,000 to an unrelated company - current portion

•

 $1,650,000 to twenty unrelated individuals through term sheet with the StrikeForce Investor Group – current portion

•

 $137,500 to an unrelated company - current portion

As of March 31, 2012, our Company’s open unsecured related party promissory note balances were $722,638, listed as follows:

•

 $722,638 to our CEO – current portion

As of March 31, 2012, our Company’s open convertible secured note balances were $542,588, listed as follows:

•

 $542,588 to Citco Global (as assigned in 04/09 by YA Global and Highgate House Funds, Ltd.)

As of March 31, 2012 our Company’s open convertible note balances were $1,218,766, net of discount on convertible notes of $275,501, listed as follows:

•

 $235,000 to an unrelated company (03/05 unsecured debenture) - current portion

•

 $7,000 to an unrelated company (06/05 unsecured debenture) – current portion

•

 $10,000 to an unrelated individual (06/05 unsecured debenture) - current portion

•

 $40,000 to three unrelated individuals (07/05 unsecured debentures) - current portion

•

 $48,755 to an unrelated individual (01/06 unsecured debenture) – current portion

•

 $200,000 to an unrelated individual (06/06 unsecured debenture) – current portion

•

 $150,000 to an unrelated individual (09/06 unsecured debenture) – current portion

•

 $3,512 to an unrelated individual (02/07 unsecured debenture) – current portion

•

 $100,000 to an unrelated individual (05/07 unsecured debenture) – current portion

•

 $100,000 to an unrelated individual (06/07 unsecured debentures) – current portion

•

 $100,000 to an unrelated individual (07/07 unsecured debenture) – current portion

•

 $120,000 to three unrelated individuals (08/07 unsecured debentures) – current portion

•

 $50,000 to two unrelated individuals (12/09 unsecured debentures) - current portion

•

 $30,000 to an unrelated company (03/10 unsecured debenture) – long term portion

•

 $75,000 to an unrelated company (12/11 unsecured debenture) - current portion

•

 $150,000 to an unrelated company (01/12 unsecured debenture) - current portion

•

 $75,000 to an unrelated company (03/12 unsecured debenture) - current portion

As of March 31, 2012 our Company’s open convertible note balances - related parties were $360,500, listed as follows:

•

 $268,000 to our CEO – current portion

•

 $57,500 to our VP of Technical Services – current portion

•

 $30,000 to a relative of our CTO & one of our Software Developers – current portion

•

 $5,000 to a relative of our former CFO – current portion

Based on present revenues and expenses, we are unable to generate sufficient funds internally to sustain our current operations. We must raise additional capital or determine other borrowing sources to continue our operations.  It is management’s plan to seek additional funding through the sale of common stock, the sale and settlement of trade payables and debentures, and the issuance of notes and debentures, including notes and debentures convertible into common stock. If we issue additional shares of common stock, the value of shares of existing stockholders is likely to be diluted.

However, the terms of the convertible secured debentures issued to certain of the existing stockholders require that we obtain the consent of such stockholders prior to our entering into subsequent financing arrangements. No assurance can be given that we will be able to obtain additional financing, that we will be able to obtain additional financing on terms that are favorable to us or that the holders of the secured debentures will provide their consent to permit us to enter into subsequent financing arrangements.

Our future revenues and profits, if any, will primarily depend upon our ability, and that of our distributors and resellers, to secure sales of our suite of network security and anti-malware products. We do not presently generate significant revenue from the sales of our products. Although management believes that our products are competitive for customers seeking a high level of network security, we cannot forecast with any reasonable certainty whether our products will gain acceptance in the marketplace and if so by when.

Except for the limitations imposed upon us respective to the convertible secured debentures of Citco Global (as assigned by YA Global and Highgate House Funds, Ltd.), there are no material or known trends that will restrict either short term or long-term liquidity.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Going Concern

The Report of Our Independent Registered Public Accounting Firm Contains Explanatory Language That Substantial Doubt Exists About Our Ability to Continue As A Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, we had a working capital deficiency of $10,163,330 and $10,177,078 and deficits in stockholders’ equity of $10,223,235 and $10,262,227 at March 31, 2012 and December 31, 2011, respectively, and net losses of $297,943 and $1,929,638 and net cash used in operating activities of $305,010 and $219,174 for each of the three months then ended. These factors raise substantial doubt about our ability to continue as a going concern.

Currently, management is attempting to increase revenues and improve gross margins by a revised sales strategy. In principle, we are redirecting our sales focus from direct sales to domestic and international channel sales, where we are primarily selling through a channel of Distributors, Value Added Resellers, Strategic Partners and Original Equipment Manufacturers. While we believe in the viability of our strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  Our ability to continue as a going concern is dependent upon our ability to continually increase our customer base and realize increased revenues from recently signed contracts.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; allowance for doubtful accounts; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of property and equipment, patents; interest rate; underlying assumptions to estimate the fair value of beneficial conversion features, warrants and options; revenue recognized or recognizable; sales returns and allowances; income tax rate, income tax provision deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Discount on Debt

The Company allocates the proceeds received from convertible debt instruments between the liability component and equity component  and records the conversion feature as a liability . The conversion feature and certain other features that are considered embedded derivative instruments, such as a conversion reset provision, a penalty provision and redemption option, have been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The conversion liability is marked to market each reporting period with the resulting gains or losses shown in the Statement of Operations. The Company has also recorded the resulting discount on debt related to the warrants and conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Our management evaluates our convertible debt, options, common stock purchase warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under paragraph 815-15-25-1 of the FASB Accounting Standards Codification and paragraph 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

Our outstanding secured convertible notes payable and the unsecured convertible notes payable, issued per a term sheet executed with an investor firm in November 2011, are hybrid instruments which contain an embedded derivative feature which individually warrant separate accounting as a derivative instrument under paragraph 815-15-25-1 of the FASB Accounting Standards Codification. The embedded derivative feature has been bifurcated from the debt host contract, referred to as the "Compound Embedded Derivative Liability". The embedded derivative feature includes the conversion feature within the note and an early redemption option. The value of the embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the notes. The unamortized discount is amortized to interest expense using the effective interest method over the life of the notes, or 12 months.

The secured convertible debentures issued to YA Global and Highgate, further assigned to Citco Global, and the unsecured convertible debentures issued to the investor firm, have been accounted for in accordance with paragraph 815-15-25-1 of the FASB Accounting Standards Codification and paragraph 815-40-25 of the FASB Accounting Standards Codification. We have identified the above instruments having derivatives that require evaluation and accounting under the relevant guidance applicable to financial derivatives.  These compound embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with paragraph 815-40-25 of the FASB Accounting Standards Codification.  When multiple derivatives exist within convertible notes, they have been bundled together as a single hybrid compound instrument. The compound embedded derivatives within the secured convertible notes have been recorded at fair value at the date of issuance; and are marked-to-market each reporting period with changes in fair value recorded to the Company’s statement of operations as “Derivative instrument expense, net”.  We have utilized a third party valuation consultant to fair value the compound embedded derivatives using a layered discounted probability-weighted cash flow approach. The fair value of the derivative liabilities are subject to the changes in the trading value of our common stock, as well as other factors.  As a result, our financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of our stock at the balance sheet date and the amount of shares converted by note holders. Consequently, the financial position and results of operations may vary from quarter-to-quarter based on conditions other than operating revenues and expenses.

Embedded Beneficial Conversion Feature of Convertible Instruments

We recognize and measure the embedded beneficial conversion feature of applicable convertible instruments by allocating a portion of the proceeds from the convertible instruments equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value of the embedded beneficial conversion feature is calculated at the commitment date as the difference between the conversion price and the fair value of the securities into which the convertible instruments are convertible. We recognize the intrinsic value of the embedded beneficial conversion feature of the convertible notes so computed as interest expense.

Related Parties

Related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Revenue Recognition

Our management applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. We recognize revenue when it is realized or realizable and earned. Our management considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

Hardware – Revenue from hardware sales is recognized when the product is shipped to the customer and there are either no unfulfilled Company obligations or any obligations that will not affect the customer's final acceptance of the arrangement.  All costs of these obligations are accrued when the corresponding revenue is recognized.  There were no revenues from fixed price long-term contracts.

Software, Services and Maintenance – Revenue from time and service contracts is recognized as the services are provided. Revenue from delivered elements of one-time charge licensed software is recognized at the inception of the license term, provided we have vendor-specific objective evidence of the fair value of each delivered element.  Revenue is deferred for undelivered elements. We recognize revenue from the sale of software licenses when the four criteria discussed above are met. Delivery generally occurs when the product is delivered to a common carrier or the software is downloaded via email delivery or an FTP web site. We assess collection based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer.  We do not request collateral from customers.  If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.  Revenue from monthly software licenses is recognized on a subscription basis.

ASP Hosted Cloud Services – We offer an Application Service Provider Cloud Service whereby customer usage transactions are invoiced monthly on a cost per transaction basis.  The service is sold via the execution of a Service Agreement between our company and the customer.  Initial set-up fees are recognized over the period in which the services are performed. We are receiving strong interest and requests for pilot agreements for this service as Cloud Services are becoming strategic solutions for many enterprises.

Fixed price service contracts - Revenue from fixed price service contracts is recognized over the term of the contract based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract.  Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent.  Revenue from maintenance is recognized over the contractual period or as the services are performed.  Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in trade accounts receivable.  Applicable billings in excess of revenue that is recognized on service contracts are recorded as deferred income until the aforementioned revenue recognition criteria are met.

Stock-Based Compensation for Obtaining Employee Services

We account for our stock based compensation in which we obtain employee services in share-based payment transactions according to the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

The expected life of the options has been determined using the simplified method.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs shown in the table above for 2011 and 2010 are as follows:

•

Expected volatility of the entity’s shares and the method used to estimate it. We use our historical volatility of our shares over the expected contractual life of the share options or similar instruments as its expected volatility.  The expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value of the instruments.  We use historical data to estimate employee termination behavior. We use historical data to estimate holder’s expected exercise behavior.

•

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option and similar instruments.

•

The expected dividend yield is based on our current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option and similar instruments. We have not declared any dividends since inception.

Our policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. Additionally, our policy is to issue new shares of common stock to satisfy stock option exercises.

Equity instruments issued to parties other than employees for acquiring goods or services

We account for equity instruments issued to parties other than employees for acquiring goods or services under applicable accounting guidance. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. The fair value of option or warrant award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.

We may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction is recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount is not to be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

 If we receive a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, in such cases, there is no recognition at the measurement date and no entry is to be recorded.

Recently Issued Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued updated guidance on “Intangibles—Goodwill and Other: Testing Goodwill for Impairment”. The guidance simplifies how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described. Under this updated guidance, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, as or if adopted, has or would have a material effect on the accompanying financial statements.

Additional Information

We file reports and other materials with the Securities and Exchange Commission.  These documents may be inspected and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549.  You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  You can also get copies of documents that we file with the Commission through the Commission’s Internet site at www.sec.gov.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS.

The following sets forth the executive officers and/or Directors of the Company, their ages, and all offices and positions with the Company.

Name	Age	Position
Mark L. Kay	63	Chief Executive Officer and Chairman of the Board of Directors
Philip E. Blocker	55	Chief Financial Officer
Ramarao Pemmaraju	51	Chief Technical Officer and Director
Robert Denn	54	Director
George Waller	54	Executive Vice President and Marketing Director
Mark Corrao	54	Director

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. Officers are appointed by the Board of Directors and their terms of office are, except to the extent governed by the Citco Global Custody NV and PMI Technologies, Inc. agreements, at the direction of the Board of Directors. The following is a brief description of the business experience of our executive officers who are also the Directors and significant employees:

Mark L. Kay, Chief Executive Officer and Chairman of the Board of Directors

Mr. Kay joined StrikeForce as our CEO in May 2003 following his retirement at JPMorganChase & Co. In December 2008, a majority of the Board of Directors, by written consent, eliminated the position of President of the Company, with those responsibilities being assumed by Mr. Kay. A majority of the Board of Directors also appointed Mr. Kay as the Chairman of the Board in December 2008. Prior to joining StrikeForce Mr. Kay was employed by JPMorganChase & Co. from August of 1977 until his retirement in December 2002, at which time he was a Managing Director of the firm. During his tenure with JPMorganChase & Co. Mr. Kay led strategic and corporate business groups with global teams up to approximately 1,000 people. His responsibilities also included Chief Operations Officer, Chief Information Officer, and Global Technology Auditor. Mr. Kay’s business concentrations were in securities (fixed income and equities), proprietary trading and treasury, global custody services, audit, cash management, corporate business services and web services. Prior to his employment with JPMorganChase & Co., Mr. Kay was a systems engineer at Electronic Data Services (EDS) for approximately five years from September 1972 through to August 1977. He holds a B.A. in Mathematics from CUNY.

Philip E. Blocker, Chief Financial Officer

Mr. Blocker was CFO of MediaServ, a NYC based Internet software development company, in 2001. Prior to MediaServ, Mr. Blocker was a partner in POLARIS, a $25 million technology reseller, specializing in storage and high availability solutions. He is a Certified Public Accountant and has practical experience with taking private company’s public.

Robert Denn, Director

Mr. Denn joined StrikeForce as President in December 2002. In December 2008, the Board of Directors eliminated the position of President. As a result, Robert Denn is no longer an officer or employee of the Company, but he remains on the Board of Directors. A former registered representative of Essex Securities, Mr. Denn was a co-founder of Netlabs.com, Inc., a company formed to develop security software products, in May 1999. In February 2001, Mr. Denn left the retail securities industry and joined NetLabs.com as its President. The intellectual property asset rights of Netlabs.com were subsequently acquired by StrikeForce in December 2002. In addition, Mr. Denn has over twenty years of sales and management experience in the financial services industry inclusive of such prestigious firms as Citibank, Fleet and Bank of New York. Mr. Denn has a B.A. in Business Administration from William Paterson University.

Ramarao Pemmaraju, Chief Technology Officer

Mr. Pemmaraju Joined StrikeForce in July 2002 as our Chief Technology Officer (CTO) and the inventor of the ProtectID® product. In May 1999 Mr. Pemmaraju co-founded Netlabs.com, which developed security software products. Mr. Pemmaraju concentrated his time on Netlabs from July 2001 through to July 2002. From June 2000 to July 2001 Mr. Pemmaraju was a systems architect and project leader for Coreon, an operations service provider in telecommunications. From October 1998 through May 2000, Mr. Pemmaraju was a systems engineer with Nexgen systems, an engineering consulting firm. Mr. Pemmaraju has over eighteen years experience in systems engineering and telecommunications. His specific expertise is in systems architecture, design and product development. Mr. Pemmaraju holds a M.S.E.E. from Rutgers University and a B.E. from Stevens Tech.

George Waller, Executive Vice President and Head of Marketing

Mr. Waller joined StrikeForce in June 2002 as a Vice President in charge of sales and marketing. In July 2002, Mr. Waller became the CEO of StrikeForce, a position he held until Mr. Kay joined us in May 2003. Since May 2003, Mr. Waller has been the Executive Vice President overseeing Sales, Marketing, Business Development and product development. From 2000 through June 2002, Mr. Waller was Vice President of business development for Infopro, an outsourcing software development firm. From 1999 to 2001, Mr. Waller was Vice President of sales and Marketing for Teachmeit.com-Incubation systems, Inc., a multifaceted computer company and sister company to Infopro. From 1997 through 1999, Mr. Waller was the Vice President of Internet Marketing for RX Remedy, an aggregator of medical content for online services. Previously, Mr. Waller was a Vice President of Connexus Corporation, a software integrator.

Mark Corrao, Director

Mr. Corrao was one of our original founders in August 2001. Mr. Corrao brings to StrikeForce Technologies over twenty-five years of experience in the financial and accounting areas. Mr. Corrao has spent numerous years in the public accounting arena specializing in certified auditing, SEC accounting, corporate taxation and financial planning. His tenure in accounting included being a partner in a Connecticut CPA firm for several years. Mr. Corrao’s background also includes numerous years on Wall Street with such prestigious firms as Merrill Lynch, Spear Leeds & Kellogg and Greenfield Arbitrage Partners. While on Wall Street Mr. Corrao was a guiding influence in several start-up companies. Prior to joining StrikeForce, he was the Director of Sales at Applied Digital Solutions from December 2000 through December 2001. Mr. Corrao was the Vice President of Sales at Advanced Communications Sciences from March 1997 through December 2000. Mark has a B.S. from CUNY.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of our Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors

Our By-laws provide that there must be no less than one and no more than seven directors, as determined by the Board of Directors.  Our Board of Directors currently consists of five directors.

Directors need not be stockholders of the Company or residents of the State of Wyoming.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

The executive officers of the Company are appointed by the Board of Directors.

During fiscal 2011, our Board of Directors met twelve times. The Board of Directors also uses resolutions in writing to deal with certain matters and, during fiscal 2011 thirty-six written resolutions were signed by a majority of the Directors.

Compensation of Directors

Our bylaws provide that, unless otherwise restricted by our certificate of incorporation, our Board of Directors has the authority to fix the compensation of directors. The directors may be paid their expenses, if any, related to attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as our director. Our bylaws further provide that no such payment will preclude any director from serving our company in any other capacity and receiving compensation therefore. Further, members of special or standing committees may be given compensation for attending committee meetings.

Committees

StrikeForce has two committees: the Audit Committee and the Compensation Committee. At this time, there are no members of either Committee and the Board of Directors performs the acts of the Committees. None of our current directors are deemed “independent” directors as that term is used by the national stock exchanges or have the requisite public company accounting background or expertise to be considered an “audit committee financial expert” as that term is defined under Regulation S-K promulgated under the Securities Act of 1933, as amended.

It is anticipated that the principal functions of the Audit Committee will be to recommend the annual appointment of StrikeForce’s auditors, the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting StrikeForce’s operating results and to review StrikeForce’s internal control procedures.

It is anticipated that the Compensation Committee will develop a Company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee’s compensation to his or her performance, and that the grant of stock options or other awards related to the price of the common shares will be used in order to make an employee’s compensation consistent with shareholders’ gains. It is expected that salaries will be set competitively relative to the technology development industry and that individual experience and performance will be considered in setting salaries.

At present, executive and director compensation matters are determined by a majority vote of the board of directors.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons.  The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of the Company on the same basis as candidates proposed by any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company does not have any class of equity securities registered pursuant to Section 12 of the Exchange Act. Therefore, our executive officers, directors and 10% beneficial owners are not required to file initial reports of ownership and reports of changes in ownership pursuant to Section 16(a) of the Exchange Act.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s code of ethics contains standards that are reasonably designed to deter wrongdoing and to promote:

•

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the company;

•

Compliance with applicable governmental laws, rules and regulations;

•

The prompt internal reporting of violations of the code to the board of directors or another appropriate person or persons; and

•

Accountability for adherence to the code.

Indemnification of Officers and Directors

As permitted by Wyoming law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of StrikeForce during the year ended December 31, 2011, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2011. The foregoing persons are collectively referred to in this Form 10-K as the “Named Executive Officers.” Compensation information is shown for the year ended December 31, 2011:

Name/ Principal Position	Year			Stock		Incentive Plan Option		Securities Underlying	Nonqualified Deferred Compensation		All Other
		Salary	Bonus	Awards		Awards		Options/SARs	Earnings		Compensation	Total
		($)	($)	($)		($)		($)	($)		($)	($)
Mark L. Kay
Chief Executive Officer	2011	88,466	—	329,000	[1]	451,111	[2]	—	15,077	[3]	—	883,654

George Waller	2011	88,466	—	329,000	[1]	451,111	[2]	—	15,077	[3]	—	883,654
Executive Vice President

Ramarao Pemmaraju	2011	88,466	—	329,000	[1]	451,111	[2]	—	15,077	[3]	—	883,654
Chief Technical Officer

There are no employment agreements between StrikeForce and any executive officer or director.

(1)	Value of non-convertible Series A preferred stock issued, for voting purposes only, to the three members of the management team at one share each in 2011.

(2)	Fair value of Incentive Plan options issued to executive officers by the Company in 2011.

(3)	Nonqualified deferred compensation earnings to executive officers have been accrued for 2011 as a result of missed salaries due to cash flow constraints.

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of StrikeForce during the year ended December 31, 2010, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2010. The foregoing persons are collectively referred to in this Form 10-K as the “Named Executive Officers.” Compensation information is shown for the year ended December 31, 2010:

Name/ Principal Position	Year			Stock	Incentive Plan Option		Securities Underlying	Nonqualified Deferred Compensation		All Other
		Salary	Bonus	Awards	Awards		Options/SARs	Earnings		Compensation	Total
		($)	($)	($)	($)		($)	($)		($)	($)
Mark L. Kay
Chief Executive Officer	2010	1,541	—	—	114,513	[1]	—	96,459	[2]	—	212,513

Mark Corrao		833	—	—	4,513	[1]	—	48,544	[2]	—	53,890
Chief Financial Officer	2010 (thru 6/30)

George Waller	2010	1,511	—	—	114,513	[1]	—	96,489	[2]	—	212,513
Executive Vice President

Ramarao Pemmaraju	2010	1,500	—	—	114,513	[1]	—	96,500	[2]	—	212,513
Chief Technical Officer

On June 28, 2010, Mark Corrao resigned as Chief Financial Officer and was no longer employed by the Company. He remained a Director of the Company. On July 31, 2010, Philip E. Blocker was appointed the Company’s Chief Financial Officer. Mr. Blocker is not an employee of the Company and received no compensation or option awards in 2010.

(1)	Fair value of Incentive Plan options issued to executive officers by the Company in 2010.

(2)	Nonqualified deferred compensation earnings to executive officers have been accrued for 2010 as a result of missed salaries due to cash flow constraints.

Outstanding Option Awards at Year End

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested, and equity-incentive plan awards outstanding at December 31, 2011, for each Named Executive Officer and/or Director.

Outstanding Equity Awards At Fiscal Year-End Table
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark L. Kay	9,231 15,705	- -	- -	$ $	0.375 0.240	03/02/17 03/16/17	- -	- -	- -	- -
	16,388	-	-		$0.230	04/27/17	-	-	-	-
	16,346	-	-		$0.200	05/25/17	-	-	-	-
	25,128	-	-		$0.150	06/08/17	-	-	-	-
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-
Robert Denn	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
Mark Corrao	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
George Waller	25,128 18,643	- -	- -	$ $	0.150 0.170	06/08/17 06/22/17	- -	- -	- -	- -
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-
Ramarao Pemmaraju	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-

Option Exercises and Stock Vested Table

None.

Pension Benefits Table

None.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Mark L. Kay	-	-	111,536	5,543	334,985

Mark Corrao	-	-	48,544	-	277,203

George Waller	-	-	111,566	5.543	331,654

Ramarao Pemmaraju	-	-	111,577	5,543	335,216

All Other Compensation Table

None.

Perquisites Table

None.

Director Compensation

Four of our five directors were also executive officers of the Company through June 28, 2010. Three of our five directors were also executive officers of the Company from June 29 through December 31, 2011. In December 2008, the Board of Directors eliminated the position of President. As a result, the Company President is no longer an officer or employee of the Company, but he remains on the Board of Directors. In June 2010, our former Chief Financial Officer resigned and is no longer an employee of the Company, but he remains on the Board of Directors. Our directors did not receive any separate compensation for serving as such during fiscal 2011

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information as of December 31, 2011, with respect to the shares of common stock beneficially owned by: (i) each director; (ii) each executive officer; (iii) all current executive officers (regardless of salary and bonus level) and directors as a group; and (iv) each person or entity known by us to beneficially own more than 5% of our outstanding common stock. The address for each director and executive officer is 1090 King Georges Post Road, Suite 603, Edison, New Jersey 08837. The addresses of the remaining beneficial owner follows: DMBM, Inc., 16 Anne Marie Drive, Saint James, NY 11780. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

This table is based upon information obtained from our stock records.

NAME OF BENEFICIAL OWNER	AMOUNT OF OWNERSHIP(1)	PERCENTAGE OF CLASS(2)

Mark L. Kay	30,594,570 (3)	12.15%
Mark Corrao	990,961 (4)	0.45%
Robert Denn	160,280 (5),(7)	0.07%
Ramarao Pemmaraju	41,879,108 (6),(7)	15.93%
George Waller	30,511,705 (8),(9)	12.12%
All directors and executive officers as a group (5 persons)	104,136,624 (10)	32.06%
NetLabs.com, Inc.	874,000 (11),(12)	0.39%
DMBM, Inc.	48,746,246 (13)	19.01%

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof.

(2)

Based on 221,388,354 shares of common stock outstanding as of December 31, 2011; also including 30,900 shares of common stock available to beneficial owners upon the conversion of certain convertible loans, 104,157,936 shares of common stock underlying options and 35,035,120 shares of common stock underlying common stock purchase warrants.

(3)

Includes 27,733 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for   $240,000 of convertibles and $7.50 per share for $28,000 of convertibles, 727,908 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 29,555,556 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share, 173,556 shares of common stock underlying vested ten-year options valued from $0.08 to $0.375 per share and 33,980 shares of common stock underlying common stock purchase warrants, consisting of 5,180 ten-year common stock purchase warrants exercisable at $10.00, 20,000 five-year common stock purchase warrants exercisable at $1.20, 8,800 five-year common stock purchase warrants exercisable at $0.50.

(4)

Includes 727,908 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share and 132,232 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share.

(5)

Includes 132,232 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share and 840 shares of common stock underlying ten-year common stock purchase warrants exercisable at $10.00.

(6)

Includes 3,167 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $25,000 of convertibles and $7.50 per share for $5,000 of convertibles, 1,190,700 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 40,138,889 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share, 219,605 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share and 300 shares of common stock underlying ten-year common stock purchase warrants exercisable at $10.00. Of the total shares, 390,840 shares, consisting of 3,167 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $25,000 of convertibles and $7.50 per share for $5,000 of convertibles, 462,792 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 10,583,333 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share, 87,373 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share and 300 shares of common stock underlying ten-year common stock purchase warrants exercisable at $10.00, are in the name of Sunita Pemmaraju who is a family member of Ramarao Pemmaraju.

(7)	Excludes shares owned by NetLabs.com, Inc. which is controlled by Robert Denn and Ramarao Pemmaraju.

(8)	Shares are listed in the name of Katherine LaRosa who is a family member of George Waller.

(9)

Includes 727,908 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 29,555,556 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share and 115,886 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share.

(10)

Includes 30,900 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $265,000 of convertibles and $7.50 per share for $33,000 of convertibles, 3,374,424 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 9,125,000 shares of common stock underlying vested five-year options valued from $0.0025 to $0.006 per share, 773,511 shares of common stock underlying vested ten-year options valued from $0.08 to $0.375 per share and 35,120 shares of common stock underlying common stock purchase warrants, consisting of 6,320 ten-year common stock purchase warrants exercisable at $10.00, 20,000 five-year common stock purchase warrants exercisable at $1.20, 8,800 five-year common stock purchase warrants exercisable at $0.50.

(11)	Robert Denn and Ramarao Pemmaraju control NetLabs.com, Inc.

(12)	Includes 760,000 shares of common stock underlying vested ten-year options valued at $3.60 per share.

(13)

 Includes 15,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.02, 10,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.03 and 10,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.04.

DESCRIPTION OF SECURITIES

Equity Incentive Plan Information

The following table sets forth as of March 31, 2012, the total number of shares of our common stock which may be issued upon the exercise of outstanding stock options and other rights under compensation plans approved by the shareholders, and under compensation plans not approved by the shareholders. The table also sets forth the weighted average purchase price per share of the shares subject to those options, and the number of shares available for future issuance under those plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	140,027,309		$0.014	59,972,691
Equity compensation plans not approved by security holders	N/A	$	N/A	N/A
Total	140,027,309		$0.014	59,972,691

Options for 140,027,309 shares have been granted under StrikeForce’s 2004 Equity Incentive Plan which was approved by unanimous consent of the Board of Directors.  The option shares were granted at various times from May 2003 through December 2011 and are exercisable at a range of $0.0025 to $10.00 per share. In August 2008, twelve employees voluntarily surrendered for cancellation 1,111,791 options to purchase common stock. Such surrender did not require any accounting recognition by the Company.

General

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

In February 2011, an increase of the authorized shares of our common stock from one hundred million (100,000,000) to five hundred million (500,000,000), $0.0001 par value, was ratified, effective upon the filing of an amendment to our Certificate of Incorporation with the Wyoming Secretary of State.

Preferred Stock

On October 21, 2010, we amended our Articles of Incorporation in New Jersey to authorize 10,000,000 shares of preferred stock, par value $0.10. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. On November 15, 2010, we changed our domicile from the state of New Jersey to the state of Wyoming.

In addition to the 10,000,000 shares of preferred stock authorized, on January 10, 2011, 100 shares of preferred stock were designated as Series A Preferred Stock and 100,000,000 shares were designated as Series B Preferred Stock. The bylaws under the Wyoming Incorporation were amended to reflect the rights and preferences of each additional new designation.

The Series A Preferred Stock collectively has voting rights equal to eighty percent of the total current issued and outstanding shares of common stock. If at least one share of Series A Preferred Stock is outstanding, the aggregate shares of Series A Preferred Stock shall have voting rights equal to the number of shares of common stock equal to four times the sum of the total number of shares of common stock issued and outstanding, plus the number of shares of Series B Preferred Stock (or other designated preferred stock) which are issued and outstanding.

The Series B Preferred Stock shall have preferential liquidation rights in the event of any liquidation, dissolution or winding up of the Company, such liquidation rights to be paid from the our assets not delegated to parties with greater priority at $1.00 per share or, in the event an aggregate subscription by a single subscriber of the Series B Preferred Stock is greater than $100,000,000, $0.997 per share. The Series B Preferred Stock shall be convertible to a number of shares of common stock equal to the price of the Series B Preferred Stock divided by the par value of the Series B Preferred Stock. The option to convert the shares of Series B Preferred Stock may not be exercised until three months following the issuance of the Series B Preferred Stock to the recipient shareholder. The Series B Preferred Stock shall have ten votes on matters presented to our shareholders for one share of Series B Preferred Stock held. The initial price of the Series B Preferred Stock shall be $2.50, (subject to adjustment by our Board of Directors) until such time, if ever, the Series B Preferred Stock are listed on a secondary and/or public exchange.  As of December 31, 2011, no shares of Series B Preferred Stock have been issued.

In February 2011, we issued three shares of non-convertible Series A preferred stock valued at $329,000 per share, or $987,000 in aggregate, for voting purposes only, to the three members of our management team at one share each. The issued and outstanding shares of the Series A preferred stock have voting rights equal to eighty percent of the total issued and outstanding shares of our common stock. This effectively provided them, upon retention of their Series A Preferred Stock, voting control on matters presented to our shareholders.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our Board of Directors.

Transfer Agent

Our transfer agent is Worldwide Stock Transfer, LLC.  Their address is 433 Hackensack Avenue, Level – L, Hackensack, NJ 07601.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•

Any of our directors or officers, except as described below;

•

Any person proposed as a nominee for election as a director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•

Any of our promoters;

•

Any relative or spouse of any of the foregoing persons who has the same house address as such person.

RELATED PARTY CONVERTIBLE NOTES

Mark L. Kay, our Chief Executive Officer, loaned us an aggregate of $568,000 during 2004, 2005 and 2006, memorialized in the form of convertible loans. As of December 31, 2011 an aggregate amount of $268,000 remained outstanding. The details of these convertible notes are as follows:

In January 2004, we issued a principal amount $60,000 convertible note with common stock purchase warrants to purchase 600 shares of common stock to Mr. Kay, our CEO. The note payable had a maturity date of December 31, 2004 and a variable interest rate payable equal to Mr. Kay’s private account monthly lending rate. The conversion feature allows Mr. Mr. Kay to convert the note into shares of our common stock at $10.00 per share. In November 2004, to reflect the current issue price of the stock, the conversion price was amended to $7.20. Mr. Kay, at his election, converted this note to stock on December 1, 2004 and received 8,333 shares of our common stock. The warrant exercise period ends in January 2014.

In February 2004, we issued a principal amount $60,000 convertible note with common stock purchase warrants to purchase 600 shares of common stock to Mr. Kay, our CEO. The note payable had a maturity date of September 30, 2005 and an amended fixed interest rate of 8%. The conversion feature allows Mr. Kay to convert the note into shares of our common stock at $10.00 per share. The warrant exercise period ends February 2014. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

In June 2004, we issued a principal amount $50,000 convertible note to Mr. Kay, our CEO. The note payable had a maturity date of December 31, 2005 and an amended fixed interest rate of 8%. The conversion feature allows the Holder to convert the note into shares of our common stock at $10.00 per share. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

In September 2004, we issued a principal amount $30,000 convertible note with common stock purchase warrants to purchase 300 shares of common stock to Mr. Kay, our CEO. The note had a maturity date of December 31, 2005 and an amended fixed interest rate of 8%. The conversion feature allows Mr. Kay to convert the note into shares of our common stock at $10.00 per share. The warrant exercise period ends in September 2014. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

In August 2005, we issued a principal amount $90,000 convertible note with common stock purchase warrants to purchase 900 shares of common stock to Mr. Kay, our CEO. The note payable had a maturity date of December 31, 2005 and an amended fixed interest rate of 8%. The conversion feature allows Mr. Kay to convert the note into shares of our common stock at $10.00 per share. The warrant exercise period ends August 2015. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

In January 2006, we issued a principal amount $10,000 convertible note with common stock purchase warrants to purchase 100 shares of common stock to Mr. Kay, our CEO. The note payable had a maturity date of December 31, 2006 and an amended fixed interest rate of 8%. The conversion feature allows Mr. Kay to convert the note into shares of our common stock at $10.00 per share. The warrant exercise period ends January 2016. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

In February 2006, we issued a principal amount $28,000 convertible note with common stock purchase warrants to purchase 280 shares of common stock to Mr. Kay, our CEO. The note payable had a maturity date of December 31, 2006 and an amended fixed interest rate of 8%. The conversion feature allows Mr. Kay to convert the note into shares of our common stock at $7.50 per share. The warrant exercise period ends February 2016. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been extended to April 30, 2012.

For the seven months ended July 31, 2006, the variable interest rate of the six outstanding notes ranged between 8.625% and 11.000% per annum. In September 2006, the interest rate of the six open notes was revised to a fixed rate of 8%, effective August 1, 2006.

In November 2003, we issued a principal amount $50,000 convertible note with common stock purchase warrants to purchase 500 shares of common stock to Mr. Michael Brenner, one of our Vice Presidents. The note payable had a maturity date of December 31, 2004 and an interest rate of prime plus two percent. The conversion feature allows Mr. Michael Brenner to convert the note into shares of our common stock at $10.00 per share. In November 2004, the maturity date of the convertible note was extended to June 30, 2005. In December 2004, we amended the conversion price on the convertible note to $.72 per share. The warrant exercise period ends November 2013. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been further extended to September 30, 2010. We are pursuing an extension.

In January 2004, we issued a principal amount $15,000 convertible note with common stock purchase warrants to purchase 150 shares of common stock to Mr. Michael Brenner, one of our Vice Presidents. The note payable had a maturity date of December 31, 2004 and an interest rate of prime plus four percent. The conversion feature allows Mr. Michael Brenner to convert the note into shares of our common stock at $10.00 per share. In November 2004, the maturity date of the convertible note was extended to June 30, 2005. In December 2004, we amended the conversion price on the convertible note to $7.20 per share. The warrant exercise period ends January 2014. In December 2004, Mr. Michael Brenner elected to convert half of the principal amount, $7,500, into common stock at a conversion price of $7.20 and received 1,0,42 shares of our common stock. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been further extended to September 30, 2010. We are pursuing an extension.

In November 2004, we issued in principal amounts, an aggregated total of $50,000 convertible promissory notes to three relatives of Mr. David Morris, our former Vice President of Sales. The three notes payable have a maturity date of April 30, 2006 and bear interest at prime plus two  percent. Interest is due and payable at the maturity date, unless converted in full. The conversion feature allows the holder to convert into shares of our common stock at $10.00 per share. The notes were repaid, from May 2006 through September 2006, in accordance with their terms.

In August, September and December 2005 and March 2006, the Company executed 8% convertible promissory notes in the amounts of $10,000, $5,000, $10,000 and $5,000 with one of its Software Developers and a relative of the Chief Technology Officer. The principal due hereunder shall be payable in full in immediately available funds of one million dollars or more through any sales or investment by the end of December 31, 2005, for the 2005 notes, and December 31, 2006, for the 2006 note, or later if agreed upon by the individual and the Company.  In December 2005, the maturity dates of the 2005 notes were extended to March 31, 2006. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity dates of all of the notes have since been extended to June 30, 2010. We are pursuing extensions.

In September 2005, the Company executed an 8% convertible promissory note in the amount of $5,000 with a relative of the Chief Financial Officer. The Principal due hereunder shall be payable in full in immediately available funds of one million dollars or more through any sales or investment by the end of December 31, 2005 or later if agreed upon by the individual and the Company. In December 2005, the maturity dates of the notes were extended to March 31, 2006. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The maturity date of the note has been further extended to June 30, 2010. We are pursuing an extension.

In December 2005, the Company executed a 21.90% convertible promissory note in the amount of $3,000 with a relative of the Chief Financial Officer. The Principle due hereunder shall be payable in full in immediately available funds of one million dollars or more through any sales or investment by the end of March 31, 2006 or later if agreed upon by the individual and the Company. In December 2005, the convertible promissory note was paid in full.

At December 31, 2011 and 2010, accrued interest due for the convertible notes – related parties was $245,652 and $201,040, respectively, and is included in accrued expenses in the accompanying balance sheets. Interest expense for convertible notes payable – related parties for the years ended December 31, 2011 and 2010 was $44,612 and $41,461, respectively.

RELATED PARTY PROMISSORY NOTES

Notes payable – related parties at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
(1) Promissory notes executed with the CEO bearing interest at an amended rate of 8% per annum which matured on April 30, 2011. In April 2012, the notes were extended to December 31, 2012.	$504,000	$504,000
(2) Promissory note executed with the CEO bearing interest at 9% per annum which matured on April 30, 2011. The Company issued 20,000 warrants with an exercise price of $1.30 per share and an expiration date of May 25, 2011. The fair value of the warrants issued was $24,300. In April 2012, the note was extended to December 31, 2012.	100,000	100,000
(3) Promissory note with the CEO bearing interest at 8% per annum which matured on April 30, 2011. The Company issued 8,800 warrants with an exercise price of $0.50 per share and an expiration date of February 21, 2012. The fair value of the warrants issued was $3,758. In April 2012, the note was extended to December 31, 2012.	22,000	22,000
(4) Two 10% promissory notes, with the CEO, of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares, which matured on April 30, 2011. In April 2012, the note was extended to December 31, 2012.	50,000	50,000
(5) Promissory notes with the CEO, non-interest bearing, which matured on April 30, 2011. Partial payments of $6,580 were made against the notes in August and September 2010 and $2,700 in February 2011. In April 2012, the notes were extended to December 31, 2012.	31,420	34,120
(6) In October 2010, the Company assigned the proceeds of six open receivables invoices, totaling $20,761, to its CEO. The assignment was non-interest bearing and fee free with a due date of November 20, 2010. Partial repayments were made in October 2010 for $4,218 and November 2010 for $4,125. In April 2012, the note was extended to December 31, 2012 (see Note 10).	12,418	12,418
(7) Promissory note executed in March 2011 with the CEO, non-interest bearing, which matured on April 1, 2011. In April 2012, the note was extended to December 31, 2012.	2,800	2,800
	$722,638	$722,638

Interest expense for notes payable - related parties for the interim period ended March 31, 2012 and 2011 was $13,982 and $13,848, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission.  Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov.  The public may also read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. This prospectus is part of the registration statement and, as permitted by Commission rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. We maintain a website at http://www.energizerresources.com. Information contained on our website is not part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Wyoming corporation law provides that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS:

Year Ended December 31, 2011 and December 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

StrikeForce Technologies, Inc.

Edison, New Jersey

We have audited the accompanying balance sheets of StrikeForce Technologies, Inc. (the "Company") as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Unites States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a working capital deficiency and deficits in stockholders’ equity at December 31, 2011 and 2010 and net losses and net cash used in operating activities for each of the years then ended. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

April 16, 2012

STRIKEFORCE TECHNOLOGIES, INC.
BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS

Current Assets:
Cash	$-	$45,925
Accounts receivable	75,323	21,457
Prepayments and other current assets	12,421	13,153
Total current assets	87,744	80,535

Property and equipment, net	6,838	4,666
Patents	4,329	4,329
Security deposit	8,684	8,684
Total Assets	$107,595	$98,214

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Cash overdraft	$4,520	$-
Derivative warrant liabilities	334,605	424,671
Current maturities of convertible notes payable, net of discount of $85,511 and $3,432, respectively	1,105,001	1,062,080
Convertible notes payable - related parties	409,255	419,255
Current maturities of notes payable, net of discount of $14,915 and $44,009, respectively	2,391,849	1,785,991
Notes payable - related parties	722,638	726,438
Capital leases payable	5,532	5,532
Accounts payable	943,642	1,001,615
Accrued expenses	3,542,099	3,144,814
Payroll taxes payable	53,901	53,901
Due to factor	209,192	209,192
Total current liabilities	9,722,234	8,833,489

Common stock to be issued	25,000	-
Convertible secured notes payable	542,588	906,714
Convertible notes payable, net of current maturities	30,000	80,000
Notes payable, net of current maturities	50,000	630,479
Total Liabilities	10,369,822	10,450,682

Commitments and contingencies

Stockholders' Deficit
Series A Preferred stock, no par value; 100 shares authorized;
3 and 0 shares issued and outstanding, respectively	987,000	-
Series B Preferred stock at $0.10 par value; 100,000,000 shares authorized;
none issued or outstanding	-	-
Preferred stock series not designated, at $0.10 par value; 10,000,000 shares authorized;
none issued or outstanding	-	-
Common stock at $0.0001 par value; 500,000,000 shares authorized;
221,388,354 and 77,538,877 shares issued and outstanding, respectively	22,139	7,754
Additional paid-in capital	17,249,713	12,673,804
Accumulated deficit	(28,521,079)	(23,034,026)
Total Stockholders' Deficit	(10,262,227)	(10,352,468)
Total Liabilities and Stockholders' Deficit	$107,595	$98,214

See accompanying notes to the financial statements.

STRIKEFORCE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	For the Year
	Ended
	December 31, 2011	December 31, 2010

Revenues	$448,127	$265,990

Cost of sales	25,426	39,217

Gross profit	422,701	226,773

Operating expenses:
Compensation	294,800	401,439
Professional fees	1,042,446	153,669
Selling, general and administrative expenses	3,815,588	514,414
Research and development	352,670	400,467
Total operating expenses	5,505,504	1,469,989

Loss from operations	(5,082,803)	(1,243,216)

Other (income) expense:
Interest and financing expense	585,324	745,084
Change in fair value of derivative warrant liabilities	(163,745)	(66,053)
Forgiveness of debt	(14,228)	(29,473)
Impairment of deferred royalties	-	979,608
Other (income) expenses	(3,101)	2,080
Total other expense	404,250	1,631,246

Net loss	$(5,487,053)	$(2,874,462)

Net loss per common share - basic and diluted	$(0.04)	$(0.07)

Weighted average common shares outstanding
- basic and diluted	156,673,417	42,816,564

See accompanying notes to the financial statements.

STRIKEFORCE TECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE YEAR ENDED DECEMBER 31, 2011

	Series A Preferred stock, no par value		Common stock at $0.0001 par value		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2010	-	$-	77,538,877	$7,754	$12,673,804	$(23,034,026)	$(10,352,468)

Sale of shares of common stock including warrants	-	-	11,000,000	1,100	286,050	-	287,150

Issuance of shares of common stock for consulting services	-	-	9,623,511	962	243,927	-	244,889

Issuance of shares of common stock for settlement and sale of debt	-	-	15,990,332	1,599	172,666	-	174,265

Issuance of shares of common stock for conversions of secured convertible notes payable	-	-	106,435,634	10,644	224,441	-	235,085

Embedded beneficial conversion feature of convertible instruments	-	-	-	-	66,479	-	66,479

Sale of warrants					560,313		560,313

Issuance of common shares in connection with the exercise of warrants	-	-	800,000	80	19,920	-	20,000

Issuance of warrants for consulting services	-	-	-	-	507,538	-	507,538

Issuance of warrants in connection with notes payable to the lender	-	-	-	-	26,200	-	26,200

Issuance of stock options for employee and non-employee services	-	-	-	-	2,468,375	-	2,468,375

Issuance of Series A preferred stock for employee services	3	987,000	-	-	-	-	987,000

Net loss	-	-	-	-	-	(5,487,053)	(5,487,053)

Balance at December 31, 2011	3	$987,000	221,388,354	$22,139	$17,249,713	$(28,521,079)	$(10,262,227)

See accompanying notes to the financial statements.

STRIKEFORCE TECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE YEAR ENDED DECEMBER 31, 2010

					Additional		Total
	Series A Preferred stock, no par value		Common stock at $0.0001 par value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2009	-	$-	24,194,999	$2,420	$12,044,961	$(20,159,564)	$(8,112,183)

Sale of shares of common stock including warrants	-	-	12,894,118	1,289	27,211	-	28,500

Issuance of shares of common stock for consulting services	-	-	3,030,000	303	21,827	-	22,130

Issuance of shares of common stock for financing to lender	-	-	1,300,000	130	18,170	-	18,300

Issuance of shares of common stock for debt settlement	-	-	16,500,000	1,650	23,350	-	25,000

Issuance of shares of common stock for conversions of secured convertible notes payable	-	-	18,819,760	1,882	72,660	-	74,542

Sale of warrants	-	-	-	-	321,000	-	321,000

Issuance of common shares in connection with the exercise of warrants	-	-	800,000	80	1,920	-	2,000

Issuance of warrants in connection with convertible notes payable	-	-	-	-	2,980	-	2,980

Issuance of stock options for employee and non-employee for services	-	-	-	-	139,725	-	139,725

Net loss	-	-	-	-	-	(2,874,462)	(2,874,462)

Balance at December 31, 2010	-	$-	77,538,877	$7,754	$12,673,804	$(23,034,026)	$(10,352,468)

See accompanying notes to the financial statements.

STRIKEFORCE TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2011	December 31, 2010

Cash flows from operating activities:
Net loss	$(5,487,053)	$(2,874,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,227	3,784
Forgiveness of debt	(14,228)	(29,473)
Amortization of discount on notes payable	13,492	71,802
Amortization of deferred royalties	-	163,404
Impairment of deferred royalties	-	979,608
Change in fair value of derivative financial instruments	(90,066)	(66,053)
Issuance of preferred stock for employee services	987,000	-
Issuance of stock options for employee and non-employee services	2,468,375	139,725
Issuance of common stock, options and warrants for consulting services	752,427	22,130
Issuance of common stock and warrants for financing expense	26,200	18,300
Warrants issued in connection with convertible note payable	-	2,980
Changes in operating assets and liabilities:
Accounts receivable	(53,866)	2,475
Prepaid expenses	732	25,611
Accounts payable	(26,722)	101,708
Accrued expenses	437,029	931,322
Payroll taxes payable	-	420
Amount paid to employees	-	(50,824)
Net cash used in operating activities	(982,453)	(557,544)

Cash flows from investing activities:
Purchases of property and equipment	(6,399)	(1,500)
Net cash used in investing activities	(6,399)	(1,500)

Cash flows from financing activities:
Bank overdraft	4,520	-
Proceeds from sale of common stock	287,150	28,500
Proceeds from sale of common stock to be issued	25,000	-
Sale of warrants for cash	560,313	321,000
Proceeds from the exercise of warrants	20,000	2,000
Proceeds from notes payable	137,500	130,000
Repayment of notes payable	(33,715)	(42,290)
Proceeds from convertible notes payable	75,000	30,000
Proceeds from notes payable - related parties	2,800	140,581
Repayment of notes payable - related parties	(6,600)	(72,643)
Repayment of secured convertible notes payable	(129,041)	-
Net cash provided by financing activities	942,927	537,148

Net change in cash	(45,925)	(21,896)

Cash at beginning of the year	45,925	67,821

Cash at end of the year	$-	$45,925

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income tax paid	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes payable into common stock	$235,085	$74,542
Issuance of common stock for debt	$157,244	$25,000

See accompanying notes to the financial statements.

StrikeForce Technologies, Inc.

December 31, 2011 And 2010

Notes to the Financial Statements

Note 1 - Nature of Operations

StrikeForce Technical Services Corporation was incorporated in August 2001 under the laws of the State of New Jersey. On September 3, 2004, the stockholders approved an amendment to the Certificate of Incorporation to change the name to StrikeForce Technologies, Inc. (the “Company”). On November 15, 2010, the Company was redomiciled under the laws of the State of Wyoming. The Company’s operations are based in Edison, New Jersey.

The Company is a software development and services company.  The Company owns the exclusive right to license and develop various identification protection software products that were developed to protect computer networks from unauthorized access and to protect network owners and users from identity theft.  The Company has developed a suite of products based upon the licenses and its strategy is to develop and exploit the products for customers in the areas of financial services, e-commerce, corporate, government, healthcare and consumer sectors. In November 2010, the Company received notice that the United States Patent Office (“USTPO”) has issued an official Notice of Allowance for the patent application for the technology relating to its ProtectID® product, titled "Multi-Channel Device Utilizing a Centralized Out-of-Band Authentication System". In January 2011, the Company received notice that the United States Patent Office issued the Company Patent No. 7,870,599.  The “Out-of-Band Patent” went through a USTPO Re-Examination process starting on August 16, 2011 and concluded on December 27, 2011, with all of the Company's patent claims remaining in-tact and seven additional Company patent claims being added. In 2011, the Company also submitted an additional continuation patent on the “Out-of-Band” Patent, with another sixty-six additional Company claims now pending. The technology developed by the Company and used in the Company’s GuardedID® product is the subject of a pending patent application.  In December 2011, the Company executed an exclusive agreement with an agent to represent the Company in enforcing the patent. The agent will receive a commission of 50% of the net proceeds resulting from their services.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; allowance for doubtful accounts; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of property and equipment, patents and interest rate; underlying assumptions to estimate the fair value of beneficial conversion features, warrants and options; revenue recognized or recognizable; sales returns and allowances; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows applicable accounting guidance for disclosures about fair value of its financial instruments. The U.S.GAAP establishes a framework for measuring fair value, and requires disclosures about fair value measurements.  To provide consistency and comparability in fair value measurements and related disclosures, U.S. GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses, payroll taxes payable, and due to factor, approximate their fair values because of the short maturity of these instruments.

The Company’s notes payable, convertible notes payable, convertible secured notes payable, and capital leases payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2011 and 2010.

The Company’s Level 3 financial liabilities consist of the derivative financial instruments for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation.  The Company valued the automatic conditional conversion, re-pricing/down-round, change of control; default and follow-on offering provisions using a lattice model, with the assistance of a valuation specialist, for which management understands the methodologies. These models incorporate transaction details such as Company stock price, contractual terms, maturity, risk free rates, as well as assumptions about future financings, volatility, and holder behavior as of the date of issuance and each balance sheet date.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Level 3 Financial Liabilities – Derivative Financial Instruments

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at the end of every reporting period and recognizes gains or losses in the Statements of Operations that are attributable to the change in the fair value of the derivative liability.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company’s long-lived assets, which include property and equipment, and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable or the useful lives are shorter than originally estimated.

The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, whichever is more reliably measurable. If long-lived assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives.

The key assumptions used in management’s estimates of projected cash flow deal largely with forecasts of sales levels, gross margins, and operating costs.  These forecasts are typically based on historical trends and take into account recent developments as well as management’s plans and intentions.  Factors, such as increased competition or a decrease in the desirability of the Company’s products, could lead to lower projected sales levels, which would adversely impact cash flows.  A significant change in cash flows in the future could result in an impairment of long lived assets.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a result of the company’s revenue recognition policy, there were no allowances for doubtful accounts at December 31, 2011 or 2010. The Company does not have any off-balance-sheet credit exposure to its customers.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Leases

Lease agreements are evaluated to determine whether they are capital leases or operating leases in accordance with applicable accounting guidance. When substantially all of the risks and benefits of property ownership have been transferred to the Company, the lease then qualifies as a capital lease.

Capital lease assets are depreciated on a straight-line basis over the capital lease assets estimated useful lives consistent with the Company’s normal depreciation policy for tangible fixed assets, but generally not exceeding the lease term. Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term.

Patents

All costs incurred to the point when a patent application is to be filed are expensed as incurred as research and development cost. Patent application costs, generally legal costs, thereafter incurred are capitalized. Patents are amortized over the expected useful lives of the patents, which is generally 17 to 20 years for domestic patents and 5 to 20 years for foreign patents, once the patents are granted or are expensed if the patent application is rejected. The costs of defending and maintaining patents are expensed as incurred.

As of December 31, 2011, the Company capitalized $4,329 in patent application costs as incurred with no amortization.

Discount on debt

The Company allocates the proceeds received from convertible debt instruments between the liability component and equity component, and records the conversion feature as a liability. The conversion feature and certain other features that are considered embedded derivative instruments, such as a conversion reset provision, a penalty provision and redemption option, have been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The conversion liability is marked to market each reporting period with the resulting gains or losses shown in the Statement of Operations. The Company has also recorded the resulting discount on debt related to the warrants and conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivatives

Derivative instruments are required to be recognized as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation.

At December 31, 2011, the Company had not entered into any transactions which were considered hedges.

Embedded Beneficial Conversion Feature of Convertible Instruments

The Company recognizes and measures the embedded beneficial conversion feature of applicable convertible instruments by allocating a portion of the proceeds from the convertible instruments equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value of the embedded beneficial conversion feature is calculated at the commitment date as the difference between the conversion price and the fair value of the securities into which the convertible instruments are convertible. The Company recognizes the intrinsic value of the embedded beneficial conversion feature of the convertible notes so computed as interest expense.

From time to time, the Company transfers the liability under the denture instrument to a third party in certain circumstances.

In December 2010, the balance of the YA Global April 2009 secured convertible debenture, of $231,320, the principal balance due of the YA Global May 2006 promissory note of $100,000 and the accrued interest owed on the promissory note of $32,806 was assigned to PMI Technologies, Inc. (“PMI”). The total amount assigned to PMI was $364,126. In connection with this assignment, the Company paid an assignment fee of $200,000, recorded as financing expense, to YA Global in December 2010. As of December 2010, YA Global was no longer a secured lender to StrikeForce.

In December 2010, the Company executed an amendment to the PMI assignment agreement whereby the secured convertible balance owed to PMI was distributed among five unrelated parties, one of whom was PMI. The due dates of the notes were extended to December 31, 2012 and the conversion price was modified to a fixed price of $0.004551576875 per share.

In April 2011, the Company executed an amendment to the PMI assignment agreement whereby it assigned the remaining open portion of the debenture, in the amount of $85,805, to Steeltown Consulting Group, LLC (“Steeltown”) and its assignees. Additionally, the conversion price was modified to a fixed price of $0.0007603 per share (see Notes 11 and 15).

For the years ended December 31, 2011 and 2010, the Company recorded $20,430 and $0, respectively, of interest expense related to the amortization of the discount of the beneficial conversion feature. In September 2011, the Company redeemed the Steeltown debentures in full, thereby eliminating the right for additional conversions.

Financial Instruments

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under applicable accounting guidance. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability, and the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The fair value model utilized to value the various compound embedded derivatives in the secured convertible notes comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the secured convertible notes, such as the risk-free interest rate, expected Company stock price and volatility, likelihood of conversion and or redemption, and likelihood of default status and timely registration.  At inception, the fair value of the single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the secured convertible notes (as unamortized discount which will be amortized over the term of the notes under the effective interest method).

Related Parties

Related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Commitment and Contingencies

The Company follows applicable accounting guidance to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees are disclosed.  Management is not aware any such matters exist at this time.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

Hardware

Revenue from hardware sales is recognized when the product is shipped to the customer and there are either no unfulfilled Company obligations or any obligations that will not affect the customer's final acceptance of the arrangement.  All costs of these obligations are accrued when the corresponding revenue is recognized.  There were no revenues from fixed price long-term contracts.

Software, Services and Maintenance

Revenue from time and service contracts is recognized as the services are provided. Revenue from delivered elements of one-time charge licensed software is recognized at the inception of the license term, provided the Company has vendor-specific objective evidence of the fair value of each delivered element.  Revenue is deferred for undelivered elements. The Company recognizes revenue from the sale of software licenses when the four criteria discussed above are met. Delivery generally occurs when the product is delivered to a common carrier or the software is downloaded via email delivery or an FTP web site. The Company assesses collection based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer.  The Company does not request collateral from customers.  If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.  Revenue from monthly software licenses is recognized on a subscription basis.

ASP Hosted Cloud Services

The Company offers an Application Service Provider Cloud Service whereby customer usage transactions are invoiced monthly on a cost per transaction basis.  The service is sold via the execution of a Service Agreement between the Company and the customer.  Initial set-up fees are recognized over the period in which the services are performed.

Fixed Price Service Contracts

Revenue from fixed price service contracts is recognized over the term of the contract based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract.  Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent.  Revenue from maintenance is recognized over the contractual period or as the services are performed.  Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in trade accounts receivable.  Applicable billings in excess of revenue that is recognized on service contracts are recorded as deferred income until the aforementioned revenue recognition criteria are met.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions according to the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

The fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31, 2011	December 31, 2010
Risk-free interest rate	2.14%	1.64 – 2.09%
Dividend yield	0.00%	0.00%
Expected volatility	313%	290% - 345%
Expected option life	3 years – 5 years	3 years – 5 years

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs shown in the table above for 2011 and 2010 are as follows:

•

Expected volatility of the entity’s shares and the method used to estimate it.    The Company uses its historical volatility of its shares over the expected contractual life of the share options or similar instruments as its expected volatility.  The expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value of the instruments.  The Company uses historical data to estimate employee termination behavior. The Company uses historical data to estimate holder’s expected exercise behavior.

•

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option and similar instruments.

•

The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option and similar instruments The Company has not declared any dividends since inception.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. Additionally, the Company’s policy is to issue new shares of common stock to satisfy stock option exercises.

Equity instruments issued to parties other than employees for acquiring goods or services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under applicable accounting guidance. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. The fair value of option or warrant award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.

The Company may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction is recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount is not to be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

 If the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, in such cases, there is no recognition at the measurement date and no entry is to be recorded.

Software Development Costs

Software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers are capitalized.  Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. To date, all costs have been accounted for as research and development costs and no software development cost has been capitalized.

Income Tax Provision

The Company accounts for income taxes under the liability method.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the uncertainty in income taxes accounting standard which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  The standard also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company’s operations are based in New Jersey and it is subject to federal and New Jersey state income tax. Tax years subsequent to 2007 are open to examination by United States and state tax authorities. The Company had no material adjustments to its liabilities for unrecognized income tax benefits. On classification of all interest and penalties related to income tax, if any, the Company records them under other expenses in the Statement of Operations.

Net Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

The Company’s potentially outstanding shares of common stock excludes 142,789,198 shares of employee and non-employee stock options, 240,968,467 shares of common stock issuable under warrants, 26,043,017 shares of common stock issuable under the conversion feature of the convertible notes payable and 1,000,000 shares of common stock to be issued for the year ended December 31, 2011, and 72,789,198 shares of stock options, 122,968,467 shares of common stock issuable under warrants and 97,654,755 shares of common stock issuable under the conversion feature of the convertible notes payable for the year ended December 31, 2010, respectively. These potentially outstanding dilutive shares of common stock were excluded as they were anti-dilutive.

Subsequent Events

The Company has evaluated subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued updated guidance on “Intangibles—Goodwill and Other: Testing Goodwill for Impairment”. The guidance simplifies how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described. Under this updated guidance, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, as or if adopted, has or would have a material effect on the accompanying financial statements.

Note 3 - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $9,634,490 and $8,752,954 and deficits in stockholders’ equity of $10,261,974 and $10,352,468 at December 31, 2011 and 2010, respectively, and net losses of $5,487,053 and $2,874,462 and net cash used in operating activities of $982,200 and $346,567 for each of the years then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Currently, management is attempting to increase revenues and improve gross margins by a revised sales strategy. In principle, the Company is redirecting its sales focus from direct sales to domestic and international channel sales, where the Company is primarily selling through a channel of Distributors, Value Added Resellers, Strategic Partners and Original Equipment Manufacturers. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to continually increase its customer base and realize increased revenues from recently signed contracts.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 - Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
Computer equipment	$70,361	$65,461
Computer software	20,854	19,355
Furniture and fixtures	10,157	10,157
Office equipment	15,906	15,906
Total	117,278	110,879
Accumulated depreciation and amortization	(110,440)	(106,213)
	$6,838	$4,666

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 amounted to $4,227 and $3,784, respectively.

Note 5 - Deferred Royalties

Deferred royalties previously recorded as non-current assets were determined to be without any future value at June 30, 2010. Accordingly, management of the Company recorded an impairment of deferred royalties of $979,608 for the year ended December 31, 2010.

Note 6 - Convertible Notes Payable

Convertible notes payable at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
(1) Convertible note bearing interest at 8% per annum, originally scheduled to mature on March 28, 2008, with a conversion price of $9.00 per share. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	$235,000	$235,000
(2) Convertible non-interest bearing note, having a conversion price of $9.00 per share which was originally scheduled to mature on June 30, 2006.As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	7,000	7,000
(3) Convertible notes bearing interest at 8% per annum with a conversion price of $9.00 per share which was originally scheduled to mature on December 31, 2010. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	50,000	50,000
(4) Convertible note bearing interest at 9% per annum with a conversion price of $1.40 per share which was originally scheduled to mature on December 9, 2010. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	200,000	200,000
(5) Convertible note bearing interest at 9% per with a conversion price of $0.80 per share which was originally scheduled to mature on December 31, 2010. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	150,000	150,000
(6) 18% convertible note which matured November 2008 with a conversion price of $0.50 per share and 6,667 shares of the Company’s common stock.	3,512	3,512
(7) Note executed in May 2007 bearing interest at 9% per annum with a conversion price of $0.35 per share which was originally scheduled to mature December 31, 2010. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(8) Convertible notes executed in June 2007 bearing interest at 8% per annum which was originally scheduled to mature on December 29, 2010. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(9) Convertible note executed in July 2007 bearing interest at 8% per annum which was originally scheduled to mature on January 2, 2011. As of December 31, 2011, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(10) Convertible notes executed in August 2007 bearing interest at 9% per annum which was originally scheduled to mature on August 9, 2010. The Company is pursuing extensions.	120,000	120,000
(11) Convertible notes executed in December 2009 bearing interest at 9% per annum maturing on December 1, 2012, with a conversion price of $0.105 per share. The Company issued 200,000 warrants with an exercise price of $0.10 per share and an expiration date of December 1, 2012. For the years ended December 31, 2011 and 2010, the Company expensed $7,953 and $7,953, respectively, of financing expenses related to the warrants issued for the notes.	50,000	50,000
(12) Convertible note executed in March 2010 for $250,000, bearing interest at 8% per annum, maturing on March 31, 2015. If the loan is funded in full within 180 days of execution, then the note holder may lend up to an additional $500,000 to the Company. In March 2010, the Company received the first tranche of $30,000 from the note holder. No further notes have been executed with the lender.	30,000	30,000
(13) Convertible note executed in December 2011 for $75,000, bearing interest at 4% per annum, maturing on December 5, 2012 per a term sheet executed in November 2011 with an investor firm, whereby the firm will invest up to $450,000, in tranches of $75,000 per month for six months, in the Company in the form of convertible promissory notes, bearing interest of 4% per year, with maturity dates of 12 months from the date issuance. A broker fee of 12% will be deducted from each tranche and the notes will include a 15% prepayment penalty (see Note 13).	75,000	-
	1,220,512	1,145,512
Long term portion	(30,000)	(80,000)
	1,190,512	1,065,512
Discount on convertible notes payable	(85,511)	(3,432)
Current maturities, net of discount	$1,105,001	$1,062,080

Interest expense for the convertible notes payable for the years ended December 31, 2011 and 2010 was $97,854 and $97,047, respectively.

Note 7 - Convertible Notes Payable – Related Parties

Convertible notes payable – related parties at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
(1) Convertible note with the VP of Technology bearing interest at the prime rate plus 2% per annum which was originally scheduled to mature on September 30, 2010, and a conversion price of $10.00 per share. The Company issued 500 warrants with an exercise price of $10.00 per share. The Company is pursuing an extension.	$50,000	$50,000
(2) Convertible note which matured with the VP of Technology bearing interest at the prime rate plus 4% per annum which matured on September 30, 2010, and a conversion price of $10.00 per share. The Company is pursuing an extension.	7,500	7,500
(3) Convertible notes with the CEO bearing interest at 8% per annum which was originally scheduled to mature on April 30, 2011, and a conversion price of $10.00 per share. The Company issued 1,800 warrants with an exercise price of $10.00 per share and expiration dates of February 4, 2014, September 7, 2014 and August 16, 2015. The Company is pursuing extensions.	230,000	230,000
(4) Convertible notes with a software developer bearing interest at 8% per annum which was originally scheduled to mature on June 30, 2010, and a conversion price of $10.00 per share. The Company issued 150 warrants with an exercise price of $10.00 per share and expiration dates of August 26, 2015 and September 29, 2015. The Company is pursuing extensions.	15,000	15,000
(5) Convertible note with a relative of the former Chief Financial Officer bearing interest at 8% per annum which matured on June 30, 2010, and a conversion price of $10.00 per share. The Company issued 50 warrants with an exercise price of $10.00 per share and an expiration date of December 7, 2015. The Company is pursuing an extension.	5,000	5,000
(6) Convertible note with a software developer bearing interest at 8% per annum which matured on June 30, 2010, and a conversion price of $10.00 per share. The Company issued 100 warrants with an exercise price of $10.00 per share and an expiration date of December 6, 2015. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. The Company is pursuing an extension.	10,000	10,000
(7) Convertible notes with the Office Manager bearing compound interest at 8% per annum which was originally scheduled to mature on June 30, 2010, and a conversion price of $10.00 per share. The Company issued 800 warrants with an exercise price of $10.00 per share and expiration dates of December 28, 2015 and January 9, 2016. Per the terms of a debt purchasing agreement formalized with a consultant in September 2011, the Company sold one of the notes, in the amount of $10,000, including accrued interest, to the consultant in October 2011 (see Note 16).	48,755	58,755
(8) Convertible notes with the CEO bearing compound interest at 8% per annum which was originally scheduled to mature on April 30, 2011, and a conversion price of $10.00 per share. The Company issued 380 warrants with an exercise price of $10.00 per share and expiration dates of January 18, 2016 and February 28, 2016. The Company is pursuing extensions.	38,000	38,000
(9) Convertible note with a software developer bearing compound interest at 8% per annum with an original maturity date of June 30, 2010, and a conversion price of $7.50 per share. The Company issued 50 warrants with an exercise price of $10.00 per share and an expiration date of March 6, 2016. The Company is pursuing an extension.	5,000	5,000
	$409,255	$419,255

At December 31, 2011 and 2010, accrued interest due for the convertible notes – related parties was $245,652 and $201,040, respectively, and is included in accrued expenses in the accompanying balance sheets. Interest expense for convertible notes payable – related parties for the years ended December 31, 2011 and 2010 was $44,612 and $41,461, respectively.

Note 8 - Notes Payable

Notes payable at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010

(1) Seventy units, sold in 2008, with each unit consisting of a 10% promissory note of $25,000, maturing three years from the execution date and with a 10% discount rate, and 82,000 non-dilutable (for one year) restricted shares of the Company’s common stock, at market price. Per the terms of a debt purchasing agreement formalized with a consultant in September 2011, the Company sold notes for $50,000 in July 2011 and $25,000 in August 2011, including accrued interest, to the consultant (see Note 16). Per the terms of a settlement agreement that the Company executed with the estate of a deceased note holder in November 2011, the Company settled a $25,000, note for restricted shares of its common stock, in December 2011, issued to  two beneficiaries of the estate (see Note 14). The Company is pursuing extensions on the remaining notes.

	$1,650,000	$1,750,000
(2) Promissory note bearing interest at 10% per annum, maturing on January 23, 2012, with a total of 738,000 shares of common stock (see Note 14). The Company is pursuing an extension.	225,000	225,000
(3) In April 2009 for $50,000, the Company sold two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price. The shares were issued in April 2009. In April 2009, the Company signed an agreement whereby the note is to be repaid from the proceeds of sales of the Company’s products sold by the note holder who is a distributor for the Company. For the years ended December 31, 2011 and 2010, sales proceeds of $19,229 and $30,771, respectively, were applied to the note balance (see Notes 13 and 14).	-	19,229
(4) In May 2009, the Company sold two units with each unit consisting of a 10% promissory note of $25,000, maturing on April 20, 2012, and 50,000 restricted shares of the Company’s common stock, at market price. The 100,000 shares were issued in June 2009 (see Note 14).	50,000	50,000
(5) 10% promissory notes of $50,000 and 82,000 shares of the Company’s common stock, valued at market price, for a total of 164,000 shares of common stock, issued in November 2009 (see Note 14).	50,000	50,000
(6) In June 2009, the Company sold one unit consisting of a 10% promissory note of $25,000, maturing on June 8, 2012, and 50,000 restricted shares of the Company’s common stock, at market price. The shares were issued in June 2009 (see Note 14).	25,000	25,000
(7) In June 2009, the Company sold purchased three units with each unit consisting of a 10% promissory note of $25,000, maturing on June 25, 2012, and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 150,000 shares of common stock. The shares were issued in August 2009 (see Note 14).	75,000	75,000
(8) In July 2009, the Company sold 1.4 units with each unit consisting of a 10% promissory note of $25,000, maturing on July 14, 2012 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 70,000 shares of common stock. The shares were issued in August 2009 (see Note 14).	35,000	35,000
(9) In August 2009 the Company sold one unit consisting of a 10% promissory note of $25,000, maturing on August 18, 2012 and 75,000 restricted shares of the Company’s common stock, at market price (see Note 14).	25,000	25,000

(10) In September 2009 the Company sold two units with each unit consisting of a 10% promissory note of $25,000, maturing on September 2, 2012 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The April 2009 agreement whereby the note shall be repaid from the proceeds of sales of the Company’s products sold by the note holder who is a distributor for the Company also applies to this note. For the years ended December 31, 2011 and 2010, sales proceeds of $4,485 and $0, respectively, were applied to the note balance (see Notes 13 and 14).

	45,514	50,000

(11) Promissory note executed in October 2009 for $50,000, maturing on October 20, 2012. Per the terms of the promissory note, the Company sold 3/4 unit with each unit consisting of a 10% promissory note of $25,000 and 133,333 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock (see Note 14).	18,750	18,750
(12) Promissory note executed in December 2009 for $7,500, bearing interest at 10% per annum, maturing on December 4, 2012, and 150,000 restricted shares of the Company’s common stock, at market price (see Note 14). Per the terms of a debt purchasing agreement formalized with a consultant in September 2011, the Company sold the note, including accrued interest, to the consultant (see Notes 13 and 14).	-	7,500
(13) Promissory note executed in April 2010 for $80,000, bearing interest at 10% per annum, which matured on July 23, 2010, and 500,000 restricted shares of the Company’s common stock, at market price (see Note 10). In May 2011, the Company made a partial payment of $10,000. Per the terms of a settlement agreement that the Company executed with the note holder in January 2012, the Company settled the note, including accrued interest, for unrestricted shares of its common stock (see Note 18).	70,000	80,000
(14) Promissory note executed in May 2010 for $50,000, bearing interest at 10% per annum, maturing on May 21, 2013, and 200,000 restricted shares of the Company’s common stock, at market price. The April 2009 agreement whereby the note shall be repaid from the proceeds of sales of the Company’s products sold by the note holder who is a distributor for the Company also applies to this note. For the years ended December 31, 2011 and 2010, no sales proceeds were applied to the note balance (see Notes 13 and 14).	50,000	50,000
(15) Promissory notes executed in July 2011 bearing interest at 10% per annum, maturing on December 31, 2011. The Company issued 1,000,000 warrants with an exercise price of $0.50 per share and an expiration date of July 15, 2014. The fair value of the warrants issued was $26,200. For the year ended December 31, 2011, the Company recorded interest expense of $26,200 relating to the warrants). The Company is pursuing extensions.	87,500	-
(16) Promissory note executed in August 2011 bearing interest at 10% per annum, maturing on December 31, 2011. The Company is pursuing an extension.	50,000	-
	2,456,764	2,460,479
Long term portion	(50,000)	(630,479)
	2,406,764	1,830,000
Discount on notes payable	(14,915)	(44,009)
Current maturities, net of discount	$2,391,849	$1,785,991

Interest expense for notes payable for the years ended December 31, 2011 and 2010 was $246,578 and $252,793, respectively.

The total long term portion of all funded debt is due as follows: 2013-$50,000; 2015-$30,000.

Note 9 - Notes Payable – Related Parties

Notes payable – related parties at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
(1) Promissory notes executed with the CEO bearing interest at an amended rate of 8% per annum which matured on April 30, 2011. The Company is pursuing extensions.	$504,000	$504,000
(2) Promissory note executed with the CEO bearing interest at 9% per annum which matured on April 30, 2011. The Company issued 20,000 warrants with an exercise price of $1.30 per share and an expiration date of May 25, 2011. The fair value of the warrants issued was $24,300. The Company is pursuing an extension.	100,000	100,000
(3) Promissory note with the CEO bearing interest at 8% per annum which matured on April 30, 2011. The Company issued 8,800 warrants with an exercise price of $0.50 per share and an expiration date of February 21, 2012. The fair value of the warrants issued was $3,758. The Company is pursuing an extension.	22,000	22,000
(4) Promissory notes with the former President bearing interest at 8% per annum. For the years ended December 31, 2011 and 2010, the Company paid $3,900 and $28,600, respectively (see Note 13).	-	3,900
(5) 2, 10% promissory notes of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares, which matured on April 30, 2011. The Company is pursuing an extension.	50,000	50,000
(6) Promissory notes with the CEO, non-interest bearing, which matured on April 30, 2011. Partial payments of $6,580 were made against the notes in August and September 2010 and $2,700 in February 2011. The Company is pursuing extensions.	31,420	34,120
(7) In October 2010, the Company assigned the proceeds of six open receivables invoices, totaling $20,761, to its CEO. The assignment was non-interest bearing and fee free with a due date of November 20, 2010. Partial repayments were made in October 2010 for $4,218 and November 2010 for $4,125. The due date of the assignment has been extended to December 31, 2011 (see Note 13).	12,418	12,418
(8) Promissory note executed in March 2011 with the CEO, non-interest bearing, which matured on April 1, 2011. The Company is pursuing an extension.	2,800	-
	$722,638	$726,438

Interest expense for notes payable - related parties for the years ended December 31, 2011 and 2010 was $56,100 and $56,529, respectively.

Note 10 - Accrued Expenses

Accrued expenses consisted of the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
Interest	$1,834,806	$1,442,862
Salaries and payroll taxes	1,701,234	1,695,893
Other	6,059	6,059
Total Accrued Expenses	$3,542,099	$3,144,814

Note 11 - Convertible Secured Notes Payable

Convertible secured notes payable consisted of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Citco Global Custody NV (assigned from YA Global/Highgate)	$542,588	$542,588
Steeltown Consulting Group, LLC (assigned from YA Global)	-	364,126
Total convertible secured notes payable	$542,588	$906,714

At December 31, 2011, the Company's outstanding convertible secured notes payable are secured through the note holder's claim on the Company's intellectual property.

In December 2010, the balance of the YA Global April 2009 secured convertible debenture, of $231,320, the principal balance due of the YA Global May 2006 promissory note of $100,000 and the accrued interest owed on the promissory note of $32,806 was transferred to PMI Technologies, Inc. (“PMI”). The total amount transferred to PMI was $364,126. In connection with this transfer, the Company paid a transfer fee of $200,000, recorded as financing expense, to YA Global in December 2010. As of December 2010, YA Global is no longer a secured lender to StrikeForce.

In December 2010, the Company executed an amendment to the PMI transfer agreement whereby the secured convertible balance owed to PMI was distributed among five unrelated parties, one of whom was PMI. The due dates of the notes were extended to December 31, 2012 and the conversion price was modified to a fixed price of $0.004551576875 per share. Additionally, the amendment called for the Company to make available to the note holders the opportunity to offer financing to the Company via the sale of a total of 120,000,000 five year warrants exercisable into shares of the Company’s common stock at $0.03 per share.

In April 2011, the Company executed an amendment to the PMI transfer agreement whereby the Company consented to the assignment of the remaining balance due to PMI, in the amount of $85,805, to Steeltown Consulting Group, LLC (“Steeltown”) and its assignees. Additionally, the conversion price was modified to a fixed price of $0.0007603 per share (see Notes 2 and 15). The amendment also called for the Company to make available to the note holders the opportunity to offer financing to the Company through the sale of a total of 50,000,000 three year warrants exercisable into shares of the Company's common stock as a ladder at $0.02, $0.04, $0.08, $0.12, $0.15 each per share for each ten million warrants equally distributed among the warrant holders.

In September 2011, the Company notified the Steeltown note holders of its intention to redeem the balance due of the debentures in full and, on September 12, 2011, the Company redeemed the balance due on the debentures of $35,793, thereby eliminating the right for additional conversions.

Conversions to Common Stock

For the years ended December 31, 2011 and 2010, Citco Global had no conversions.

For the year ended December 31, 2011, PMI converted $47,561, $53,092, $73,040 and $11,379 of the April 23, 2009 debenture (as assigned by YA Global on December 23, 2010) into 10,449,389, 11,664,549, 16,047,276 and 2,500,000 shares of the Company’s common stock in January, February, March and April 2011, respectively, pursuant to the terms of the Securities Purchase Agreement. The January 2011 conversions were made on January 10, 2011 with $33,906 converted into 7,449,389 shares and on January 28, 2011 with $13,655 converted into 3,000,000 shares. The February 2011 conversions were made on February 2, 2011 with $34,292 converted into 6,875,000 shares, on February 4, 2011 with $3,200 converted into 1,362,165 shares, on February 14, 2011 with $6,600 converted into 1,450,047 shares, on February 15, 2011 with $7,000 converted into 1,537,928 shares and on February 17, 2011 with $2,000 converted into 439,409 shares. The March 2011 conversions were made on March 8, 2011 with $43,000 converted into 9,447,276 shares, on March 14, 2011 with $15,475 converted into 3,400,000 shares, on March 18, 2011 with $10,013 converted into 2,200,000 shares and on March 29, 2011 with $4,552 converted into 1,000,000 shares. The April 2011 conversion was made on April 14, 2011.

For the year ended December 31, 2011, Steeltown converted $5,702, $13,624, $7,518, $3,041 and $20,126 of the April 23, 2009 debenture (as assigned by YA Global on December 23, 2010) into 7,499,671, 17,919,702, 9,884,404, 4,000,000 and 26,470,643 shares of the Company’s common stock in May, June, July, August and September 2011, respectively, pursuant to the terms of the Securities Purchase Agreement. The May 2011 conversions were made on May 3, 2011 with $3,802 converted into 5,000,657 shares and on May 25, 2011 with $1,900 converted into 2,499,014 shares. The June 2011 conversions were made on June 3, 2011 with $3,041 converted into 4,000,000 shares, on June 6, 2011 with $3,740 converted into 4,919,702 shares, on June 8, 2011 with $3,802 converted into 5,000,000 shares and on June 15, 2011 with $3,041 converted into 4,000,000 shares. The July 2011 conversions were made on July 6, 2011 with $760 converted into 1,000,000 shares, on July 12, 2011 with $2,348 converted into 3,084,404 shares, on July 13, 2011 with $1,141 converted into 1,500,000 shares and on July 21, 2011 with $3,269 converted into 4,300,000 shares. The August 2011 conversions were made on August 1, 2011 with $1,520 converted into 2,000,000 shares and on August 15, 2011 with $1,521 converted into 2,000,000 shares. The September 2011 conversions were made on September 6, 2011 with $2,737 converted into 3,600,000 shares, on September 7, 2011 with $6,463 converted into 8,500,000 shares and on September 8, 2011 with $10,926 converted into 14,370,643 shares.

For the year ended December 31, 2010, YA Global converted $46,600 of the April 23, 2009 debenture into 18,819,760 shares of the Company’s common stock, pursuant to the terms of the Securities Purchase Agreement. The conversions were made on March 1, 2010 for $10,000 at a conversion price of $0.0256 per share for 390,625 shares, on July 7, 2010 for $4,300 at a conversion price of $0.0036 per share for 1,194,444 shares, on July 28, 2010 for $2,600 at a conversion price of $0.002104 per share for 1,235,741 shares, on August 26, 2010 for $2,800 at a conversion price of $0.002152 per share for 1,301,115 shares, on September 13, 2010 for $3,300 at a conversion price of $0.0024 per share for 1,375,000 shares, on September 24, 2010 for $3,100 at a conversion price of $0.002152 per share for 1,440,520, shares on October 12, 2010 for $3,600 at a conversion price of $0.0024 per share for 1,500,000 shares, on October 19, 2010 for $3,300 at a conversion price of $0.002104 per share for 1,568,441 shares, on October 29, 2010 for $2,600 at a conversion price of $0.0016 per share for 1,625,000 shares, on November 8, 2010 for $4,400 at a conversion price of $0.001304 per share for 3,374,233 shares, on November 9, 2010 for $2,700 at a conversion price of $0.001448 per share for 1,864,641 shares and on November 30, 2010 for $3,900 at a conversion price of $0.002 per share for 1,950,000 shares.

Note 12 - Financial Instruments

The secured convertible notes payable and the unsecured convertible notes payable, issued per a term sheet executed with an investor firm in November 2011(see Notes 6 and 13), are hybrid instruments which contain an embedded derivative feature which individually warrant separate accounting as a derivative instrument under paragraph 815-15-25-1 of the FASB Accounting Standards Codification. The embedded derivative feature has been bifurcated from the debt host contract, referred to as the "Compound Embedded Derivative Liability". The embedded derivative feature includes the conversion feature within the note and an early redemption option. The value of the embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the notes. The unamortized discount is amortized to interest expense using the effective interest method over the life of the notes, or 12 months.

The secured convertible debentures issued to YA Global and Highgate, further assigned to Citco Global, and the unsecured convertible debentures issued to the investor firm, have been accounted for in accordance with paragraph 815-15-25-1 of the FASB Accounting Standards Codification and paragraph 815-40-25 of the FASB Accounting Standards Codification. The Company has identified the above instruments having derivatives that require evaluation and accounting under the relevant guidance applicable to financial derivatives.  These compound embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with paragraph 815-40-25 of the FASB Accounting Standards Codification.  When multiple derivatives exist within convertible notes, they have been bundled together as a single hybrid compound instrument. The compound embedded derivatives within the secured convertible notes have been recorded at fair value at the date of issuance; and are marked-to-market each reporting period with changes in fair value recorded to the Company’s statement of operations as “Derivative instrument expense, net”.  The Company has utilized a third party valuation consultant to fair value the compound embedded derivatives using a layered discounted probability-weighted cash flow approach. The fair value of the derivative liabilities are subject to the changes in the trading value of the Company’s common stock, as well as other factors.  As a result, the Company’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company’s stock at the balance sheet date and the amount of shares converted by note holders. Consequently, the financial position and results of operations may vary from quarter-to-quarter based on conditions other than operating revenues and expenses.

Summary of Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheets:

		Fair Value Measurement Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Derivative warrant liabilities	$334,605	$-	$-	$334,605	$334,605

Summary of the Changes in Fair Value of Level 3 Financial Liabilities

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2011:

	Fair Value Measurement Using Level 3 Inputs
	Derivative warrants	Total

Balance, December 31, 2009	$518,666	$518,666
Total gains or losses (realized/unrealized)
Included in net (income) loss	(66,053)	(66,053)
Included in other comprehensive income	-	-
Purchases, issuances and settlements	(27,942)	(27,942)
Transfers in and/or out of Level 3	-	-
Balance, December 31, 2010	$424,671	$424,671
Total gains or losses (realized/unrealized)
Included in net (income) loss	(163,745)	(163,745)
Included in other comprehensive income	-	-
Purchases, issuances and settlements	73,679	73,679
Transfers in and/or out of Level 3	-	-
Balance, December 31, 2011	$334,605	$334,605

Note 13 - Commitments and Contingencies

Payroll Taxes

As of December 31, 2011, the Company owes $53,901 of payroll taxes, of which approximately $45,000 are delinquent from the year ended December 31, 2003. The Company has also recorded $32,462 of related estimated penalties and interest on the delinquent payroll taxes.  Although the Company has not entered into any formal repayment agreements with the respective tax authorities, management plans to make payment as funds become available.

Section 105 HRA Plan

In September 2011, the Company enacted a Section 105 HRA Plan, effective with the 2011 payroll year, with an outside plan administrator. Per the terms of the plan, the Company will contribute plan dollars of $1,500 per plan year for employees with single health plan coverage and $3,000 per plan year for employees with family health plan coverage into the plan. The plan dollars will be reimbursed to the employees to offset the cost of health care expenses.

For the year ended December 31, 2011, the Company contributed plan dollars of $6,008.

Lease Agreements

The Company operates from a leased office in New Jersey. Per the terms of the lease agreement entered with the landlord, the Company pays a monthly base rent of $3,807 commencing on July 1, 2009 through the lease termination date of January 31, 2013. The landlord holds the sum of $8,684 as the Company’s security deposit.

Consulting Agreements

In November 2009, the Company executed a website redesign and development agreement with a design firm whereby the firm designs the Company’s new web site and improves its internet presence. As compensation for the services, the consultant received a deposit fee of $3,750 and additional milestone fees in the total amount of $3,750. As additional compensation, the consultant received 46,875 shares of the Company’s common stock, valued at $0.10 per share. Upon project completion, the consultant shall receive an additional 46,875 shares of the Company’s common stock (see Note 14).

In December 2009, the Company entered into a retainer agreement with an attorney, whereby the attorney will act as house counsel for the Company with respect to all general corporate matters.  The agreement is at will and required a payment of 100,000 shares of common stock, valued at $0.05 per share, upon execution. Commencing on January 1, 2010, the fee structure also includes a monthly cash fee of $1,000 and the monthly issuance of 2,500 shares of common stock, valued at market (see Note 14).

In April 2011, the Company entered into a marketing advisory and financial agreement with a marketing firm whereby the consultant serves as a marketing and financial advisor to the Company. The agreement terminated on April 1, 2012. For acting in this role, the consultant received 5,000,000 shares of the Company’s common stock in April 2011. The consultant also received warrants to purchase 6,500,000 shares of the Company’s common stock in April 2011. The warrants are exercisable at $0.06 per share for 2,000,000 shares, $0.11 per share for 2,000,000 shares, $0.16 per share for 1,500,000 shares and $0.26 per share for 1,000,000 shares. The warrants are only exercisable if certain contractual thresholds are met as of June 1, 2012 (see Note 14).

In July 2011, the Company entered into a consulting agreement with an investor services firm whereby the consultant serves as an investment consultant to the Company. The term of the agreement is one year. For acting in this role, the consultant received 1,250,000 shares of the Company’s common stock in July 2011. The Company also agreed to issue warrants to purchase 625,000 shares of the Company’s common stock, exercisable at $0.06 per share, and warrants to purchase 625,000 shares of the Company’s common stock, exercisable at $0.11 per share, to the consultant. The warrants have a three year term (see Note 14). The warrants were issued in October 2011.

In November 2011, the Company entered into a consulting agreement with a firm whereby the consultant will receive a success fee, in the form of restricted shares of the Company’s common stock, of 6% of all monies invested in the Company as a result of a term sheet the Company executed with an investor firm in November 2011 (see Notes 14 and 13 below).

In December 2011, the Company executed an exclusive agreement with an agent to represent the Company in enforcing its “Out-of-Band” patent No. 7,870,599. The agent will receive a commission of 50% of the net proceeds resulting from their services (see Note 2). For the year ended December 31, 2011, no commissions were paid to the agent relating to the agreement.

In December 2011, the Company executed a joint venture agreement with a marketing firm whereby the parties will develop and execute marketing strategies for the Company’s products. The parties will share revenues resulting from the efforts of the joint venture at 50% each. For the year ended December 31, 2011, no revenues were attributed to the agreement.

In December 2011, the Company executed a business development agreement with a consulting firm, which was amended in December 2011, having a six month term. In consideration of the agreement, the Company, at its sole discretion, will issue up to 5,000,000 restricted shares of its common stock, at the conclusion of the agreement, providing the Company is satisfied with the consultant’s performance relating to the agreement. At its sole discretion, the Company may issue half of the above shares after 90 days of the agreement date and the shares would be placed in escrow for the consultant. For the year ended December 31, 2011, no shares were issued to the consultant relating to the agreement.

Term Sheet

In November 2011, the Company executed a term sheet with an investor firm whereby the firm will invest in the Company up to $450,000, in tranches of $75,000 per month for six months, in the form of convertible promissory notes, bearing interest of 4% per year, with maturity dates of 12 months from the date issuance (see Notes 6, 12 and 13 above). A broker fee of 12% will be deducted from each tranche and the notes will include a 15% prepayment penalty. The investor firm may process conversions after six months from the date of each closing. Conversions will include a 40% discount to the lower of (i) the average closing bid price of the Company’s common stock for the previous ten days of a conversion notice or (ii) the closing bid price on the date of the conversion notice.

In December 2011, the Company received the first tranche of $66,000, net of the $9,000 broker fee, and executed a convertible promissory note and securities purchase agreement per the terms of the term sheet (see Note 6).  Additional closings were held in January (two closings) and March (one closing) 2012. The debentures contain an embedded derivative feature (see Note 12). In March 2012, the investor firm notified the Company that it has elected to terminate the term sheet and no further closings will occur (see Note 18).

Transfer of Aged Debt

In September 2011, the Company formalized a debt settlement agreement with a consultant whereby the Company will transfer $1,000,000 of debentures and aged debt to the consultant. The Company is to satisfy the debt sold to the consultant by issuing shares of the Company’s common stock to the consultant at a price of $0.005 per share for the first $100,000, $0.01 per share for the next $100,000, $0.015 per share for the third $100,000 and $0.01 per share for the remainder of the $1,000,000 of aged debt. In July 2011, the Company satisfied promissory notes of $50,000, plus accrued interest, in August 2011, the Company satisfied promissory notes of $32,500, plus accrued interest and in October 2011, the Company satisfied a related party convertible note of $10,000, plus accrued interest (see Notes 9 and 10). In consideration of the debt transferred, the consultant received 6,500,000 shares, 4,112,500 shares and 3,133,746 shares of the Company’s unrestricted common stock in July, September and October 2011, respectively (see Note 14).

The Company is seeking to transfer an additional $1,000,000 of aged debt to the consultant, including the Company’s convertible secured debentures. The Company would satisfy the additional debt transferred to the consultant by issuing shares of the Company’s common stock to the consultant at a price of $0.02 per share.

The Company also made available to the note holders the opportunity to offer financing to the Company through the sale of a total of 35,000,000 two year commitment warrants exercisable into shares of the Company's common stock at $0.02 per share for 15,000,000 warrants, $0.03 per share for 10,000,000 warrants and $0.04 per share for 10,000,000 warrants. For the year ended December 31, 2011, the Company sold warrants for cash in the amount of $43,000 in September 2011 and $20,000 in October 2011 (see Note 14). The Company used a portion of the proceeds to redeem the Steeltown debentures (see Note 9).

The consultant had also agreed to purchase $100,000 of additional restricted shares of the Company’s common stock commencing in October 2011, at $20,000 per tranche. The Company plans to use the proceeds of the sale of the stock solely to reduce accrued payroll and related payroll taxes. As of December 31, 2011, the additional shares have not been purchased.

Settlement Agreements

In April 2009, the Company executed a settlement agreement with its former President whereby the Company agreed to make monthly payments of $7,500, beginning in June 2009, in order to repay promissory notes, accrued interest, deferred payroll and expenses in the amount of $139,575 owed to its former President. The Company paid an initial installment payment of $12,500 to its former President in April 2009. The company paid an installment payment of $7,500 to its former President in September 2009. In September 2009, the Company executed an amendment to the settlement agreement whereby the payment terms and amount were revised. Effective September 2009, the Company was to make a $2,500 payment to its former President per Company payroll period. In the event the Company does not process a full payroll, the Company is to pay a proportionate percentage of the payment owed equal to the percentage of the total Company net payroll amount paid. For the years ended December 31, 2011 and 2010, the Company paid $10,000 and $28,600, respectively, to its former President per the terms of the agreement and amendment. All of the 2010 payments and $3,900 in payments made in the year ended December 31, 2011, made in accordance with the agreement and subsequent amendment, were applied to the February 2008 promissory note balance owed to the Company’s former President (see Note 9). As of March 31, 2011, the note balance was paid in full. Payments made in the year ended December 31, 2011, made in accordance with the agreement and subsequent amendment, totaling $24,273 were applied to the open payables balance and $24,327 were applied to accrued interest owed to the Company’s former President. In January 2012, the Company and its former President agreed to settle the remaining balance due of $20,975 in exchange for the issuance of 1,498,214 restricted shares of the Company’s common stock, valued at $0.014 per share (see Note 18).

In August 2011, the Company executed a debt settlement agreement with a trade vendor whereby the Company has agreed to issue restricted shares of its common stock to the vendor, at market price, as settlement of the balance owed to the vendor of $54,000. The Company issued 900,000 shares of common stock, valued at $0.03 per share, in September 2011 for settlement of $27,000 of the balance owed. The remaining balance was settled by the issuance of shares in March 2012 (see Notes 14 and 18).

Loan Repayment Agreement

In April 2009, the Company signed an agreement whereby two promissory notes executed with a distributor of its products were to be repaid from the proceeds of sales of the Company’s products sold by the   distributor for the Company. In September 2009, the Company executed an additional promissory note with the distributor that is included in the loan repayment agreement. In May 2010, the Company executed an additional promissory note with the distributor that is included in the loan repayment agreement. For the years ended December 31, 2011 and 2010, sales proceeds of $23,715 and $42,290, respectively, were applied to the balance of the notes (see Notes 8 and 14).

Assignment

In July 2010, the Company assigned the proceeds from a June 2010 invoice in the amount of $12,206 to an unrelated party. The Company received $11,456, net of the assignment fee of $750, in July 2010 from the assignee. The Company received the invoice payment in August 2010 and repaid the full assignment amount to the assignee.

In October 2010, the Company assigned the proceeds of six of the Company’s open receivables invoices, in the total amount of $20,761, to its CEO. The assignment was non-interest bearing and fee free with a due date for repayment of November 20, 2010. Partial repayments of the assignment were made in October 2010 for $4,218 and November 2010 for $4,125. The due date of the assignment has been extended to December 31, 2011 (see Note 9).

Due to Factor

In March 2007, the Company entered into a sale and subordination agreement with a factoring firm whereby the Company sold its rights to two invoices, from February 2007 and March 2007, totaling $470,200 to the factor.  Upon signing the agreement and providing the required disclosures, the factor remitted 65%, or $144,440, of the February 2007 invoice and a certain percentage of $53,010 of the March 2007 invoice to the Company.  The Company paid a $500 credit review fee to the factor relating to the agreement.  Per the terms of the agreement, once the Company’s client remits the invoice amount to the factor, the factor deducts a discount fee from the remaining balance of the factored invoices and forwards the net proceeds to the Company.  The discount fee is computed as a percentage of the face amount of the invoice as follows: 2.25% fee for invoices paid within 30 days of the down payment date with an additional 1.125% for each 15 day period thereafter. In September 2007, the February 2007 factored invoice was deemed uncollectible and was written off as bad debt expense. In December 2007, the March 2007 factored invoice was deemed uncollectible and was written off as bad debt expense. In February 2008, the Company and the factor agreed to a total settlement amount of $75,000, which was scheduled to be paid by the Company to the factor in September 2008 unless both parties mutually agreed to extend the due date. In September 2008, the Company and the factor reached a verbal agreement to extend the due date to December 31, 2008. The Company is pursuing a further extension. As of December 31, 2011, the balance due to the factor by the Company was $209,192 including interest.

Note 14 - Stockholders’ Deficit

Preferred Stock

On October 21, 2010, the Company amended its Articles of Incorporation in New Jersey to authorize 10,000,000 shares of preferred stock, par value $0.10. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. On November 15, 2010, the Company changed its domicile from the state of New Jersey to the state of Wyoming.

In addition to the 10,000,000 shares of preferred stock authorized, on January 10, 2011, 100 shares of preferred stock were designated as Series A Preferred Stock and 100,000,000 shares were designated as Series B Preferred Stock. The bylaws under the Wyoming Incorporation were amended to reflect the rights and preferences of each additional new designation.

The Series A Preferred Stock collectively has voting rights equal to eighty percent of the total current issued and outstanding shares of common stock. If at least one share of Series A Preferred Stock is outstanding, the aggregate shares of Series A Preferred Stock shall have voting rights equal to the number of shares of common stock equal to four times the sum of the total number of shares of common stock issued and outstanding, plus the number of shares of Series B Preferred Stock (or other designated preferred stock) which are issued and outstanding.

The Series B Preferred Stock shall have preferential liquidation rights in the event of any liquidation, dissolution or winding up of the Company, such liquidation rights to be paid from the assets of the Company not delegated to parties with greater priority at $1.00 per share or, in the event an aggregate subscription by a single subscriber of the Series B Preferred Stock is greater than $100,000,000, $0.997 per share. The Series B Preferred Stock shall be convertible to a number of shares of common stock equal to the price of the Series B Preferred Stock divided by the par value of the Series B Preferred Stock. The option to convert the shares of Series B Preferred Stock may not be exercised until three months following the issuance of the Series B Preferred Stock to the recipient shareholder. The Series B Preferred Stock shall have ten votes on matters presented to the shareholders of the Company for one share of Series B Preferred Stock held. The initial price of the Series B Preferred Stock shall be $2.50, (subject to adjustment by the Company’s Board of Directors) until such time, if ever, the Series B Preferred Stock are listed on a secondary and/or public exchange.  As of December 31, 2011, no shares of Series B Preferred Stock have been issued.

Issuance of Series A Preferred Stock

In February 2011, the Company issued three shares of non-convertible Series A preferred stock valued at $329,000 per share, or $987,000 in aggregate, for voting purposes only, to the three members of the management team at one share each. The issued and outstanding shares of the Series A preferred stock have voting rights equal to eighty percent of the total issued and outstanding shares of the Company's common stock (see Note 13). This effectively provided them, upon retention of their Series A Preferred Stock, voting control on matters presented to the shareholders of the Company. For the year ended December 31, 2011, the Company expensed $987,000 in stock based compensation expense related to the issuance of the shares.

Common Stock

In February 2011, an  increase of the authorized shares of the Company’s common stock from one hundred million (100,000,000) to five hundred million (500,000,000), $0.0001 par value, was ratified, effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Wyoming Secretary of State.

Issuance of Common Stock for Services

In November 2009, the Company executed a website development agreement with a consultant whereby the consultant provides website design and development services to the Company. As compensation for the services, the consultant received a deposit fee of $3,750 and is to receive additional milestone fees in the total amount of $3,750. As additional compensation, the consultant received 46,875 shares of the Company’s common stock, valued at $0.08 per share. Upon project completion, the consultant is to receive an additional 46,875 shares of the Company’s common stock. The Company has recorded $9,000 as prepaid expenses, recorded in 2009, relating to the deposit paid, the shares issued and the next milestone invoice, respectively (see Note 13).

In December 2009, the Company entered into a retainer agreement with an attorney, whereas the attorney acts as house counsel for the Company with respect to all general corporate matters.  The agreement is at will and required a payment of 100,000 shares of common stock, valued at $0.05 per share, due upon execution. Commencing on January 1, 2010, the fee structure also includes a monthly cash fee of $1,000 and the monthly issuance of 2,500 shares of common stock, valued at market.  In December 2009, the Company issued 100,000 shares of common stock, valued at $5,000, all of which has been expensed as legal fees, related to the agreement (Note 19). For the years ended December 31, 2011 and 2010, the Company issued 30,000 shares of common stock, valued at $835, and 30,000 shares of common stock, valued at $1,130, respectively, all of which have been expensed as legal fees, related to the agreement.

In February 2011, the Company entered into a consultant agreement with an investor services firm whereby the consultant served as an investment consultant to the Company. The term of the agreement was three months. For acting in this role, the consultant received 334,000 shares of the Company’s common stock, valued at $20,040, in February 2011, 333,000 shares of the Company’s common stock, valued at $8,325, in March 2011 and 333,000 shares of the Company’s common stock, valued at $8,991, in April 2011, all of which has been expensed as consulting fees. The Company terminated the agreement in May 2011 (see Note 13).

In April 2011, the Company entered into a marketing advisory and financial agreement with a marketing firm whereby the consultant serves as a marketing and financial advisor to the Company. The agreement terminated on April 1, 2012. For acting in this role, the consultant received 5,000,000 shares of the Company’s common stock, valued at $130,000, in April 2011, which has been expensed as consulting fees. The consultant also received warrants to purchase 6,500,000 shares of the Company’s common stock in April 2011. The warrants are exercisable at $0.06 per share for 2,000,000 shares, $0.11 per share for 2,000,000 shares, $0.16 per share for 1,500,000 shares and $0.26 per share for 1,000,000 shares. The warrants are only exercisable if certain contractual thresholds are met as of June 1, 2012 (see Note 13).

In July 2011, the Company entered into a consulting agreement with an investor services firm whereby the consultant serves as an investment consultant to the Company. The term of the agreement is one year. For acting in this role, the consultant received 1,250,000 shares of the Company’s common stock, valued at $35,000 which has been expensed as consulting fees (see Note 13).

In November 2011, the Company entered into a consulting agreement with a firm whereby the consultant will receive a success fee, in the form of restricted shares of the Company’s common stock, of 6% of all monies invested in the Company as a result of a term sheet the Company executed with an investor firm in November 2011 (see Note 19). In December 2011, the consultant received 343,511 shares of the Company’s common stock, valued at $4,500 and all of which has been expensed as consulting fees, as a result of the first investor tranche of $75,000 (see Note 13).

In December 2011, the Company issued 2,000,000 restricted shares of its common stock to a consultant in consideration of the consultant’s continual support of the Company through several areas of assistance. The shares were valued at $37,200, all of which has been expensed as consulting fees.

Issuance of Common Stock for Financing

In January 2009, the Company executed a promissory note for $225,000, bearing interest at 10% per annum, maturing on January 23, 2012. Per the terms of the promissory note, the note holder of a $100,000 convertible note, executed in July 2008, rolled the convertible note balance and accrued interest owed into a purchase of nine units with each unit consisting of a 10% promissory note of $25,000 for a total of $225,000 and 82,000 shares of the Company’s common stock, valued at $0.06, for a total of 738,000 shares of common stock. An additional loan to the Company, in January 2009, of $100,000 by the note holder was included as part of the purchase of the nine units (see Note 8). The shares were issued in February 2009. For the years ended December 31, 2011 and 2010, the Company expensed $22,140 and $22,140, respectively, of financing expenses related to the shares.

In March 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on March 20, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The shares were issued in April 2009. For the years ended December 31, 2011 and 2010, the Company expensed $1,667 and $1,667, respectively, of financing expenses related to the shares (see Notes 8 and 13).

In April 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on April 10, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. For the years ended December 31, 2011 and 2010, the Company expensed $1,667 and $1,667, respectively, of financing expenses related to the shares (see Notes 8 and 13).

In May 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on May 27, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The shares were issued in June 2009. For years ended December 31, 2011 and 2010, the Company expensed $1,000 and $1,000, respectively, of financing expenses related to the shares (see Note 8).

In June 2009, the Company executed a promissory note for $25,000, bearing interest at 10% per annum, maturing on June 8, 2012. Per the terms of the promissory note, the note holder purchased one unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price. The shares were issued in June 2009. For the years ended December 31, 2011 and 2010, the Company expensed $500 and $500, respectively, of financing expenses related to the shares (see Note 8).

In June 2009, the Company executed a promissory note for $75,000, bearing interest at 10% per annum, maturing on June 12, 2012. Per the terms of the promissory note, the note holder purchased three units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 150,000 shares of common stock. The shares were issued in August 2009. For the years ended December 31, 2011 and 2010, the Company expensed $2,000 and $2,000, respectively, of financing expenses related to the shares (see Note 8).

In July 2009, the Company executed a promissory note for $35,000, bearing interest at 10% per annum, maturing on July 14, 2012. Per the terms of the promissory note, the note holder purchased 1.4 units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 70,000 shares of common stock. The shares were issued in August 2009. For the years ended December 31, 2011 and 2010, the Company expensed $933 and $933, respectively, of financing expenses related to the shares (see Note 8).

In August 2009, the Company executed a promissory note for $25,000, bearing interest at 10% per annum, maturing on August 18, 2012. Per the terms of the promissory note, the note holder purchased one unit consisting of a 10% promissory note of $25,000 and 75,000 restricted shares of the Company’s common stock, at market price. The shares were issued in August 2009. For the years ended December 31, 2011 and 2010, the Company expensed $1,000 and $1,000, respectively, of financing expenses related to the shares (see Note 8).

In September 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on September 2, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. For the years ended December 31, 2011 and 2010, the Company expensed $1,833 and $1,833, respectively, of financing expenses related to the shares (see Notes 8 and 13).

In October 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on October 20, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 82,000 restricted shares of the Company’s common stock, valued at $0.10 per share, for a total of 164,000 shares of common stock. The shares were issued in November 2009. For the years ended December 31, 2011 and 2010, the Company expensed $5,467 and $5,467, respectively, of financing expenses related to the shares (see Note 8).

In October 2009, the Company executed a promissory note for $18,750, bearing interest at 10% per annum, maturing on October 27, 2012. Per the terms of the promissory note, the note holder purchased three/fourths of one unit with each unit consisting of a 10% promissory note of $25,000 and 133,333 restricted shares of the Company’s common stock, valued at $0.10 per share, for a total of 100,000 shares of common stock. For the years ended December 31, 2011 and 2010, the Company expensed $3,333 and $3,333, respectively, of financing expenses related to the shares (see Note 8).

In December 2009, the Company executed a promissory note for $7,500, bearing interest at 10% per annum, maturing on December 4, 2012. As consideration for executing the note, the Company issued 150,000 shares of restricted common stock, valued at $0.10 per share, to the note holder. For the years ended December 31, 2011 and 2010, the Company expensed $5,000 and $5,000, respectively, of financing expenses related to the shares (see Note 8).

In March 2010, the Company executed a promissory note for $50,000 with its CEO, bearing interest at 10% per annum, maturing on April 30, 2010. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, valued at $0.025 per share, for a total of 100,000 shares of common stock. For the years ended December 31, 2011 and 2010, the Company expensed $0 and $2,500, respectively, of financing expenses related to the shares (see Note 9). In May 2010, the maturity date was extended to October 31, 2010.

In April 2010, the Company executed a promissory note for $80,000, bearing interest at 10% per annum, maturing on July 23, 2010. As consideration for executing the note, the Company issued 500,000 shares of restricted common stock, valued at $0.021 per share, to the note holder. For the years ended December 31, 2011 and 2010, the Company expensed $0 and $10,500, respectively, of financing expenses related to the shares (see Note 8).

In May 2010, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on May 21, 2013. As consideration for executing the note, the Company issued 200,000 shares of restricted common stock, valued at $0.009 per share, to the note holder. For the years ended December 31, 2011 and 2010, the Company expensed $600 and $350, respectively, of financing expenses related to the shares (see Notes 8 and 13).

Issuance of Common Stock for Settlement of Trade Payables

In August 2011, the Company issued 900,000 shares of its common stock, valued at $0.03 per share, to a vendor for settlement of trade payables (see Note 13). In March 2012, the remaining payables balance was settled and the Company issued 1,800,000 shares of its common stock, valued at $0.015 per share, to the vendor (see Note 18).

Issuance of Common Stock for the Sale and Settlement of Aged Debt

Per the terms of a debt purchase agreement that the Company formalized with a consultant in September 2011, the Company issued 6,500,000 unrestricted shares of its common stock, valued at $0.005 per share, in July 2011, 4,112,500 unrestricted shares of its common stock, valued at $0.005 per share, in September 2011, and 3,133,746 unrestricted shares of its common stock, valued at $0.005 per share, in October 2011 to the consultant for the sale and retirement of certain promissory notes and convertible related party promissory notes (see Notes 7, 8 and 13).

Per the terms of a settlement agreement that the Company executed with the estate of a deceased note holder in November 2011, the Company issued 1,344,086 restricted shares of its common stock, valued at $0.0186 per share, in December 2011, to two beneficiaries of the estate for the settlement of a promissory note (see Notes 8 and 13).

Sale of Shares of Common Stock

In June 2011, the Company sold to two individuals certain units which contained common stock. The Company issued 3,000,000 shares of its common stock at $0.02 per share.

In August 2011, the Company sold to one individual certain units which contained common stock and warrants. The Company issued 1,000,000 shares of its common stock at $0.03 per share and warrants to purchase 500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire in August 2014 (see Note 8 above).

In September 2011, the Company sold to three individuals certain units which contained common stock. The Company issued 5,000,000 shares of its common stock at $0.02 per share for 4,000,000 shares and $0.025 per share for 1,000,000 shares.

In October 2011, the Company sold subscriptions to one individual for certain units which containing common stock and warrants. Units were for 1,000,000 shares of its common stock at $0.025 per share and warrants to purchase 500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire three years from the date of issuance. The shares and warrants were formally issued in March 2012 (see Note 18). The Company recorded the value of the shares as common stock to be issued at December 31, 2011and includes them into for loss per share purpose for 2011.

In November 2011, the Company sold to two individual certain units which contained common stock and warrants. The Company issued 2,000,000 shares of its common stock at $0.025 per share, 1,000,000 shares to each individual, and warrants to purchase a total of 1,500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire in October 2014 (see Note 14 below).

Sale of Warrants for Cash and Exercise of Warrants

In January 2011, the Company sold warrants to purchase 5,333,333 shares of common stock to one unrelated individual for $14,000 in cash. The warrants are exercisable at $0.03 per share and expire in January 2016.

In February 2011, the Company sold warrants to purchase 37,714,285 shares of common stock to two unrelated individuals for $99,000 in cash. The warrants are exercisable at $0.03 per share and expire in February 2016.

In March 2011, the Company sold warrants to purchase 12,250,000 shares of common stock to four unrelated individuals for $76,563 in cash. The warrants are exercisable at $0.03 per share and expire in March 2016.

In April 2011, the Company sold warrants to purchase 5,000,000 shares of common stock to an unrelated party for $31,250 in cash. The warrants are exercisable at $0.03 per share and expire in April 2016.

In April 2011, in accordance with a warrant purchase agreement executed with a consulting group, the Company issued warrants to purchase 50,000,000 shares of common stock to three unrelated parties for cash considerations in the amount of $445,000, of which the company received $131,000 in April 2011, $57,500 in May 2011, $74,000 in June 2011 and $14,000 in July 2011. Each party received warrants exercisable at $0.02 per share for 10,000,000 shares, $0.04 per share for 10,000,000 shares, $0.08 per share for 10,000,000 shares, $0.12 per share for 10,000,000 and $0.15 per share for 10,000,000 shares. All of the warrants expire in April 2014.

In April 2011, the Company issued 800,000 restricted shares of its common stock, valued at $0.025 per share, to an individual for the exercise of warrants for cash.

In September 2011, in accordance with a debt settlement agreement executed with a consulting firm, the Company issued warrants to purchase 35,000,000 shares of common stock to the consultant for cash considerations in the amount of $315,000, of which the company received $43,000 in September 2011 and $20,000 in October 2011. The warrants are exercisable at $0.02 per share for 15,000,000 shares, $0.03 per share for 10,000,000 shares and $0.04 per share for 10,000,000 shares. All of the warrants expire in September 2013 (see Note 13).

Issuance of Warrants for Financing and Acquiring Services

In connection with consulting agreements, the Company issued warrants for 12,750,000 shares to consultants, all of which were deemed earned upon issuance, for the year ended December 31, 2011. The fair value of these warrants granted, estimated on the date of grant using the Black-Scholes option-pricing model, was $507,538, which has been recorded as consulting expenses.

The table below summarizes the Company’s warrant activities through December 31, 2011:

	Number of Warrant Shares	Exercise Price Range Per Share	Weighted Average Exercise Price	Fair Value at Date of Issuance Contractual Term	Intrinsic Value (in thousands)
Balance, January 1, 2010	2,068,467	$0.10 - $ 10.00	$0.580	$878,665	$ ---
Granted	121,700,000	$0.004 - $ 0.03	$0.030	$436,980	$ ---
Exercised	800,000	0.004	$0.004	$3,000	$ ---
Balance, December 31, 2010	122,968,467	$0.004 - $ 10.00	$0.039	$1,312,645	$ ---
Granted	118,000,000	$0.02 - $0.50	$0.062	$1,430,013	$ ---
Exercised	-	-	$-	$-	$ ---
Balance, December 31, 2011	240,968,467	$0.004 - $ 10.00	$0.05	$2,742,658	$ ---
Earned and Exercisable, December 31, 2011	240,968,467	$0.004 - $ 10.00	$0.05	$2,742,658	$ ---

The following table summarizes information concerning outstanding and exercisable warrants as of December 31, 2011:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$10.00	8,050	2.71	$10.000	8,050	$10.000
$1.00 - $5.50	281,417	0.00	2.444	281,417	2.444
$0.004 - $0.80	240,679,000	3.21	0.047	240,679,000	0.062

	240,968,467	3.20	$0.050	240,968,467	$0.050

Note 15 - Stock Based Compensation

2004 Equity Incentive Plan

In September 2004, the stockholders approved the Equity Incentive Plan for the Company’s employees (“Incentive Plan”), effective April 1, 2004. The number of shares authorized for issuance under the Incentive Plan was increased to 10,000,000 in September 2006, 15,000,000 in March 2007, 20,000,000 in June 2007, 100,000,000 in December 2007 and 200,000,000 in April 2011, by unanimous consent of the Board of Directors prior to 2011 and by majority consent of the Board of Directors in 2011.

Option shares totaling 142,500 vested equally over a three year period beginning one-year from the date of grant, option shares totaling 200,000 vested in one-third increments of six months each over an eighteen month period from the date of grant, option shares totaling 1,084,797 vested over a one  year period from the date of grant, option shares totaling 5,750,012 vested over a three  month period from the date of grant, option shares totaling 125,000,000 vest over an eight  month period and option shares totaling 7,850,000 vested upon issuance.  At December 31, 2011, 59,972,691 shares were available for future issuance.

The table below summarizes the Company’s Incentive Plan stock option activities through December 31, 2011:

	Number of Option Shares	Exercise Price Range Per Share	Weighted Average Exercise Price	Weighted Average Remaining (in years) Contractual Term	Aggregate Intrinsic Value (in thousands)
Balance, January 1, 2010	5,527,297	$0.08 - $ 10.00	$0.175	2.09	$ ---
Granted	64,500,012	$0.0025 - $ 0.02	$0.004	3.83	$ ---
Cancelled	-	-	$-	-	$ ---
Balance, December 31, 2010	70,027,309	$0.0025 - $10.00	$0.018	3.70	$ ---
Granted	70,000,000	$0.01	$0.01	4.3	$ ---
Balance, December 31, 2011	140,027,309	$0.0025 - $10.00	$0.014	4.0	$ ---
Vested and Exercisable, December 31, 2011	140,027,309	$0.0025-$10.0	$0.014	4.0	$ ---

As of December 31, 2011, an aggregate of 140,027,309 options were outstanding under the incentive plan.  The exercise price for 37,500 options is $10.00, for 105,000 options is $1.00, for 9,231 is $0.375, for 15,705 is $0.24, for 16,388 options is $0.23, for 325,577 options is $0.20, for 171,131 options is $0.17, for 259,743 options is $0.15, 4,587,022 options is $0.08, for 2,000,012 options is $0.02, for 70,000,000 options is $0.01, for 7,500,000 options is $0.0085, for 13,000,000 options is $$0.006 and for 42,000,000 options is $0.0025.

As of December 31, 2010, an aggregate of 70,027,309 options were outstanding under the incentive plan.  The exercise price for 37,500 options is $10.00, for 105,000 options is $1.00, for 9,231 is $0.375, for 15,705 is $0.24, for 16,388 options is $0.23, for 325,577 options is $0.20, for 171,131 options is $0.17, for 259,743 options is $0.15, 4,587,022 options is $0.08, for 2,000,012 options is $0.02, for 7,500,000 options is $0.0085, for 13,000,000 options is $$0.006 and for 42,000,000 options is $0.0025.

At December 31, 2011, there were 140,027,309 vested incentive plan stock options outstanding of which 42,000,000 options are exercisable at $0.0025, 13,000,000 options are exercisable at $0.006, 7,500,000 options are exercisable at $0.0085, 70,000,000 options are exercisable at $0.01, 2,000,012 options are exercisable at $0.02, 4,587,022 options are exercisable at $0.08, 259,743 options are exercisable at $0.15, 171,131 options are exercisable at $0.17, 325,577 options are exercisable at $0.20, 16,388 options are exercisable at $0.23, 15,705 options are exercisable at $0.24, 9,231 options are exercisable at $0.375, 105,000 options are exercisable at $1.00 and 37,500 options are exercisable at $10.00.

The following table summarizes information concerning outstanding and exercisable Incentive Plan options as of December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$10.000	37,500	2.66	$10.000	37,500	$10.000
$1.000	105,000	4.51	1.000	105,000	1.000
$0.0025 - $0.375	139,884,809	4.00	0.014	139,884,809	0.014

	140,027,309	4.00	$0.014	140,027,309	$0.014

Non-Incentive Plan Stock Option Grants

As of December 31, 2011, an aggregate of 2,761,889 non-plan, non-qualified options for non-employees were outstanding. The exercise price for 2,000,000 options (granted in December 2010) is $0.006, for 760,000 options is $3.60 and for 1,889 options is $9.00, yielding a weighted average exercise price of $1.001.

At December 31, 2010, there were 1,011,889 vested non-plan, non-qualified stock options outstanding of which 250,000 options are exercisable at $0.006, 760,000 options are exercisable at $3.60 and 1,889 options are exercisable at $9.00.

At December 31, 2011, there were 2,761,889 vested non-plan, non-qualified stock options outstanding of which 2,000,000 options are exercisable at $0.006, 760,000 options are exercisable at $3.60 and 1,889 options are exercisable at $9.00.

Note 16 - Income Tax Provision

As of December 31, 2011, the Company had deferred tax assets of approximately $5,029,299, resulting from certain temporary differences and net operating loss (“NOL”) carry-forwards of approximately $14,792,056, which are available to offset future taxable income, if any, through 2029.  As utilization of the net operating loss carry-forwards and temporary difference is not considered more likely than not and accordingly, the deferred tax asset has been fully offset by a valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $452,212 and $442,081 for the years ended December 31, 2011 and 2010, respectively. Components of deferred tax assets as of December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010
Net deferred tax assets – Non-current:
Expected federal income tax benefit from NOL carry-forwards	$5,029,299	$4,577,087
valuation allowance	(5,029,299)	(4,577,087)
Deferred tax assets, net of valuation allowance	$-	$-

The reconciliation of the effective income tax rate to the federal statutory rate rate
Federal income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)	(34.0)
Effective income tax rate	0.0%	0.0%

Note 17 - Concentration of Credit Risk

Customers and Credit Concentrations

Revenue concentrations for the year ended December 31, 2011 and 2010 and the accounts receivables concentrations at December 31, 2011 and 2010 are as follows:

	Net Sales for the Year Ended		Accounts receivable At
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Customer A	37.8%	-%	78.0%	-%
Customer B	22.3%	-%	-%	-%
Customer C	16.3%	36.9%	-%	22.8%
Customer D	-%	15.5%	-%	12.9%

	76.4%	52.4%	78.0%	35.7%

A reduction in sales from or loss of such customers would have a material adverse effect on the Company’s results of operations and financial condition.

Note 18 - Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued.  The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

Convertible Notes Payable

The Company executed convertible notes in January 2012 (two notes) and March 2012 (one note) for $75,000 each, bearing interest at 4% per annum, maturing on January 3, 2013, January 31, 2013 and March 2, 2013, respectively, per a term sheet executed in November 2011 with an investor firm. A broker fee of 12% was deducted from each tranche and the notes include a 15% prepayment penalty (see Note 13). In March 2012, the investor firm notified the Company that it has elected to terminate the term sheet and no further closings will occur.

Sale of Shares of Common Stock

In January 2012, the Company sold to one individual certain units which contained common stock and warrants. The Company issued 3,418,804 shares of its common stock at $0.014625 per share and warrants to purchase 1,709,402 shares of the Company’s common stock, exercisable at $0.03 per share that expire in January 2015.

In February 2012, the Company sold to two individuals certain units which contained common stock and warrants. The Company issued 4,444,444 shares of its common stock at $0.01125 per share and 2,717,391 shares if its common stock at $0.0184 per share, and warrants to purchase 2,222,222 shares and 1,358,696 shares of the Company’s common stock, respectively, exercisable at $0.03 per share that expire in February 2015.

In March 2012, the Company issued 1,000,000 shares of its common stock at $0.025 per share and warrants to purchase 500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire three years from the date of issuance per the October 2011 sale of certain units that contained common stock and warrants (see Note 14).

Issuance of Common Stock for Services

Per the terms of a consulting agreement the Company executed with a consulting firm whereby the consultant will receive a success fee, in the form of restricted shares of the Company’s common stock, of 6% of all monies invested in the Company as a result of a term sheet the Company executed with an investor firm in November 2011, the consultant received 264,705 shares in January 2012, 276,073 shares in February 2012 and 321,428 shares in March 2012, valued at $4,500 per issuance, as a result of the second, third and fourth investor tranches of $75,000 each (see Notes 13 and 14).

In January 2012, the Company issued 2,000,000 restricted shares of its common stock, valued at market, to a consultant in consideration of the consultant’s continual support of the Company through several areas of assistance.

Issuance of Common Stock for Settlement of Trade Payables

In March 2012, the Company issued 1,800,000 shares of its common stock, valued at $0.015 per share, to a vendor for settlement of trade payables (see Notes 13 and 14).

Issuance of Common Stock for the Settlement of Aged Debt

In January 2012, the Company and its former President agreed to settle the remaining balance due to him of $20,975 in exchange for the issuance of 1,498,214 restricted shares of the Company’s common stock, valued at $0.014 per share (see Note 13).

Per the terms of a settlement agreement that the Company executed with a note holder in January 2012, the Company issued 5,058,060 unrestricted shares of its common stock, valued at $0.0165 per share, to the note holder for the settlement of a $70,000 promissory note with an original maturity date of April 23, 2010 (see Note 8).

Issuance of Warrants for Services

In January 2012, the Company executed a development agreement with a consultant, whereby the consultant will receive a monthly payment of $5,000 and warrants to purchase 150,000 shares of the Company’s restricted common stock. The warrants are exercisable at $0.03 per share and expire three years from issuance. The term of the agreement is month-to-month, with automatic monthly renewals unless terminated in writing by either party. The agreement was amended in February 2012 whereby the exercise price of the warrants was lowered to $0.02 per share. The consultant received 150,000 warrants in January 2012, exercisable at $0.03 per share, and 150,000 warrants in February and March 2012, respectively, exercisable at $0.02 per share.

Commitments and Contingencies

In February 2012, the Company executed a marketing agreement with a consultant whereby the consultant will receive up to a 50% commission on contracted revenue commitments. The consultant may elect to receive up to 50% of its earned commissions in the form of restricted shares of the Company’s common stock valued at the trailing five day average market stock price as of the end of the day of the contracted revenue commitment, providing the maximum number of shares issued in any one year does not exceed 5,000,000 shares. The consultant is eligible to receive an annual performance incentive in the form of additional restricted shares of the Company’s common stock as follows: 1,000,000 shares if revenue commitments exceed $1,000,000, 2,000,000 shares if revenue commitments exceed $2,000,000, 3,000,000 shares if revenue commitments exceed $3,000,000 and 4,000,000 shares if revenue commitments exceed $4,000,000. As of March 22, 2012, no commissions have been paid relating to the agreement.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS:

Quarter Ended March 31, 2012 and March 31, 2011 (Unaudited)

STRIKEFORCE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

Current Assets:
Cash	$85,356	$-
Accounts receivable	163,670	75,323
Prepayments and other current assets	13,889	12,421
Total current assets	262,915	87,744

Property and equipment, net	7,146	6,838
Patents, net	4,265	4,329
Security deposit	8,684	8,684
Total Assets	$283,010	$107,595

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Cash overdraft	$-	$4,520

Current maturities of convertible notes payable, net of discount of $275,501and $85,511, respectively	1,188,766	1,105,001
Convertible notes payable - related parties	360,500	409,255
Current maturities of notes payable, net of discount of $10,865 and $14,915, respectively	2,321,978	2,391,849
Notes payable - related parties	722,638	722,638
Accounts payable	895,723	943,642
Accrued expenses	3,631,196	3,542,099
Derivative liabilities	494,231	334,605
Convertible secured notes payable	542,588	542,588
Capital leases payable	5,532	5,532
Payroll taxes payable	53,901	53,901
Due to factor	209,192	209,192
Total current liabilities	10,426,245	10,264,822

Common stock to be issued	-	25,000
Convertible notes payable, net of current maturities	30,000	30,000
Notes payable, net of current maturities	50,000	50,000
Total Liabilities	10,506,245	10,369,822

Commitments and contingencies

Stockholders' Deficit

Series A Preferred stock, no par value; 100 shares authorized;3 and 3 shares issued and outstanding, respectively	987,000	987,000
Series B Preferred stock at $0.10 par value; 100,000,000 shares authorized; none issued or outstanding	-	-
Preferred stock series not designated, at $0.10 par value; 10,000,000 shares authorized; none issued or outstanding	-	-
Common stock at $0.0001 par value; 500,000,000 shares authorized; 244,194,973 and 221,388,354 shares issued and outstanding, respectively	24,419	22,139
Additional paid-in capital	17,584,368	17,249,713
Accumulated deficit	(28,819,022)	(28,521,079)
Total Stockholders' Deficit	(10,223,235)	(10,262,227)
Total Liabilities and Stockholders' Deficit	$283,010	$107,595

STRIKEFORCE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months
	Ended
	March 31, 2012	March 31, 2011

Revenues	$184,654	$100,805

Cost of sales	2,986	8,088

Gross profit	181,668	92,717

Operating expenses:
Compensation	88,984	1,240,214
Professional fees	173,758	375,247
Selling, general and administrative expenses	74,697	119,541
Research and development	84,500	83,200
Total operating expenses	421,939	1,818,202

Loss from operations	(240,271)	(1,725,485)

Other (income) expense:
Interest and financing expense	124,619	126,572
Change in fair value of derivative liabilities	(66,947)	81,041
Forgiveness of debt	-	(3,460)
Total other expense	57,672	204,153

Net loss	$(297,943)	$(1,929,638)

Net loss per common share - basic and diluted	$(0.001)	$(0.02)

Weighted average common shares outstanding - basic and diluted
	235,173,740	96,759,440

STRIKEFORCE TECHNOLOGIES, INC.
CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE INTERIM PERIOD ENDED MARCH 31, 2012
(Unaudited)

	Series A Preferred stock, no par value		Common stock at $0.0001 par value		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2011	3	$987,000	221,388,354	$22,139	$17,249,713	$(28,521,079)	$(10,262,227)

Sale of shares of common stock including warrants	-	-	11,580,639	1,158	146,692	-	147,850

Issuance of shares of common stock for consulting services	-	-	2,869,706	287	49,326	-	49,613

Issuance of shares of common stock for settlement and transfer of debt	-	-	8,356,274	835	130,597	-	131,432

Issuance of warrants for consulting services	-	-	-	-	8,040	-	8,040

Net loss	-	-	-	-	-	(297,943)	(297,943)

Balance at March 31, 2012	3	$987,000	244,194,973	$24,419	$17,584,368	$(28,819,022)	$(10,223,235)

STRIKEFORCE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months	For the Three Months
	Ended	Ended
	March 31, 2012	March 31, 2011

Cash flows from operating activities:
Net loss	$(297,943)	$(1,929,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	948	921
Forgiveness of debt	-	(3,460)
Amortization of discount on notes payable	(213,090)	17,342
Change in fair value of derivative financial instruments	159,626	81,041
Issuance of preferred stock for employee services	-	987,000
Issuance of stock options for employee and non-employee services	-	187,875
Issuance of common stock and warrants for consulting services	57,653	328,627
Changes in operating assets and liabilities:
Accounts receivable	(88,347)	(48,326)
Prepaid expenses	(1,468)	(176)
Accounts payable	(20,919)	(22,513)
Accrued expenses	123,530	182,133
Common stock to be issued	(25,000)	-
Net cash used in operating activities	(305,010)	(219,174)

Cash flows from investing activities:
Purchases of property and equipment	(1,192)	-
Net cash used in investing activities	(1,192)	-

Cash flows from financing activities:
Bank overdraft	(4,520)	-
Proceeds from sale of common stock	175,000	-
Sale of warrants for cash	-	189,562
Repayment of notes payable	(3,922)	(7,719)
Proceeds from convertible notes payable	225,000	-
Proceeds from notes payable - related parties	-	2,800
Repayment of notes payable - related parties	-	(6,600)
Net cash provided by financing activities	391,558	178,043

Net change in cash	85,356	(41,131)

Cash at beginning of the year	-	45,925

Cash at end of the period	$85,356	$4,794

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income tax paid	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes payable into common stock	$-	$173,693
Issuance of common stock in settlement of debt	$131,433	$-

StrikeForce Technologies, Inc.

March 31, 2012 And 2011

Notes to the Condensed Financial Statements

(Unaudited)

Note 1 - Nature of Operations

StrikeForce Technical Services Corporation was incorporated in August 2001 under the laws of the State of New Jersey. On September 3, 2004, the stockholders approved an amendment to the Certificate of Incorporation to change the name to StrikeForce Technologies, Inc. (the “Company”). On November 15, 2010, the Company was redomiciled under the laws of the State of Wyoming. The Company’s operations are based in Edison, New Jersey.

The Company is a software development and services company.  The Company owns the exclusive right to license and develop various identification protection software products that were developed to protect computer networks from unauthorized access and to protect network owners and users from identity theft.  The Company has developed a suite of products based upon the licenses and its strategy is to develop and exploit the products for customers in the areas of financial services, e-commerce, corporate, government, healthcare and consumer sectors. In November 2010, the Company received notice that the United States Patent Office (“USTPO”) has issued an official Notice of Allowance for the patent application for the technology relating to its ProtectID® product, titled "Multi-Channel Device Utilizing a Centralized Out-of-Band Authentication System". In January 2011, the Company received notice that the United States Patent Office issued the Company Patent No. 7,870,599.  The “Out-of-Band Patent” went through a USTPO Re-Examination process starting on August 16, 2011 and concluded on December 27, 2011, with all of the Company's patent claims remaining in-tact and seven additional Company patent claims being added. In 2011, the Company also submitted an additional continuation patent on the “Out-of-Band” Patent, with another sixty-six additional Company claims now pending. The technology developed by the Company and used in the Company’s GuardedID® product is the subject of a pending patent application.  In December 2011, the Company executed an exclusive agreement with an agent to represent the Company in enforcing the patent. The agent will receive a commission of 50% of the net proceeds resulting from their services.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation-Unaudited Interim Financial Information

The accompanying condensed unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included.  Interim results are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2011 and notes thereto contained in the Annual Report on Form 10-K of the Company as filed with the United States Securities and Exchange Commission (“SEC”) on April 16, 2012.

Fair Value of Financial Instruments

The Company follows applicable accounting guidance for disclosures about fair value of its financial instruments. The U.S.GAAP establishes a framework for measuring fair value, and requires disclosures about fair value measurements.  To provide consistency and comparability in fair value measurements and related disclosures, U.S. GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses, payroll taxes payable, and due to factor, approximate their fair values because of the short maturity of these instruments.

The Company’s notes payable, convertible notes payable, convertible secured notes payable, and capital leases payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at March 31, 2012 and 2011.

The Company’s Level 3 financial liabilities consist of the derivative financial instruments for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation.  The Company valued the automatic conditional conversion, re-pricing/down-round, change of control; default and follow-on offering provisions using a lattice model, with the assistance of a valuation specialist, for which management understands the methodologies. These models incorporate transaction details such as Company stock price, contractual terms, maturity, risk free rates, as well as assumptions about future financings, volatility, and holder behavior as of the date of issuance and each balance sheet date.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Level 3 Financial Liabilities – Derivative Financial Instruments

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at the end of every reporting period and recognizes gains or losses in the Statements of Operations that are attributable to the change in the fair value of the derivative liability.

Discount on debt

The Company allocates the proceeds received from convertible debt instruments between the liability component and equity component, and records the conversion feature as a liability. The conversion feature and certain other features that are considered embedded derivative instruments, such as a conversion reset provision, a penalty provision and redemption option, have been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The conversion liability is marked to market each reporting period with the resulting gains or losses shown in the Statement of Operations. The Company has also recorded the resulting discount on debt related to the warrants and conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative Financial Instruments

Derivative instruments are required to be recognized as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation. The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under applicable accounting guidance. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability, and the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The fair value model utilized to value the various compound embedded derivatives in the secured convertible notes comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the secured convertible notes, such as the risk-free interest rate, expected Company stock price and volatility, likelihood of conversion and or redemption, and likelihood of default status and timely registration.  At inception, the fair value of the single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the secured convertible notes (as unamortized discount which will be amortized over the term of the notes under the effective interest method).

Embedded Beneficial Conversion Feature of Convertible Instruments

The Company recognizes and measures the embedded beneficial conversion feature of applicable convertible instruments by allocating a portion of the proceeds from the convertible instruments equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value of the embedded beneficial conversion feature is calculated at the commitment date as the difference between the conversion price and the fair value of the securities into which the convertible instruments are convertible. The Company recognizes the intrinsic value of the embedded beneficial conversion feature of the convertible notes so computed as interest expense.

From time to time, the Company transfers the liability under the indenture instrument to a third party in certain circumstances.

Related Parties

Related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for share-based employee compensation plans under the fair value recognition and measurement provisions of GAAP. Those provisions require all share-based payments to employees, including grants of stock options, to be measured based on the grant-date fair value of the awards, with the resulting expense generally recognized in statements of income over the period during which the employee is required to perform service in exchange for the award.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.

The ranges of assumptions for inputs are as follows:

Expected term of share options and similar instruments.

Expected volatility of the entity’s shares and the method used to estimate it. The Company uses historical data to estimate holder’s expected exercise behavior.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option and similar instruments.

The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option and similar instruments The Company has not declared any dividends since inception.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. Additionally, the Company’s policy is to issue new shares of common stock to satisfy stock option exercises.

Equity instruments issued to parties other than employees for acquiring goods or services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under applicable accounting guidance. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. The fair value of option or warrant award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.

The Company may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction is recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount is not  reversed if a stock option that the counterparty has the right to exercise expires unexercised.

 If the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, in such cases, there is no recognition at the measurement date and no entry is recorded.

Income Tax Provision

The Company accounts for income taxes under the liability method.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

For interim periods, the income tax provision (benefit) is based on the estimated annual effective tax rate.  Due to losses sustained, the applicable estimated tax rate is zero in each period.

The Company adopted the uncertainty in income taxes accounting standard which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  The standard also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Uncertain Tax Positions

The Company’s operations are based in New Jersey and it is subject to federal and New Jersey state income tax. Tax years subsequent to 2007 are open to examination by United States and state tax authorities. The Company had no material adjustments to its liabilities for unrecognized income tax benefits. On classification of all interest and penalties related to income tax, if any, the Company records them under other expenses in the Statement of Operations.

Net Loss per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

The following table shows the potentially outstanding dilutive common shares excluded from the diluted net loss per common share calculation for the interim periods ended March 31, 2012 and 2011 as they were anti-dilutive:

	Potentially Outstanding Dilutive Common Shares
	For the Interim Period Ended March 31, 2012	For the Interim Period Ended March 31, 2011
Warrants issued in connection with debentures	3,392,517	1,925,267

Warrants sold for cash	223,150,000	133,050,000

Warrants issued in consideration of services provided	13,525,950	5,243,200

Warrants issued in connection with the sale of common stock	7,290,320	-

Sub-total - Warrants	247,358,787	140,218,467

Options issued from 5/20/03 to 4/21/11 to employees to purchase common shares exercisable at $0.0025 to $10.00 per share expiring 3 years to 10 years from the date of issuance	140,027,309	70,027,309

Options issued from 12/2/04 to 12/23/10 to consultants to purchase common shares exercisable at $0.006 to $9.00 per share expiring 5 years to 10 years from the date of issuance	2,761,889	2,761,889

Sub-total - Options	142,789,198	72,789,198

Shares of common stock issuable under the conversion feature of convertible notes payable	51,210,803	59,493,541

Total potentially outstanding dilutive common shares	441,358,788	272,501,206

Subsequent Events

The Company has evaluated subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued updated guidance on “Intangibles—Goodwill and Other: Testing Goodwill for Impairment”. The guidance simplifies how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described. Under this updated guidance, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, as or if adopted, has or would have a material effect on the accompanying financial statements.

Note 3 - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $10,163,330 and $10,177,078 and deficits in stockholders’ equity of $10,223,235 and $10,262,227 at March 31, 2012 and December 31, 2011, respectively, and net losses of $297,943 and $1,929,638 and net cash used in operating activities of $305,010 and $219,174 for each of the interim periods then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Currently, management is attempting to increase revenues and improve gross margins by a revised sales strategy. In principle, the Company is redirecting its sales focus from direct sales to domestic and international channel sales, where the Company is primarily selling through a channel of Distributors, Value Added Resellers, Strategic Partners and Original Equipment Manufacturers. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to continually increase its customer base and realize increased revenues from recently signed contracts.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 - Convertible Notes Payable

Convertible notes payable at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
(1) Convertible note bearing interest at 8% per annum, originally scheduled to mature on March 28, 2008, with a conversion price of $9.00 per share. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	$235,000	$235,000
(2) Convertible notes bearing interest at 8% per annum with a conversion price of $9.00 per share which was originally scheduled to mature on December 31, 2010. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	50,000	50,000
(3) Convertible note bearing interest at 9% per annum with a conversion price of $1.40 per share which was originally scheduled to mature on December 9, 2010. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	200,000	200,000
(4) Convertible note bearing interest at 9% per with a conversion price of $0.80 per share which was originally scheduled to mature on December 31, 2010. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	150,000	150,000
(5) Convertible note executed in May 2007 bearing interest at 9% per annum with a conversion price of $0.35 per share which was originally scheduled to mature December 31, 2010. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(6) Convertible notes executed in June 2007 bearing interest at 8% per annum which was originally scheduled to mature on December 29, 2010. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(7) Convertible note executed in July 2007 bearing interest at 8% per annum which was originally scheduled to mature on January 2, 2011. As of March 31, 2012, the Company has not received a response from the note holder regarding a settlement agreement.	100,000	100,000
(8) Convertible notes executed in August 2007 bearing interest at 9% per annum which was originally scheduled to mature on August 9, 2010. The Company is pursuing extensions.	120,000	120,000
(9) Convertible notes executed in December 2009 bearing interest at 9% per annum maturing on December 1, 2012, with a conversion price of $0.105 per share. The Company issued 200,000 warrants with an exercise price of $0.10 per share and an expiration date of December 1, 2012.	50,000	50,000
(10) Convertible note bearing interest at 8% per annum, maturing on March 31, 2015.	30,000	30,000
(11) Convertible notes, bearing compound interest at 8% per annum, which were originally scheduled to mature on June 30, 2010, with a conversion price of $10.00 per share. Per the terms of a debt purchasing agreement formalized with a consultant in September 2011, the Company sold one of the notes, in the amount of $10,000, including accrued interest, to the consultant in October 2011 (see Note 11). The Company is pursuing extensions.	48,755	48,755
(12) Four convertible notes bearing interest at 4% per annum, maturing on December 5, 2012, January 3, 2013, January 31, 2013 and March 2, 2013 (see Note 10).	300,000	75,000
(13) Convertible non-interest bearing note, with a conversion price of $9.00 per share which matured June 2006 and an 18% convertible note which matured November 2008 with a conversion price of $0.50 per share and 6,667 shares of the Company’s common stock.	10,512	10,512
	1,494,267	1,269,267
Long term portion	(30,000)	(30,000)
	1,464,267	1,239,267
Discount on convertible notes payable	(275,501)	(85,511)
Current maturities, net of discount	$1,188,766	$1,153,756

Interest expense for the convertible notes payable for the interim period ended March 31, 2012 and 2011 was $28,001 and $24,074, respectively.

Note 5 - Convertible Notes Payable – Related Parties

Convertible notes payable – related parties at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
(1) Convertible note with the VP of Technology bearing interest at the prime rate plus 2% per annum with a conversion price of $10.00 per share, which was originally scheduled to mature on September 30, 2010. The Company issued 500 warrants with an exercise price of $10.00 per share. In April 2012, the note was extended to December 31, 2012.	$50,000	$50,000
(2) Convertible note with the VP of Technology bearing interest at the prime rate plus 4% per annum with a conversion price of $10.00 per share, which matured on September 30, 2010. In April 2012, the note was extended to December 31, 2012.	7,500	7,500
(3) Convertible notes with the CEO bearing interest at 8% per annum with a conversion price of $10.00 per share, which was originally scheduled to mature on April 30, 2011. The Company issued 1,800 warrants with an exercise price of $10.00 per share and expiration dates of February 4, 2014, September 7, 2014 and August 16, 2015. In April 2012, the notes were extended to December 31, 2012.	230,000	230,000
(4) Convertible notes with an employee bearing interest at 8% per annum with a conversion price of $10.00 per share, which was originally scheduled to mature on June 30, 2010.The Company issued 150 warrants with an exercise price of $10.00 per share and expiration dates of August 26, 2015 and September 29, 2015. In April 2012, the notes were extended to December 31, 2012.	15,000	15,000
(5) Convertible note with a relative of a director bearing interest at 8% per annum with a conversion price of $10.00 per share, which matured on June 30, 2010. The Company issued 50 warrants with an exercise price of $10.00 per share and an expiration date of December 7, 2015. In April 2012, the note was extended to December 31, 2012.	5,000	5,000
(6) Convertible note with an employee bearing interest at 8% per annum with a conversion price of $10.00 per share, which matured on June 30, 2010. The Company issued 100 warrants with an exercise price of $10.00 per share and an expiration date of December 6, 2015. In April 2007, the interest calculation was amended from simple to compound effective April 1, 2007. In April 2012, the note was extended to December 31, 2012.	10,000	10,000
(7) Convertible notes with the CEO bearing compound interest at 8% per annum with a conversion price of $10.00 per share, which was originally scheduled to mature on April 30, 2011. The Company issued 380 warrants with an exercise price of $10.00 per share and expiration dates of January 18, 2016 and February 28, 2016. In April 2012, the notes were extended to December 31, 2012.	38,000	38,000
(8) Convertible note with an employee bearing compound interest at 8% per annum with a conversion price of $7.50 per share, which was originally scheduled to mature on June 30, 2010. The Company issued 50 warrants with an exercise price of $10.00 per share and an expiration date of March 6, 2016. In April 2012, the note was extended to December 31, 2012.	5,000	5,000
	$360,500	$360,500

At March 31, 2012 and December 31, 2011, accrued interest due for the convertible notes – related parties was $211,306 and $201,811, respectively, and is included in accrued expenses in the accompanying balance sheets. Interest expense for convertible notes payable – related parties for the interim period ended March 31, 2012 and 2011 was $9,495 and $10,727, respectively.

Note 6 - Notes Payable

Notes payable at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011

(1) Seventy units, with each unit consisting of a 10% promissory note of $25,000, maturing from 1/22/11 to 12/18/11 and with a 10% discount rate, and 82,000 non-dilutable (for one year) restricted shares of the Company’s common stock, at market price. Per the terms of a debt purchasing agreement formalized with a consultant in September 2011, the Company sold notes for $50,000 in July 2011 and $25,000 in August 2011, including accrued interest, to the consultant (see Notes 10 and 11). Per the terms of a settlement agreement that the Company executed with the estate of a deceased note holder in November 2011, the Company settled a $25,000, note for restricted shares of its common stock, in December 2011, issued to  two beneficiaries of the estate (see Note 10 and 11). The Company is pursuing extensions on the remaining notes.

	$1,650,000	$1,650,000
(2) Promissory note bearing interest at 10% per annum, maturing on January 23, 2012, with a total of 738,000 shares of common stock (see Note 11). The Company is pursuing an extension.	225,000	225,000
(3) Two units with each unit consisting of a 10% promissory note of $25,000, maturing on April 20, 2012, and 50,000 restricted shares of the Company’s common stock, at market price. The 100,000 shares were issued in June 2009 (see Note 11).	50,000	50,000
(4) 10% promissory notes of $50,000 and 82,000 shares of the Company’s common stock, valued at market price, for a total of 164,000 shares of common stock, issued in November 2009 (see Note 11).	50,000	50,000
(5) One unit consisting of a 10% promissory note of $25,000, maturing on June 8, 2012, and 50,000 restricted shares of the Company’s common stock, at market price. The shares were issued in June 2009 (see Note 11).	25,000	25,000
(6) Three units with each unit consisting of a 10% promissory note of $25,000, maturing on June 25, 2012, and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 150,000 shares of common stock. The shares were issued in August 2009 (see Note 11).	75,000	75,000
(7) 1.4 units with each unit consisting of a 10% promissory note of $25,000, maturing on July 14, 2012 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 70,000 shares of common stock. The shares were issued in August 2009 (see Note 11).	35,000	35,000
(8) One unit consisting of a 10% promissory note of $25,000, maturing on August 18, 2012 and 75,000 restricted shares of the Company’s common stock, at market price (see Note 11).	25,000	25,000
(9) Two units with each unit consisting of a 10% promissory note of $25,000, maturing on September 2, 2012 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The April 2009 agreement whereby the note shall be repaid from the proceeds of sales of the Company’s products sold by the note holder who is a distributor for the Company also applies to this note. For the three months ended March 31, 2012 and 2011, sales proceeds of $3,922 and $0, respectively, were applied to the note balance (see Notes 10 and 11).	41,593	45,514
(10) Promissory note executed in October 2009 for $50,000, maturing on October 20, 2012. Per the terms of the promissory note, the Company sold 3/4 unit with each unit consisting of a 10% promissory note of $25,000 and 133,333 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock (see Note 11).	18,750	18,750
(11) Promissory note executed in April 2010 for $80,000, bearing interest at 10% per annum, which matured on July 23, 2010, and 500,000 restricted shares of the Company’s common stock, at market price (see Note 11). In May 2011, the Company made a partial payment of $10,000. Per the terms of a settlement agreement that the Company executed with the note holder in January 2012, the Company settled the note, including accrued interest, for unrestricted shares of its common stock (see Note 11).	-	70,000
(12) Promissory note executed in May 2010 for $50,000, bearing interest at 10% per annum, maturing on May 21, 2013, and 200,000 restricted shares of the Company’s common stock, at market price. The April 2009 agreement whereby the note shall be repaid from the proceeds of sales of the Company’s products sold by the note holder who is a distributor for the Company also applies to this note. For the three months ended March 31, 2012 and 2011, no sales proceeds were applied to the note balance (see Notes 10 and 11).	50,000	50,000
(13) Promissory notes executed in July 2011 bearing interest at 10% per annum, maturing on December 31, 2011. The Company issued 1,000,000 warrants with an exercise price of $0.50 per share and an expiration date of July 15, 2014. The fair value of the warrants issued was $26,200, all of which was expensed in 2011 as interest expense. The Company is pursuing extensions.	87,500	87,500
(14) Promissory note executed in August 2011 bearing interest at 10% per annum, maturing on December 31, 2011. The Company is pursuing an extension.	50,000	50,000
	2,382,843	2,456,764
Long term portion	(50,000)	(50,000)
	2,332,843	2,406,764
Discount on notes payable	(10,865)	(14,915)
Current maturities, net of discount	$2,321,978	$2,391,849

Interest expense for notes payable for the three months ended March 31, 2012 and 2011 was $59,634 and $60,574, respectively.

The total long term portion of all funded debt is due as follows: 2013-$50,000; 2015-$30,000.

Note 7 - Notes Payable – Related Parties

Notes payable – related parties at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
(1) Promissory notes executed with the CEO bearing interest at an amended rate of 8% per annum which matured on April 30, 2011. In April 2012, the notes were extended to December 31, 2012.	$504,000	$504,000
(2) Promissory note executed with the CEO bearing interest at 9% per annum which matured on April 30, 2011. The Company issued 20,000 warrants with an exercise price of $1.30 per share and an expiration date of May 25, 2011. The fair value of the warrants issued was $24,300. In April 2012, the note was extended to December 31, 2012.	100,000	100,000
(3) Promissory note with the CEO bearing interest at 8% per annum which matured on April 30, 2011. The Company issued 8,800 warrants with an exercise price of $0.50 per share and an expiration date of February 21, 2012. The fair value of the warrants issued was $3,758. In April 2012, the note was extended to December 31, 2012.	22,000	22,000
(4) Two 10% promissory notes, with the CEO, of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares, which matured on April 30, 2011. In April 2012, the note was extended to December 31, 2012.	50,000	50,000
(5) Promissory notes with the CEO, non-interest bearing, which matured on April 30, 2011. Partial payments of $6,580 were made against the notes in August and September 2010 and $2,700 in February 2011. In April 2012, the notes were extended to December 31, 2012.	31,420	34,120
(6) In October 2010, the Company assigned the proceeds of six open receivables invoices, totaling $20,761, to its CEO. The assignment was non-interest bearing and fee free with a due date of November 20, 2010. Partial repayments were made in October 2010 for $4,218 and November 2010 for $4,125. In April 2012, the note was extended to December 31, 2012 (see Note 10).	12,418	12,418
(7) Promissory note executed in March 2011 with the CEO, non-interest bearing, which matured on April 1, 2011. In April 2012, the note was extended to December 31, 2012.	2,800	2,800
	$722,638	$722,638

Interest expense for notes payable - related parties for the interim period ended March 31, 2012 and 2011 was $13,982 and $13,848, respectively.

Note 8 – Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with ASC 815, which requires that all derivative financial instruments be recorded in the balance sheets either as assets or liabilities at fair value.

As of March 31, 2012, the Company’s derivative financial instruments are embedded derivative associated with the Company’s secured and unsecured convertible notes. The Company’s secured convertible debentures issued to YA Global and Highgate in 2005, further assigned to Citco Global (“Citco Global Notes”), and unsecured convertible debentures issued to the investor firm on December 5, 2011, January 3 2012, January 31, 2012 and March 2, 2012(“ICG Notes”), are hybrid instruments, which individually warrant separate accounting as a derivative instrument. The embedded derivative feature has been bifurcated from the debt host contract, referred to as the "Compound Embedded Derivative Liability", which resulted in a reduction of the initial carrying amount (as unamortized discount) of the notes. The unamortized discount is amortized to interest expense using the effective interest method over the life of the notes, or 12 months. The embedded derivative feature includes the conversion feature within the notes and an early redemption option.  The compound embedded derivatives within the convertible notes have been recorded at fair value at the date of issuance; and are marked-to-market each reporting period with changes in fair value recorded to the Company’s statement of operations as Change in fair value of derivative liabilities.

Valuation of Derivative Financial Instruments

(1)

Valuation Methodology

The Company has utilized a third party valuation consultant to fair value the compound embedded derivatives using a multinomial lattice models that values the derivative liabilities within the convertible notes based on a probability weighted discount cash flow model.

(2)

Valuation Assumptions- Change in Fair Value of Derivative Liability Related to Citco Global Notes

The following assumptions were used for the valuation of the derivative liability related to the Citgo Global Notes:

•

The principal balance of the 2005 Notes as of 3/31/12 is $532,395;

•

The stock price of $0.0175 based market data as of 3/31/12;

•

The projected volatility curve for each valuation period was based on the Company’s historical volatility :

•

An event of default would occur 1% of the time, increasing 0.10% per month to a maximum of 10%;

•

Alternative financing would be initially available to redeem the note 10% of the time and increase monthly by .1% to a maximum of 20%.

•

The monthly trading volume would average $345,172 over a year and would increase at 1% per period; and

•

The Holder would automatically convert the notes at a stock price of $0.13 (the higher of: 2 times the conversion price or 1.5 times the stock price) if the registration was effective and the company was not in default.

As of March 31, 2012, the estimated fair value of derivative liabilities on secured convertible notes of Citco Global was $211,700.

(3)

Valuation Assumptions- Fair Value on Issuance Date for Derivative Liabilities Related to ICG Notes

The following assumptions were used for the valuation of the derivative liability related to the issuance of the ICG Notes:

•

The notes convert with an initial conversion price of 60% of the lowest bid out of the 10 previous days (effective rates of 51.33% as of 12/5/2011; 52.01% as of 1/3/2012; 52.34% as of 1/31/2012; and 50.86% as of 3/2/2012).

•

The projected volatility curve for each valuation period was based on the historical volatility of the company:

	1 year	2 year	3 year	4 year	5 year
12/05/11	271%	461%	582%	832%	875%
12/31/11	271%	461%	582%	832%	875%
1/3/12	325%	484%	738%	840%	877%
1/31/12	302%	475%	707%	838%	877%
3/2/12	273%	466%	669%	835%	877%
3/31/12	248%	462%	639%	834%	876%

•

An event of default would occur 1% of the time, increasing 1.00% per month to a maximum of 10%;

•

The company would redeem (at 115% in the 1st 180 days) the notes projected initially at 0% of the time and increase monthly by 2.0% to a maximum of 10.0% (from alternative financing being available for a Redemption event to occurred); and

•

The Holder would automatically convert the note at the maximum of 2 times the conversion price if the company was not in default. With the target exercise price dropping as maturity approaches.

Based on relevant information available, the estimated fair value for the derivatives as of issuance on the four ICG Notes is as following:

Valuation Date:	12/5/2011	1/3/2012	1/31/2012	3/2/2012
Notional Amount	75,000	75,000	75,000	75,000
Note Balance	75,000	75,000	75,000	75,000
Derivative Value - Notes	73,679	76,421	77,011	73,141

(4)

Valuation Assumptions- Change on Fair Value of Derivative Liabilities Related to ICG Notes

On March 31, 2012, the four existing derivative instruments from ICG were valued.  The following assumptions were used for the valuation of the derivative liability related to the ICG Notes:

•

The notes face amount as of 3/31/12 is $300,000 with an initial conversion price of 60% of the lowest bid out of the 10 previous days (effective rates of 51.32%).

•

The projected volatility curve for each valuation period was based on the historical volatility of the company;

•

An event of default would occur 1% of the time, increasing 1.00% per month to a maximum of 10%;

•

The company would redeem (at 115% in the 1st 180 days) the notes projected initially at 0% of the time and increase monthly by 2.0% to a maximum of 10.0% (from alternative financing being available for a Redemption event to occurred); and

•

The Holder would automatically convert the note at the maximum of 2 times the conversion price if the company was not in default. With the target exercise price dropping as maturity approaches.

As of March 31, 2012, the estimated fair value of derivative liabilities on the unsecured convertible notes from ICG was $282,531.

Summary of Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheets:

		Fair Value Measurement Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Derivative warrant liabilities	$494,231	$-	$-	$494,231	$494,231

Summary of the Changes in Fair Value of Level 3 Financial Liabilities

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2012 and the year ended December 31, 2011:

	Fair Value Measurement Using Level 3 Inputs
	Derivative warrants	Total

Balance, December 31, 2010	$424,671	$424,671
Total gains or losses (realized/unrealized)
Included in net (income) loss	(163,745)	(163,745)
Included in other comprehensive income	-	-
Purchases, issuances and settlements	73,679	73,679
Transfers in and/or out of Level 3	-	-
Balance, December 31, 2011	$334,605	$334,605
Total gains or losses (realized/unrealized)
Included in net (income) loss	(66,947)	(66,947)
Included in other comprehensive income	-	-
Purchases, issuances and settlements	226,573	226,573
Transfers in and/or out of Level 3	-	-
Balance, March 31, 2012	$494,231	$494,231

Note 9 - Convertible Secured Notes Payable

Convertible secured notes payable consisted of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Citco Global Custody NV (assigned from YA Global/Highgate)	$542,588	$542,588

Total convertible secured notes payable	$542,588	$542,588

At March 31, 2012, the Company's outstanding convertible secured notes payable are secured through the note holder's claim on the Company's intellectual property.

The Citco Global secured convertible debentures are fully matured. The Company has been in contact with the note holder who has indicated that it has no present intention of exercising its right to convert the debentures into restricted shares of the Company's common stock.

Conversions to Common Stock

For the three months ended March 31, 2012 and 2011, Citco Global had no conversions.

Note 10 - Commitments and Contingencies

Payroll Taxes

At December 31, 2011, the Company recorded $53,901 of payroll taxes, of which approximately $45,000 were delinquent from the year ended December 31, 2003. The Company had also recorded $32,462 of related estimated penalties and interest on the delinquent payroll taxes. In March 2012, the Company determined to re-examine the nature and amounts of this accrued liability.

Section 105 HRA Plan

In September 2011, the Company enacted a Section 105 HRA Plan, effective with the 2011 payroll year, with an outside plan administrator. Per the terms of the plan, the Company will contribute plan dollars of $1,500 per plan year for employees with single health plan coverage and $3,000 per plan year for employees with family health plan coverage into the plan. The plan dollars will be reimbursed to the employees to offset the cost of health care expenses.

For the three months ended March 31, 2012 and 2011, the Company contributed plan dollars of $797 and $0, respectively.

Lease Agreements

The Company operates from a leased office in New Jersey. Per the terms of the lease agreement entered with the landlord, the Company pays a monthly base rent of $3,807 commencing on July 1, 2009 through the lease termination date of January 31, 2013. The landlord holds the sum of $8,684 as the Company’s security deposit.

Consulting Agreements

In December 2009, the Company entered into a retainer agreement with an attorney, whereby the attorney will act as house counsel for the Company with respect to all general corporate matters.  The agreement is at will and required a payment of 100,000 shares of common stock, valued at $0.05 per share, upon execution. Commencing on January 1, 2010, the fee structure also includes a monthly cash fee of $1,000 and the monthly issuance of 2,500 shares of common stock, valued at market (see Note 11).

In April 2011, the Company entered into a marketing advisory and financial agreement with a marketing firm whereby the consultant serves as a marketing and financial advisor to the Company. The agreement terminated on April 1, 2012. For acting in this role, the consultant received 5,000,000 shares of the Company’s common stock in April 2011. The consultant also received warrants to purchase 6,500,000 shares of the Company’s common stock in April 2011. The warrants are exercisable at $0.06 per share for 2,000,000 shares, $0.11 per share for 2,000,000 shares, $0.16 per share for 1,500,000 shares and $0.26 per share for 1,000,000 shares. The warrants are only exercisable if certain contractual thresholds are met as of June 1, 2012 (see Note 11).

In July 2011, the Company entered into a consulting agreement with an investor services firm whereby the consultant serves as an investment consultant to the Company. The term of the agreement is one year. For acting in this role, the consultant received 1,250,000 shares of the Company’s common stock in July 2011. The Company also agreed to issue warrants to purchase 625,000 shares of the Company’s common stock, exercisable at $0.06 per share, and warrants to purchase 625,000 shares of the Company’s common stock, exercisable at $0.11 per share, to the consultant. The warrants have a three year term (see Note 11). The warrants were issued in October 2011.

In November 2011, the Company entered into a consulting agreement with a firm whereby the consultant will receive a success fee, in the form of restricted shares of the Company’s common stock, of 6% of all monies invested in the Company as a result of a term sheet the Company executed with an investor firm in November 2011 (see Notes 10 below and 11).

In December 2011, the Company executed an exclusive agreement with an agent to represent the Company in enforcing its “Out-of-Band” patent No. 7,870,599. The agent will receive a commission of 50% of the net proceeds resulting from their services (see Note 2). As of March 31, 2012, no commissions were paid to the agent relating to the agreement.

In December 2011, the Company executed a joint venture agreement with a marketing firm whereby the parties will develop and execute marketing strategies for the Company’s products. The parties will share revenues resulting from the efforts of the joint venture at 50% each. As of March 31, 2012, no revenues were attributed to the agreement.

In December 2011, the Company executed a business development agreement with a consulting firm, which was amended in December 2011, having a six month term. In consideration of the agreement, the Company, at its sole discretion, will issue up to 5,000,000 restricted shares of its common stock, at the conclusion of the agreement, providing the Company is satisfied with the consultant’s performance relating to the agreement. At its sole discretion, the Company may issue half of the above shares after 90 days of the agreement date and the shares would be placed in escrow for the consultant. As of March 31, 2012, no shares were issued to the consultant relating to the agreement.

In January 2012, the Company entered into a consulting agreement with a firm whereby the consultant will assist the Company in obtaining clients and investors. The consultant will receive a fee of $5,000 per month and warrants to purchase 150,000 shares of the Company’s common stock, exercisable at $0.03 per share. The consultant also received warrants to purchase 150,000 shares of the Company’s common stock, exercisable at $0.03 per share, upon execution of the agreement. The warrants have a three year term. The term of the agreement was one month. The agreement was amended and extended for February and March 2012. The amendments reduced the exercise price of the warrants to $0.02 per share. In April 2012, the agreement was amended for an additional one month extension and the Company issued warrants to purchase 150,000 shares of the Company’s common stock, exercisable at $0.02 per share. The warrants have a three year term (see Notes 11 and 14).

In January 2012, the Company entered into a consulting agreement with a firm whereby the consultant will assist the Company in obtaining investors. The consultant will receive a commission of 5% of all financing raised as a result of the consultant’s efforts. The consultant will also receive, as a commission, 10% of all financing raised as a result of the consultant’s efforts in the form of warrants to purchase shares of the Company’s common stock, exercisable at $0.02 per share. The warrants have a three year term. The term of the agreement is two years. As of March 31, 2012, no financing was raised relating to the agreement.

In February 2012, the Company entered into a consulting agreement with a firm whereby the consultant will assist the Company in obtaining clients. The consultant will receive a commission of 50% of all contracted revenues and 50% of the first renewal of all contracted revenues, for new clients, and 25% of all contracted revenues for existing clients, recorded as a result of the consultant’s efforts. In March 2012, the agreement was amended to increase the 25% commission rate to 35%. The parties may elect to remit commissions in the form of restricted shares of the Company’s common stock, with a maximum amount of shares issued in one year not to exceed 5,000,000 shares. The agreement also includes performance incentives whereby the consultant will receive bonus restricted shares of the Company’s common stock at the end of the agreement term as follows: one million shares if contracted revenues exceed $1,000,000, two million shares if contracted revenues exceed $2,000,000, three million shares if contracted revenues exceed $3,000,000 and four million shares if contracted revenues exceed $4,000,000. At the end of the first year of the agreement, the consultant will also have the option to purchase restricted shares of the Company’s common stock directly from the Company at a 25% discount of the then current market price on the last day of the contract, up to a maximum of 5,000,000 shares. The term of the agreement is one year with automatic renewals. As of March 31, 2012, no revenues were recorded relating to the agreement.

Term Sheet

In November 2011, the Company executed a term sheet with an investor firm whereby the firm will invest in the Company up to $450,000, in tranches of $75,000 per month for six months, in the form of convertible promissory notes, bearing interest at 4% per year, with maturity dates of 12 months from the date issuance (see Notes 4, 9 and 10 above). A broker fee of 12% will be deducted from each tranche and the notes will include a 15% prepayment penalty. The investor firm may process conversions after six months from the date of each closing. Conversions will include a 40% discount to the lower of (i) the average closing bid price of the Company’s common stock for the previous ten days of a conversion notice or (ii) the closing bid price on the date of the conversion notice. In December 2011, the Company received the first tranche of $66,000, net of the $9,000 broker fee, and executed a convertible promissory note and securities purchase agreement per the terms of the term sheet (see Note 4).  Additional closings, for the same amounts, were held in January (two closings) and March (one closing) 2012. The debentures contain an embedded derivative feature (see Note 9). In March 2012, the investor firm notified the Company that it has elected to terminate the term sheet and no further closings will occur.

In March 2012, the Company executed a term sheet with an investor firm whereby the firm will invest in the Company $53,000 in the form of a convertible promissory notes, bearing interest at 8% per year, with a maturity date 9 months from the date issuance. A closing fee of 3% will be deducted from the tranche and the note will include a tiered prepayment penalty. The investor firm may process conversions after six months from the date of the closing. Conversions will include a 42% discount to the average closing bid price of the Company’s common stock for the previous ten days of a conversion notice, using the average of the three lowest trading prices. In April 2012, the Company received the tranche of $50,000, net of the $3,000 closing fee, and executed a convertible promissory note and securities purchase agreement per the terms of the term sheet (see Note 14).

Transfer of Aged Debt

In September 2011, the Company formalized a debt settlement agreement with a consultant whereby the Company transferred $1,000,000 of debentures and aged debt to the consultant. The Company satisfied the debt sold to the consultant by issuing shares of the Company’s common stock to the consultant at a price of $0.005 per share for the first $100,000, $0.01 per share for the next $100,000, $0.015 per share for the third $100,000 and $0.01 per share for the remainder of the $1,000,000 of aged debt. In July 2011, the Company satisfied promissory notes of $50,000, plus accrued interest, in August 2011, the Company satisfied promissory notes of $32,500, plus accrued interest and in October 2011, the Company satisfied a related party convertible note of $10,000, plus accrued interest (see Notes 4 and 6). In consideration of the debt transferred, the consultant received 6,500,000 shares, 4,112,500 shares and 3,133,746 shares of the Company’s unrestricted common stock in July, September and October 2011, respectively (see Note 11).

The Company also made available to the note holders the opportunity to offer financing to the Company through the sale of a total of 35,000,000 two year commitment warrants exercisable into shares of the Company's common stock at $0.02 per share for 15,000,000 warrants, $0.03 per share for 10,000,000 warrants and $0.04 per share for 10,000,000 warrants. For the year ended December 31, 2011, the Company sold warrants for cash in the amount of $43,000 in September 2011 and $20,000 in October 2011 (see Note 11). The Company used a portion of the proceeds to redeem the Steeltown debentures in 2011 (see Note 8).

The consultant had also agreed to purchase $100,000 of additional restricted shares of the Company’s common stock commencing in October 2011, at $20,000 per tranche. The Company plans to use the proceeds of the sale of the stock solely to reduce accrued payroll and related payroll taxes. As of March 31, 2012, no additional shares have been purchased.

Settlement Agreements

In April 2009, the Company executed a settlement agreement with its former President whereby the Company agreed to make monthly payments of $7,500, beginning in June 2009, in order to repay promissory notes, accrued interest, deferred payroll and expenses in the amount of $139,575 owed to its former President. The Company paid an initial installment payment of $12,500 to its former President in April 2009. The company paid an installment payment of $7,500 to its former President in September 2009. In September 2009, the Company executed an amendment to the settlement agreement whereby the payment terms and amount were revised. Effective September 2009, the Company was to make a $2,500 payment to its former President per Company payroll period. In the event the Company does not process a full payroll, the Company is to pay a proportionate percentage of the payment owed equal to the percentage of the total Company net payroll amount paid. For the years ended December 31, 2011 and 2010, the Company paid $10,000 and $28,600, respectively, to its former President per the terms of the agreement and amendment. All of the 2010 payments and $3,900 in payments made in the year ended December 31, 2011, made in accordance with the agreement and subsequent amendment, were applied to the February 2008 promissory note balance owed to the Company’s former President. As of March 31, 2011, the note balance was paid in full. Payments made in the year ended December 31, 2011, made in accordance with the agreement and subsequent amendment, totaling $24,273 were applied to the open payables balance and $24,327 were applied to accrued interest owed to the Company’s former President. In January 2012, the Company and its former President agreed to settle the remaining balance due of $20,975 in exchange for the issuance of 1,498,214 restricted shares of the Company’s common stock, valued at $0.014 per share (see Note 11).

In August 2011, the Company executed a debt settlement agreement with a trade vendor whereby the Company has agreed to issue restricted shares of its common stock to the vendor, at market price, as settlement of the balance owed to the vendor of $54,000. The Company issued 900,000 shares of common stock, valued at $0.03 per share, in September 2011 for settlement of $27,000 of the balance owed. The remaining balance was settled by the issuance of shares in March 2012 (see Note 11).

Loan Repayment Agreement

In April 2009, the Company signed an agreement whereby two promissory notes executed with a distributor of its products were to be repaid from the proceeds of sales of the Company’s products sold by the distributor for the Company. In September 2009, the Company executed an additional promissory note with the distributor that is included in the loan repayment agreement. In May 2010, the Company executed an additional promissory note with the distributor that is included in the loan repayment agreement. For the three months ended March 31, 2012 and 2011, sales proceeds of $3,922 and $7,719, respectively, were applied to the balance of the notes (see Notes 6 and 11).

Assignment

In October 2010, the Company assigned the proceeds of six of the Company’s open receivables invoices, in the total amount of $20,761, to its CEO. The assignment was non-interest bearing and fee free with a due date for repayment of November 20, 2010. Partial repayments of the assignment were made in October 2010 for $4,218 and November 2010 for $4,125. The due date of the assignment has been extended to December 31, 2012 (see Note 7).

Due to Factor

In March 2007, the Company entered into a sale and subordination agreement with a factoring firm whereby the Company sold its rights to two invoices, from February 2007 and March 2007, totaling $470,200 to the factor.  Upon signing the agreement and providing the required disclosures, the factor remitted 65%, or $144,440, of the February 2007 invoice and a certain percentage of $53,010 of the March 2007 invoice to the Company.  The Company paid a $500 credit review fee to the factor relating to the agreement.  Per the terms of the agreement, once the Company’s client remits the invoice amount to the factor, the factor deducts a discount fee from the remaining balance of the factored invoices and forwards the net proceeds to the Company.  The discount fee is computed as a percentage of the face amount of the invoice as follows: 2.25% fee for invoices paid within 30 days of the down payment date with an additional 1.125% for each 15 day period thereafter. In September 2007, the February 2007 factored invoice was deemed uncollectible and was written off as bad debt expense. In December 2007, the March 2007 factored invoice was deemed uncollectible and was written off as bad debt expense. In February 2008, the Company and the factor agreed to a total settlement amount of $75,000, which was scheduled to be paid by the Company to the factor in September 2008 unless both parties mutually agreed to extend the due date. In September 2008, the Company and the factor reached a verbal agreement to extend the due date to December 31, 2008. The Company is pursuing a further extension. As of March 31, 2012, the balance due to the factor by the Company was $209,192 including interest.

Note 11 - Stockholders’ Deficit

Preferred Stock

On October 21, 2010, the Company amended its Articles of Incorporation in New Jersey to authorize 10,000,000 shares of preferred stock, par value $0.10. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. On November 15, 2010, the Company changed its domicile from the state of New Jersey to the state of Wyoming.

In addition to the 10,000,000 shares of preferred stock authorized, on January 10, 2011, 100 shares of preferred stock were designated as Series A Preferred Stock and 100,000,000 shares were designated as Series B Preferred Stock. The bylaws under the Wyoming Incorporation were amended to reflect the rights and preferences of each additional new designation.

The Series A Preferred Stock collectively has voting rights equal to eighty percent of the total current issued and outstanding shares of common stock. If at least one share of Series A Preferred Stock is outstanding, the aggregate shares of Series A Preferred Stock shall have voting rights equal to the number of shares of common stock equal to four times the sum of the total number of shares of common stock issued and outstanding, plus the number of shares of Series B Preferred Stock (or other designated preferred stock) which are issued and outstanding.

The Series B Preferred Stock shall have preferential liquidation rights in the event of any liquidation, dissolution or winding up of the Company, such liquidation rights to be paid from the assets of the Company not delegated to parties with greater priority at $1.00 per share or, in the event an aggregate subscription by a single subscriber of the Series B Preferred Stock is greater than $100,000,000, $0.997 per share. The Series B Preferred Stock shall be convertible to a number of shares of common stock equal to the price of the Series B Preferred Stock divided by the par value of the Series B Preferred Stock. The option to convert the shares of Series B Preferred Stock may not be exercised until three months following the issuance of the Series B Preferred Stock to the recipient shareholder. The Series B Preferred Stock shall have ten votes on matters presented to the shareholders of the Company for one share of Series B Preferred Stock held. The initial price of the Series B Preferred Stock shall be $2.50, (subject to adjustment by the Company’s Board of Directors) until such time, if ever, the Series B Preferred Stock are listed on a secondary and/or public exchange.  As of March 31, 2012, no shares of Series B Preferred Stock have been issued.

Issuance of Series A Preferred Stock

In February 2011, the Company issued three shares of non-convertible Series A preferred stock valued at $329,000 per share, or $987,000 in aggregate, for voting purposes only, to the three members of the management team at one share each. The issued and outstanding shares of the Series A preferred stock have voting rights equal to eighty percent of the total issued and outstanding shares of the Company's common stock (see Note 10). This effectively provided them, upon retention of their Series A Preferred Stock, voting control on matters presented to the shareholders of the Company. The Company expensed $987,000 in stock based compensation expense related to the issuance of the shares in 2011.

Common Stock

In February 2011, an  increase of the authorized shares of the Company’s common stock from one hundred million (100,000,000) to five hundred million (500,000,000), $0.0001 par value, was ratified, effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Wyoming Secretary of State.

Issuance of Common Stock for Services

In December 2009, the Company entered into a retainer agreement with an attorney, whereas the attorney acts as house counsel for the Company with respect to all general corporate matters.  The agreement is at will and required a payment of 100,000 shares of common stock, valued at $0.05 per share, due upon execution. Commencing on January 1, 2010, the fee structure also includes a monthly cash fee of $1,000 and the monthly issuance of 2,500 shares of common stock, valued at market. For the three months ended March 31, 2012 and 2011, the Company issued 7,500 shares of common stock, valued at $113, and 7,500 shares of common stock, valued at $263, respectively, all of which have been expensed as legal fees, related to the agreement.

In November 2011, the Company entered into a consulting agreement with a firm whereby the consultant will receive a success fee, in the form of restricted shares of the Company’s common stock, of 6% of all monies invested in the Company as a result of a term sheet the Company executed with an investor firm in November 2011 (see Note 10). In December 2011, the consultant received 343,511 shares of the Company’s common stock, valued at $4,500 and all of which has been expensed as consulting fees, as a result of the first investor tranche of $75,000. In December 2011, the consultant received 343,511 shares of the Company’s common stock, valued at $4,500, as a result of the first investor tranche of $75,000. In January 2012, the consultant received 264,705 shares of the Company’s common stock, valued at $4,500, as a result of the second investor tranche of $75,000. In February 2012, the consultant received 276,073 shares of the Company’s common stock, valued at $4,500, as a result of the third investor tranche of $75,000. In March 2012, the consultant received 321,428 shares of the Company’s common stock, valued at $4,500, as a result of the fourth investor tranche of $75,000 (see Note 10). The value of all of the shares issued has been expensed as consulting fees.

In December 2011, the Company issued 2,000,000 restricted shares of its common stock to a consultant in consideration of the consultant’s past support of the Company through several areas of assistance. The shares were valued at $37,200, all of which has been expensed as consulting fees.

In January 2012, the Company issued 2,000,000 restricted shares of its common stock to a consultant in consideration of the consultant’s past support of the Company through several areas of assistance. The shares were valued at $36,000, all of which has been expensed as consulting fees.

Issuance of Common Stock for Financing

In January 2009, the Company executed a promissory note for $225,000, bearing interest at 10% per annum, maturing on January 23, 2012. Per the terms of the promissory note, the note holder of a $100,000 convertible note, executed in July 2008, rolled the convertible note balance and accrued interest owed into a purchase of nine units with each unit consisting of a 10% promissory note of $25,000 for a total of $225,000 and 82,000 shares of the Company’s common stock, valued at $0.06, for a total of 738,000 shares of common stock. An additional loan to the Company, in January 2009, of $100,000 by the note holder was included as part of the purchase of the nine units (see Note 6). The shares were issued in February 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $0 and $5,535, respectively, of financing expenses related to the shares.

In March 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on March 20, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The shares were issued in April 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $417 and $417, respectively, of financing expenses related to the shares (see Notes 6 and 10).

In April 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on April 10, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. For the three months ended March 31, 2012 and 2011, the Company expensed $417 and $417, respectively, of financing expenses related to the shares (see Notes 6 and 10).

In May 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on May 27, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. The shares were issued in June 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $250 and $250, respectively, of financing expenses related to the shares (see Note 6).

In June 2009, the Company executed a promissory note for $25,000, bearing interest at 10% per annum, maturing on June 8, 2012. Per the terms of the promissory note, the note holder purchased one unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price. The shares were issued in June 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $125 and $125, respectively, of financing expenses related to the shares (see Note 6).

In June 2009, the Company executed a promissory note for $75,000, bearing interest at 10% per annum, maturing on June 12, 2012. Per the terms of the promissory note, the note holder purchased three units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 150,000 shares of common stock. The shares were issued in August 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $500 and $500, respectively, of financing expenses related to the shares (see Note 6).

In July 2009, the Company executed a promissory note for $35,000, bearing interest at 10% per annum, maturing on July 14, 2012. Per the terms of the promissory note, the note holder purchased 1.4 units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 70,000 shares of common stock. The shares were issued in August 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $233 and $233, respectively, of financing expenses related to the shares (see Note 6).

In August 2009, the Company executed a promissory note for $25,000, bearing interest at 10% per annum, maturing on August 18, 2012. Per the terms of the promissory note, the note holder purchased one unit consisting of a 10% promissory note of $25,000 and 75,000 restricted shares of the Company’s common stock, at market price. The shares were issued in August 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $250 and $250, respectively, of financing expenses related to the shares (see Note 6).

In September 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on September 2, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 50,000 restricted shares of the Company’s common stock, at market price, for a total of 100,000 shares of common stock. For the three months ended March 31, 2012 and 2011, the Company expensed $458 and $458, respectively, of financing expenses related to the shares (see Notes 6 and 10).

In October 2009, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on October 20, 2012. Per the terms of the promissory note, the note holder purchased two units with each unit consisting of a 10% promissory note of $25,000 and 82,000 restricted shares of the Company’s common stock, valued at $0.10 per share, for a total of 164,000 shares of common stock. The shares were issued in November 2009. For the three months ended March 31, 2012 and 2011, the Company expensed $0 and $1,367, respectively, of financing expenses related to the shares (see Note 6).

In October 2009, the Company executed a promissory note for $18,750, bearing interest at 10% per annum, maturing on October 27, 2012. Per the terms of the promissory note, the note holder purchased three/fourths of one unit with each unit consisting of a 10% promissory note of $25,000 and 133,333 restricted shares of the Company’s common stock, valued at $0.10 per share, for a total of 100,000 shares of common stock. For the three months ended March 31, 2012 and 2011, the Company expensed $0 and $833, respectively, of financing expenses related to the shares (see Note 6).

In December 2009, the Company executed a promissory note for $7,500, bearing interest at 10% per annum, maturing on December 4, 2012. As consideration for executing the note, the Company issued 150,000 shares of restricted common stock, valued at $0.10 per share, to the note holder. For the three months ended March 31, 2012 and 2011, the Company expensed $1,250 and $1,250, respectively, of financing expenses related to the shares (see Note 6).

In May 2010, the Company executed a promissory note for $50,000, bearing interest at 10% per annum, maturing on May 21, 2013. As consideration for executing the note, the Company issued 200,000 shares of restricted common stock, valued at $0.009 per share, to the note holder. For the three months ended March 31, 2012 and 2011, the Company expensed $150 and $150, respectively, of financing expenses related to the shares (see Notes 6 and 10).

Issuance of Common Stock for Settlement of Trade Payables

In August 2011, the Company issued 900,000 shares of its common stock, valued at $0.03 per share, to a vendor for settlement of trade payables. In March 2012, the remaining payables balance was settled and the Company issued 1,800,000 shares of its common stock, valued at $0.015 per share, to the vendor (see Note 10).

Issuance of Common Stock for the Sale and Settlement of Aged Debt

Per the terms of a debt purchase agreement that the Company formalized with a consultant in September 2011, the Company issued 6,500,000 unrestricted shares of its common stock, valued at $0.005 per share, in July 2011, 4,112,500 unrestricted shares of its common stock, valued at $0.005 per share, in September 2011, and 3,133,746 unrestricted shares of its common stock, valued at $0.005 per share, in October 2011 to the consultant for the sale and retirement of certain promissory notes and convertible related party promissory notes (see Notes 4, 6 and 10).

Per the terms of a settlement agreement that the Company executed with the estate of a deceased note holder in November 2011, the Company issued 1,344,086 restricted shares of its common stock, valued at $0.0186 per share, in December 2011, to two beneficiaries of the estate for the settlement of a promissory note (see Notes 6 and 10).

Per the terms of a settlement agreement that the Company executed with its former President in January 2012, the Company issued 1,498,214 restricted shares of its common stock, valued at $0.014 per share to its former President for settlement of a accrued interest owed (see Note 10).

Per the terms of a settlement agreement that the Company executed with a note holder in January 2012, the Company issued 5,058,060 restricted shares of its common stock, valued at $0.0165 per share to the note holder for settlement of a promissory note (see Notes 6 and 10).

Sale of Shares of Common Stock

In June 2011, the Company sold to two individuals certain units which contained common stock. The Company issued 3,000,000 shares of its common stock at $0.02 per share.

In August 2011, the Company sold to one individual certain units which contained common stock and warrants. The Company issued 1,000,000 shares of its common stock at $0.03 per share and warrants to purchase 500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire in August 2014 (see Note 11 below).

In September 2011, the Company sold to three individuals certain units which contained common stock. The Company issued 5,000,000 shares of its common stock at $0.02 per share for 4,000,000 shares and $0.025 per share for 1,000,000 shares.

In October 2011, the Company sold subscriptions to one individual for certain units containing common stock and warrants. The units were for 1,000,000 shares of its common stock at $0.025 per share and warrants to purchase 500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire three years from the date of issuance. The shares and warrants were formally issued in March 2012. The Company recorded the value of the shares as common stock to be issued at December 31, 2011 and included them into loss per share purposes for 2011 (see Note 11 below).

In November 2011, the Company sold to two individual certain units which contained common stock and warrants. The Company issued 2,000,000 shares of its common stock at $0.025 per share, 1,000,000 shares to each individual, and warrants to purchase a total of 1,500,000 shares of the Company’s common stock, exercisable at $0.04 per share that expire in October 2014 (see Note 11 below).

In January 2012, the Company sold to subscriptions to one individual for certain units containing common stock and warrants. The Company issued 3,418,804 shares of its common stock at $0.017 per share and warrants to purchase a total of 1,709,402 shares of the Company’s common stock, exercisable at $0.03 per share that expire in January 2015 (see Note 11 below).

In February 2012, the Company sold to subscriptions to one individual for certain units containing common stock and warrants. The Company issued 4,444,444 shares of its common stock at $0.016 per share and warrants to purchase a total of 2,222,222 shares of the Company’s common stock, exercisable at $0.03 per share that expire in February 2015 (see Note 11 below).

In March 2012, the Company sold to subscriptions to one individual for certain units containing common stock and warrants. The Company issued 2,717,391 shares of its common stock at $0.015 per share and warrants to purchase a total of 1,358,696 shares of the Company’s common stock, exercisable at $0.03 per share that expire in February 2015 (see Note 11 below).

Sale of Warrants for Cash and Exercise of Warrants

In January 2011, the Company sold warrants to purchase 5,333,333 shares of common stock to one unrelated individual for $14,000 in cash. The warrants are exercisable at $0.03 per share and expire in January 2016.

In February 2011, the Company sold warrants to purchase 37,714,285 shares of common stock to two unrelated individuals for $99,000 in cash. The warrants are exercisable at $0.03 per share and expire in February 2016.

In March 2011, the Company sold warrants to purchase 12,250,000 shares of common stock to four unrelated individuals for $76,563 in cash. The warrants are exercisable at $0.03 per share and expire in March 2016.

In April 2011, the Company sold warrants to purchase 5,000,000 shares of common stock to an unrelated party for $31,250 in cash. The warrants are exercisable at $0.03 per share and expire in April 2016.

In April 2011, in accordance with a warrant purchase agreement executed with a consulting group, the Company issued warrants to purchase 50,000,000 shares of common stock to three unrelated parties for cash considerations in the amount of $445,000, of which the company received $131,000 in April 2011, $57,500 in May 2011, $74,000 in June 2011 and $14,000 in July 2011. Each party received warrants exercisable at $0.02 per share for 10,000,000 shares, $0.04 per share for 10,000,000 shares, $0.08 per share for 10,000,000 shares, $0.12 per share for 10,000,000 and $0.15 per share for 10,000,000 shares. All of the warrants expire in April 2014.

In April 2011, the Company issued 800,000 restricted shares of its common stock, valued at $0.025 per share, to an individual for the exercise of warrants for cash.

In September 2011, in accordance with a debt settlement agreement executed with a consulting firm, the Company issued warrants to purchase 35,000,000 shares of common stock to the consultant for cash considerations in the amount of $315,000, of which the company received $43,000 in September 2011 and $20,000 in October 2011. The warrants are exercisable at $0.02 per share for 15,000,000 shares, $0.03 per share for 10,000,000 shares and $0.04 per share for 10,000,000 shares. All of the warrants expire in September 2013 (see Note 10).

Issuance of Warrants for Financing and Acquiring Services

In connection with consulting agreements, the Company issued warrants for 13,525,950 shares to consultants, all of which were deemed earned upon issuance, as of March 31, 2012. The fair value of these warrants granted, estimated on the date of grant using the Black-Scholes option-pricing model, was $515,578, which has been recorded as consulting expenses.

The table below summarizes the Company’s warrant activities through March 31, 2012:

	Number of Warrant Shares	Exercise Price Range Per Share	Weighted Average Exercise Price	Fair Value at Date of Issuance Contractual Term	Intrinsic Value (in thousands)
Balance, January 1, 2011	122,968,467	$0.004 - $ 10.00	$0.039	$1,312,645	$ ---
Granted	118,000,000	$0.02 - $ 0.50	$0.062	$1,430,013	$ ---
Exercised	-	-	$-	$-	$ ---
Balance, December 31, 2011	240,968,467	$0.004 - $ 10.00	$0.05	$2,742,658	$ ---
Granted	6,390,320	$0.02 - $0.04	$0.03	$77,822	$ ---
Exercised	-	-	$-	$-	$ ---
Balance, March 31, 2012	247,358,787	$0.004 - $ 10.00	$0.05	$2,820,480	$ ---
Earned and Exercisable, March 31, 2012	247,358,787	$0.004 - $ 10.00	$0.05	$2,820,480	$ ---

The following table summarizes information concerning outstanding and exercisable warrants as of March 31, 2012:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$10.00	8,050	2.46	$10.000	8,050	$10.000
$1.00 - $5.50	281,417	0.00	2.444	281,417	2.444
$0.02 - $0.80	247,069,320	2.96	0.047	247,069,320	0.042

	247,358,787	2.95	$0.050	247,358,787	$0.050

Note 12 - Stock Based Compensation

2004 Equity Incentive Plan

In September 2004, the stockholders approved the Equity Incentive Plan for the Company’s employees (“Incentive Plan”), effective April 1, 2004. The number of shares authorized for issuance under the Incentive Plan was increased to 10,000,000 in September 2006, 15,000,000 in March 2007, 20,000,000 in June 2007, 100,000,000 in December 2007 and 200,000,000 in April 2011, by unanimous consent of the Board of Directors prior to 2011 and by majority consent of the Board of Directors in 2011.

Option shares totaling 142,500 vested equally over a three year period beginning one-year from the date of grant, option shares totaling 200,000 vested in one-third increments of six months each over an eighteen month period from the date of grant, option shares totaling 1,084,797 vested over a one  year period from the date of grant, option shares totaling 5,750,012 vested over a three month period from the date of grant, option shares totaling 125,000,000 vest over an eight  month period and option shares totaling 7,850,000 vested upon issuance.  At March 31, 2012, 59,972,691 shares were available for future issuance.

Shares and Options Awarded during 2012

The fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	March 31, 2012	March 31, 2011
Risk-free interest rate	2.14%	1.6 – 2.1%
Dividend yield	0.00%	0.00%
Expected volatility	313%	290% - 307%
Expected option life	3 years – 10 years	3 years – 10 years

The table below summarizes the Company’s Incentive Plan stock option activities through March 31, 2012:

	Number of Option Shares	Fair Value at the date of Grant	Exercise Price Range Per Share	Weighted Average Exercise Price	Weighted Average Remaining (in years) Contractual Term	Aggregate Intrinsic Value (in thousands)
Balance, January 1, 2011	70,027,309	$1,184,621	$0.0025 - $ 10.00	$0.018	3.7	$ ---
Granted	70,000,000	$2,030,000	$0.01	$0.01	4.3	$ ---
Cancelled	-	-	-	$-	-	$ ---
Balance, December 31, 2011	140,027,309	$3,214,621	$0.0025 - $10.00	$0.014	4.0	$ ---
Granted	-	-	-	$-	-	$ ---
Balance, March 31, 2012	140,027,309	$3,214,621	$0.0025 - $10.00	$0.014	3.75	$ ---
Vested and Exercisable, March 31, 2012	140,027,309	$3,214,621	$0.0025-$10.00	$0.014	3.75	$ ---

As of March 31, 2012, an aggregate of 140,027,309 options were outstanding under the incentive plan.

The following table summarizes information concerning outstanding and exercisable Incentive Plan options as of March 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$10.000	37,500	2.41	$10.000	37,500	$10.000
$1.000	105,000	4.26	1.000	105,000	1.000
$0.0025 - $0.375	139,884,809	3.75	0.014	139,884,809	0.014

	140,027,309	3.75	$0.014	140,027,309	$0.018

Non-Incentive Plan Stock Option Grants

As of March 31, 2012, an aggregate of 2,761,889 non-plan, non-qualified options for non-employees were outstanding. The exercise price for 2,000,000 options (granted in December 2010) is $0.006, for 760,000 options is $3.60 and for 1,889 options is $9.00, yielding a weighted average exercise price of $1.001.

At March 31, 2012, there were 2,761,889 vested non-plan, non-qualified stock options outstanding of which 2,000,000 options are exercisable at $0.006, 760,000 options are exercisable at $3.60 and 1,889 options are exercisable at $9.00.

Note 13 - Concentration of Credit Risk

Customers and Credit Concentrations

Revenue concentrations for the three months ended March 31, 2012 and 2011 and the accounts receivables concentrations at March 31, 2012 and December 31, 2011 are as follows:

	Net Sales for the Three Months Ended		Accounts receivable At
	March 31, 2012	March 31, 2011	March 31, 2012	December 31, 2011
Customer A	58.0%	51.8%	65.4%	78.0%
Customer B	21.6%	-%	24.4%	-%
Customer C	11.6%	16.4%	4.5%	9.1%
Customer D	-%	-%	3.9%	8.4%

	91.2%	68.2%	98.2%	95.5%

A reduction in sales from or loss of such customers would have a material adverse effect on the Company’s results of operations and financial condition.

Note 14 - Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued.  The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

Convertible Notes Payable

The Company executed a convertible note in April 2012 for $53,000, bearing interest at 8% per annum, maturing on January 16, 2013, per a term sheet executed in March 2012 with an investor firm. A closing fee of 3% was deducted from the tranche and the note includes a tiered prepayment penalty. The investor firm may process conversions after six months from the date of the closing. Conversions will include a 42% discount to the average closing bid price of the Company’s common stock for the previous ten days of a conversion notice, using the average of the three lowest trading prices (see Note 10).

Sale of Shares of Common Stock

In April 2012, the Company sold to three individuals certain units which contained common stock and warrants. The Company issued 2,252,252 shares of its common stock at $0.0148 per share each to two of the investors and 2,469,136 shares of its common stock at $0.010125 per share to the remaining investor. The Company also issued warrants to purchase 1,126,126 shares of the Company’s common stock, exercisable at $0.02 per share that expire in April 2015 to one investor, warrants to purchase 1,126,126 shares of the Company’s common stock, exercisable at $0.03 per share that expire in April 2015 to one investor and warrants to purchase 1,234,568 shares of the Company’s common stock, exercisable at $0.02 per share that expire in April 2015 to the remaining investor.

Issuance of Warrants for Services

In April 2012, Company amended a consulting agreement entered into in January 2012 to extend the agreement for an additional month and the Company issued warrants to purchase 150,000 shares of the Company’s common stock, exercisable at $0.02 per share, to the consultant. The warrants have a three year term (see Notes 10 and 11).

Commitments and Contingencies

In May 2012, the Company finalized an equity facility with an investor firm, whereby the parties entered into (i) a Drawdown Equity Financing Agreement (the “Agreement”) and (ii) a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Equity Agreement, for a period of up to thirty six (36) months commencing on the date of effectiveness of the Registration Statement, the investor firm shall commit to purchase up to $6,000,000 of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to an Advance Request (as defined in the Agreement) contained in a Drawdown Notice, covering the Registrable Securities. The Company, at its discretion, but no less than five (5) trading days between a subsequent Drawdown Notice and a prior closing, can request from the investor firm a drawdown, which shall not exceed the lesser of: One Hundred and Fifty Thousand Dollars ($150,000) or the value of two hundred percent (200%) of the average daily volume for the prior ten (10) trading days multiplied by the average of the closing best bid prices for the prior ten (10) trading days.  The number of shares delivered to the investor firm under each drawdown shall be determined based on the price calculated at ninety percent (90%) of the lowest closing best bid price for the five consecutive trading days following the Clearing Date associated with a Drawdown Notice (subject to the terms, conditions and restrictions defined in the Agreement).  The investor firm shall immediately cease reselling any Shares within a Pricing Period if the per share price falls below a minimum floor set in such notice by the Company, at its sole discretion, which, as a result, will reduce the amount of the drawdown. Under the Registration Rights Agreement, the Company has committed to file a Registration Statement with the U.S. Securities and Exchange Commission within forty five (45) days of the execution of the Agreement, covering the Registrable Securities.

As further consideration for entering into and structuring the Drawdown Equity Financing Facility, the Company shall pay to the investor firm a non-refundable origination fee equal to the value of $15,000, consisting of $3,000 already paid, $3,000 in a stock or cash combination thirty (30) days after the Form S-1 registration statement is declared effective, and 562,500 shares of common stock, valued at $0.016 per share and issued in May 2012, which shares shall be included in the registration statement.

The Company will determine the amount of each drawdown pursuant to the terms, conditions, and limitations specified in the Agreement.  Company management intends to use the Drawdown Equity Financing Facility on an as needed basis for marketing, advertising and growth.  No assurances can be provided as to the amount the Company will drawdown, if any. As of the filing date of the Company's Form 10-Q for March 31, 2012, the Company was able to cover expenses from operating cash flow and did not exercise any part of the financing arrangement.

StrikeForce Technologies Inc.

40,562,500 Common Shares

PROSPECTUS

The date of this prospectus is June 8, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of all expenses in connection with the common shares to be registered pursuant to the registration statement. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares pursuant to the registration statement. All expenses other than the Commission registration fee are estimates.

Commission registration fee	$61
Estimated legal fees and expenses	15,000
Estimated accounting fees and expenses	500
Estimated miscellaneous expenses	1,000
Estimated total	$16,561

Item 14.  Indemnification of Directors and Officers

Wyoming corporation law provides that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In October 2011, we issued 3,133,746 shares of our unrestricted common stock, valued at $0.005 per share, to a debt restructuring consultant for the sale of one of our unsecured related party convertible promissory notes and accrued interest.

In October 2011, we sold subscriptions to one individual for certain units containing common stock and warrants. The units were for 1,000,000 shares of our common stock, at $0.025 per share, and warrants to purchase 500,000 shares of our common stock, exercisable at $0.04 per share that expire three years from the date of issuance. The shares and warrants were issued in March 2012.

In October 2011, we received $20,000 per the terms of the sale of commitment warrants we sold to a consultant in September 2011. The warrants are exercisable at $0.02 per share and expire in September 2013.

In October 2011, we issued warrants to purchase 625,000 shares of our common stock, exercisable at $0.06 per share, and warrants to purchase 625,000 shares of our common stock at $0.11 per share, per the terms of a consulting agreement we executed in July 2011. All of the warrants expire in October 2014.

In November 2011, we sold to two individuals certain units which contained common stock and warrants. We issued 2,000,000 shares of our common stock at $0.025 per share, 1,000,000 shares to each individual, and warrants to purchase a total of 1,500,000 shares of our common stock, exercisable at $0.04 per share, that expire in October 2014.

In December 2011, we issued 343,511 shares of our common stock, valued at $4,500, to a consultant for a success fee earned from our receipt of the first investment tranche from an investment firm related to a term sheet we executed in November 2011.

In December 2011, we issued 1,344,086 restricted shares of our common stock, valued at $0.0186 per share, to two beneficiaries per the terms of a settlement agreement that we executed with the estate of a deceased note holder in November 2011.

In December 2011, we issued 2,000,000 restricted shares of our common stock to a consultant in consideration of the consultant’s continual support to us through several areas of assistance. The shares were valued at $37,200.

In December 2011, we issued 7,500 restricted shares of our common stock, valued at $0.0699 per share, to a law firm as compensation for general counsel legal services rendered.

In January 2012, we issued 264,705 restricted shares of our common stock, valued at $4,500, to a consultant for a success fee earned from our receipt of the second investment tranche from an investment firm related to a term sheet we executed in November 2011.

In January 2012, we issued 5,058,060 unrestricted shares of our common stock, valued at $0.0165 per share, to a note holder per the terms of a settlement agreement that we executed with the note holder in for the retirement of a $70,000 promissory note.

In January 2012, we issued 1,498,214 restricted shares of our common stock, valued at $0.014 per share, to our former President per the terms of a settlement agreement that we executed with our former President for the retirement of the remaining balance owed to him of $20,975 in accrued interest.

In January 2012, we issued 2,000,000 restricted shares of our common stock to a consultant in consideration of the consultant’s past support to us through several areas of assistance. The shares were valued at $36,000.

In January 2012, we sold to one individual certain units which contained common stock and warrants. We issued 3,418,804 restricted shares of our common stock at $0.017 per share, and warrants to purchase a total of 1,709,402 shares of our common stock, exercisable at $0.03 per share, that expire in January 2015.In January 2012, we issued warrants to purchase 300,000 shares of our common stock, exercisable at $0.03 per share, per the terms of a consulting agreement we executed in January 2012. The warrants expire in January 2015.

In February 2012, we issued 276,073 restricted shares of our common stock, valued at $4,500, to a consultant for a success fee earned from our receipt of the third investment tranche from an investment firm related to a term sheet we executed in November 2011.

In February 2012, we sold to two individuals, jointly, certain units which contained common stock and warrants. We issued 4,444,444 restricted shares of our common stock at $0.016 per share, and warrants to purchase a total of 2,222,222 shares of our common stock, exercisable at $0.03 per share, that expire in February 2015.

In February 2012, we issued warrants to purchase 150,000 shares of our common stock, exercisable at $0.02 per share, per the terms of a consulting agreement we executed in January 2012, and amended and extended in February 2012. The warrants expire in February 2015.

In March 2012, we issued 321,428 restricted shares of our common stock, valued at $4,500, to a consultant for a success fee earned from our receipt of the fourth investment tranche from an investment firm related to a term sheet we executed in November 2011.

In March 2012, we issued 1,800,000 restricted shares of our common stock, valued at $0.015 per share, to a former consultant per the terms of a settlement agreement that we executed with the former consultant for the retirement of the remaining balance owed to him of $27,000 in trade payables.

In March 2012, we sold to one individual certain units which contained common stock and warrants. We issued 2,717,391 restricted shares of our common stock at $0.015 per share, and warrants to purchase a total of 1,358,696 shares of our common stock, exercisable at $0.03 per share, that expire in February 2015.

In March 2012, we issued restricted shares of our common stock and warrants for subscriptions sold to one individual in October 2011. We issued 1,000,000 restricted shares of our common stock, at $0.011 per share, and warrants to purchase 500,000 shares of our common stock, exercisable at $0.04 per share, that expire in March 2015.

In March 2012, we issued warrants to purchase 150,000 shares of our common stock, exercisable at $0.02 per share, per the terms of a consulting agreement we executed in January 2012, and amended and extended in March 2012. The warrants expire in March 2015.

In March 2012, we issued 7,500 restricted shares of our common stock, valued at $0.015 per share, to a law firm as compensation for general counsel legal services rendered.

All of the above offerings and sales were made in reliance upon the exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act of 1933, and agreed to transfer such securities only in a transaction registered under the Securities Act of 1933 or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act of 1933or transferred in a transaction exempt from registration under the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules

(a)

Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of StrikeForce Technologies, Inc.(1)
3.2	Amended Articles of Incorporation of StrikeForce Technologies, Inc. (5)
3.3	By-laws of StrikeForce Technologies, Inc. (1)
3.4	Amended By-laws of StrikeForce Technologies, Inc. (5)
5.1 10.1	Consent by Jill Arlene Robbins (3) 2004 Stock Option Plan. (1)
10.2	Securities Purchase Agreement dated December 20, 2004, by and among StrikeForce Technologies, Inc. and YA Global Investments, LP. (1)
10.3	Secured Convertible Debenture with YA Global Investments, LP. (1)
10.4	Investor Registration Rights Agreement dated December 20, 2004, by and between StrikeForce Technologies, Inc. and YA Global Investments, LP in connection with the Securities Purchase Agreement.(2)
10.5	Escrow Agreement, dated December 20, 2004, by and between StrikeForce Technologies, Inc. and YA Global Investments, LP in connection with the Securities Purchase Agreement. (2)
10.6	Security Agreement dated December 20, 2004, by and between StrikeForce Technologies, Inc. and YA Global Investments, LP in connection with the Securities Purchase Agreement. (1)
10.7	Secured Convertible Debenture with YA Global Investments, LP dated January 18, 2005. (1)
10.8	Royalty Agreement with NetLabs.com, Inc. and Amendments. (1)
10.9	Employment Agreement dated as of May 20, 2003, by and between StrikeForce Technologies, Inc. and Mark L. Kay. (1)
10.10	Amended and Restated Secured Convertible Debenture with YA Global Investments, LP dated April 27, 2005. (1)
10.11	Amendment and Consent dated as of April 27, 2005, by and between StrikeForce Technologies, Inc. and YA Global Investments, LP. (1)
10.12	Securities Purchase Agreement dated as of April 27, 2005 by and between StrikeForce Technologies, Inc. and Highgate House Funds, Ltd. (1)
10.13	Investor Registration Rights Agreement dated as of April 27, 2005 by and between StrikeForce Technologies, Inc. and Highgate House Funds, Ltd. (2)
10.14	Secured Convertible Debenture with Highgate House Funds, Ltd. dated April 27, 2005. (2)
10.15	Escrow Agreement dated as of April 27, 2005 by and between StrikeForce Technologies, Inc., Highgate House Funds, Ltd. and Gottbetter & Partners, LLP. (1)
10.16	Escrow Shares Escrow Agreement dated as of April 27, 2005 by and between StrikeForce Technologies, Inc., Highgate House Funds, Ltd. and Gottbetter & Partners, LLP. (1)
10.17	Security Agreement dated as of April 27, 2005 by and between StrikeForce Technologies, Inc. and Highgate House Funds, Ltd. (1)
10.18	Network Service Agreement with Panasonic Management Information Technology Service Company dated August 1, 2003 (and amendment). (1)
10.19	Client Non-Disclosure Agreement. (1)
10.20	Employee Non-Disclosure Agreement. (1)
10.21	Secured Convertible Debenture with Highgate House Funds, Ltd. dated May 6, 2005. (2)
10.22	Termination Agreement with YA Global Investments, LP dated February 19, 2005. (1)
10.23	Securities Purchase Agreement with WestPark Capital, Inc. (4)
10.24	Form of Promissory Note with WestPark Capital, Inc. (4)
10.25	Investor Registration Rights Agreement with WestPark Capital, Inc. (4)
10.26	Drawdown Equity Financing Facility with Auctus Private Equity Fund, LLC., dated April 13, 2012 (3)
23.1	Consent by Li & Company, P.C. (3)
23.2	Consent by Jill Arlene Robbins (3)

(1)

Filed as an exhibit to the Registrant’s Form SB-2 dated as of May 11, 2005 and incorporated herein by reference.

(2)

Filed as an exhibit to the Registrant’s Amendment No. 1 to Form SB-2 dated as of June 27, 2005 and incorporated herein by reference.

(3)

Filed herewith.

(4)

Filed as an exhibit to the Registrant’s Form 8-K dated August 1, 2006 and incorporated herein by reference.

(5)

Filed as an exhibit to the Registrant’s Form 8-K dated December 23, 2010 and incorporated herein by reference.

Item 17.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.5.   Since the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

"Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edison, New Jersey on June 8, 2012.

STRIKEFORCE TECHNOLOGIES, INC.

Dated: June 8, 2012	By:	/s/ Mark L. Kay
Mark L. Kay
Chief Executive Officer

Dated: June 8, 2012	By:	/s/ Philip E. Blocker
Philip E. Blocker
Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Mark L. Kay Mark L. Kay	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	June 8, 2012

/s/ Philip E. Blocker Philip E. Blocker	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 8, 2012

/s/ Mark Joseph Corrao Mark Joseph Corrao	Director	June 8, 2012

/s/ Ramarao Pemmaraju Ramarao Pemmaraju	Director	June 8, 2012

/s/ George Waller George Waller	Director	June 8, 2012